UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LIBERATOR MEDICAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

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☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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SPECIAL MEETING OF STOCKHOLDERS—MERGER VOTE REQUIRED

Dear Stockholder of Liberator Medical Holdings, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Liberator Medical Holdings, Inc., a Nevada corporation, which will be held on Wednesday, January 20, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Liberator Medical Holdings, Inc. would be acquired by an affiliate of C. R. Bard, Inc. We entered into this merger agreement on November 19, 2015. If the merger is completed pursuant to the terms of the merger agreement, holders of shares of our outstanding common stock will be entitled to receive $3.35 in cash, without interest, and less applicable withholding taxes, for each share of our common stock they own immediately prior to the effective time of the merger.

After careful consideration, our board of directors unanimously determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and our stockholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that the stockholders of Liberator Medical Holdings, Inc. vote “FOR” the approval of the merger agreement.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting. If you mark your proxy “ABSTAIN”, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made by Liberator to Liberator’s named executive officers based on or otherwise relating to the merger. You may also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the approval of the merger agreement if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement. Our board of directors unanimously recommends that Liberator stockholders vote “FOR” the merger-related compensation proposal and “FOR” any adjournment proposal described in the accompanying proxy statement.

The accompanying proxy statement provides more detailed information about the proposed merger and the special meeting. We encourage you to read the accompanying proxy statement carefully and in its entirety because it explains the proposed merger, the documents related to the merger and the special meeting.

Thank you in advance for your continued support.

Sincerely,

/s/ MARK A. LIBRATORE

Chairman, Chief Executive Officer and President

This proxy statement is dated December 29, 2015 and is first being mailed to stockholders of Liberator Medical Holdings, Inc. on or about December 29, 2015.

Liberator Medical Holdings, Inc.

2979 SE Gran Park Way

Stuart, Florida 34997

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 20, 2016

To the Stockholders of Liberator Medical Holdings, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of the stockholders of Liberator Medical Holdings, Inc., a Nevada corporation, will be held on Wednesday, January 20, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2015, by and among C. R. Bard, Inc., Freedom MergerSub, Inc. and Liberator Medical Holdings, Inc., which we refer to as the merger proposal;

2. To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable by Liberator Medical Holdings, Inc. to the named executive officers of Liberator Medical Holdings, Inc. in connection with the completion of the merger, which we refer to as the compensation proposal;

3. To consider and vote upon any proposal to adjourn the special meeting, if there are not sufficient votes at the time of the special meeting in favor of the merger proposal and we determine that such adjournment is necessary or appropriate to solicit additional proxies in support of the merger, which we refer to as an adjournment proposal; and

4. To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Our board of directors has unanimously approved the merger agreement and recommends that our stockholders vote “FOR” the merger proposal. Our board of directors also recommends that our stockholders vote “FOR” the compensation proposal and “FOR” any adjournment proposal.

Our board of directors has fixed the close of business on December 28, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of our common stock (the “Common Stock”) at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Liberator Medical Holdings, Inc. had outstanding and entitled to vote 53,885,978 shares of Common Stock. Pursuant to Nevada Revised Statutes Section 92A.390, no holder of any shares of our Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger agreement, and the transactions contemplated thereby, including the merger.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock at the close of business on the record date is required to approve the merger proposal. The affirmative vote of a majority of the votes cast with respect to the compensation proposal and any adjournment proposal, respectively, at the special meeting is required to approve the compensation proposal and any adjournment proposal. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you thereafter become unable to attend. You may also vote your shares by using a toll-free number or via the Internet. If you sign and submit the enclosed proxy card but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” any adjournment proposal. If you do not submit your proxy card or vote by telephone or the Internet, it will have the same effect as a vote “AGAINST” the merger proposal and make it more difficult for Liberator to achieve the approval of the merger proposal or a quorum at the special meeting—so please submit your proxy card or vote. If you do not submit your proxy card or vote by telephone or the Internet, it will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 20.

By Order of the Board of Directors,

/s/ MARK A. LIBRATORE

Chairman, Chief Executive Officer, President and Secretary

December 29, 2015

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Liberator Medical Holdings, Inc.

2979 SE Gran Park Way

Stuart, Florida 34997

PROXY STATEMENT

Special Meeting of Stockholders

January 20, 2016

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares can be voted at the special meeting by signing and submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If your shares are registered in the name of a broker, bank or other nominee: Check the voting instruction card forwarded by your broker, bank or other nominee for instructions to vote your shares by mail, telephone or via the Internet or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the special meeting.

If your shares are registered in your name: Submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card or voting instruction form.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

This proxy statement is dated December 29, 2015 and is first being mailed to stockholders of Liberator Medical Holdings, Inc. on or about December 29, 2015.

-i-

Liberator Medical Holdings, Inc.

This proxy statement contains information related to our special meeting of stockholders to be held on Wednesday, January 20, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of Liberator Medical Holdings, Inc. as part of the solicitation of proxies by our board of directors for use at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Liberator Medical Holdings, Inc., may have regarding the proposed merger and the special meeting, as well as brief answers to such questions. We urge you to read carefully the entirety of this proxy statement because the information in this section does not provide all the information that may be important to you with respect to the approval of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

Throughout this proxy statement we refer to Liberator Medical Holdings, Inc. as “Liberator” and as “we,” “our,” “us” and similar words.

Q: When and where is the special meeting of our stockholders?

A: The special meeting of Liberator stockholders will take place on Wednesday, January 20, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997.

Q: What matters will be voted on at the special meeting?

A: We have entered into an Agreement and Plan of Merger (which we refer to in this proxy statement as the “merger agreement”) with C. R. Bard, Inc., a New Jersey corporation (which, together with any of its assignees, we refer to in this proxy statement as “Bard”), and its wholly-owned subsidiary, Freedom MergerSub, Inc., a Nevada corporation (which we refer to in this proxy statement as “Merger Sub”). Under the terms of the merger agreement, Merger Sub will merge with and into Liberator, with Liberator (which we sometimes refer to in this proxy statement as the “surviving corporation”) surviving the merger and becoming Bard’s wholly-owned subsidiary.

In order to complete the merger, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock at the close of business on the record date for the special meeting. At the special meeting, you will be asked to consider and vote on the approval of the merger agreement (which we sometimes refer to in this proxy statement as the “merger proposal”). In addition, you will be asked to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Liberator’s named executive officers in connection with the completion of the merger (which we sometimes refer to in this proxy statement as the “compensation proposal”). You may be asked to consider and vote on a proposal to adjourn the special meeting, if there are not sufficient votes in favor of approval of the merger agreement and we determine that such adjournment is necessary or appropriate to solicit additional proxies (which we sometimes refer to in this proxy statement as an “adjournment proposal”). This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Liberator stockholders. For more specific information on how to vote, please see the questions and answers below and the section of this proxy statement entitled “The Special Meeting” beginning on page 20.

Q: As a Liberator stockholder, what will I receive upon completion of the merger?

A: If the merger is completed, you will receive merger consideration of $3.35 in cash for each share of our Common Stock that you own immediately prior to the effective time of the merger, without interest, and less applicable withholding taxes (which amount we sometimes refer to in this proxy statement as the “merger consideration”).

Q: How will cash dividends, if any, declared by the Liberator board of directors that remain unpaid as of the effective time of the merger be paid to holders of Common Stock?

On December 11, 2015, our board of directors declared a dividend of up to $0.0325 per share of our Common Stock, which is payable as follows:

•	$0.02 per share in cash on January 8, 2016, to holders of record of shares of our Common Stock at the close of business on December 23, 2015; and

•	up to $0.0125 per share in cash which will be paid within two business days before, or on, the closing date of the merger to holders of record of shares of our Common Stock at the close of business on that date, but only, if, after giving effect to such payment, our cash balances on a consolidated basis equal or exceed a threshold of $547,000 (subject to agreed upon reductions).

If you transfer your shares of our Common Stock before the $0.0125 dividend is paid (including if you transfer your shares after December 23, 2015), you will lose your right to payment of the $0.0125 dividend.

Each holder of shares of our Common Stock as of the effective time of the merger will be entitled to receive, in addition to the merger consideration with respect to such holder’s shares of our Common Stock, the total amount of dividends declared by our board of directors as described above to which such holder is entitled with respect to such holder’s shares of our Common Stock as of the applicable record date for such dividends, that remains unpaid as of the effective time of the merger.

Q: How does the per share merger consideration compare to the market price of the Common Stock prior to announcement of the merger?

A: The $3.35 per share cash merger consideration represents an approximate 25.9% premium over $2.66, the closing price of our Common Stock on the NYSE MKT on November 19, 2015, the last full trading day before the signing of the merger agreement, an approximate 26.9% premium over $2.64, the closing price of our Common Stock on the NYSE MKT on November 12, 2015, one week before the last full trading day before the signing of the merger agreement, an approximate 26.4% premium over $2.65, the closing price of our Common Stock on the NYSE MKT on October 19, 2015, one month before the last full trading day before the signing of the merger agreement, and an approximate 27.4% premium over $2.63, the closing price of our Common Stock on the NYSE MKT on September 21, 2015, two months before the last full trading day before the signing of the merger agreement. It also represents an approximate 31.4% premium to the volume-weighted average of $2.55 per share of our Common Stock, over the 60-day trading period ended on November 19, 2015, and an approximate 5.7% premium to the volume-weighted average price of $3.17 per share of our Common Stock, over the five-year period ended on November 19, 2015.

Q: What do I need to do now?

A: After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. We encourage you to read the proxy statement carefully and in its entirety, consider your options and please vote, as your vote is very important.

Q: Who can vote and attend the special meeting?

A: All stockholders of record as of the close of business on December 28, 2015, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q: What constitutes a quorum at the special meeting?

A: In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of our Common Stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q: What vote of our stockholders is required to approve the merger agreement?

A: The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock at the close of business on the record date is required to approve the merger agreement. Because the vote is based on the number of votes entitled to be cast, rather than the number of votes actually cast, failure to vote your shares or marking your proxy “ABSTAIN” will have the same effect as voting “AGAINST” the approval of the merger agreement—so please vote “FOR” the merger proposal.

As a condition to Bard and Merger Sub entering into the merger agreement, our chief executive officer and president and our chief financial officer have entered into a voting and support agreement with Bard (which we sometimes refer to in this proxy statement as the “voting agreement”) pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of December 28, 2015, the record date for the special meeting, a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding and entitled to vote as of that date, were subject to the voting agreement. See the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44, and for a copy of the voting agreement, Annex B hereto.

Q: How many votes are required to approve the compensation proposal?

A: The Securities and Exchange Commission has adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made by Liberator to Liberator’s named executive officers based on or otherwise relating to the merger. The vote to approve the compensation proposal is advisory and, therefore, will not be binding on Liberator. However, our board of directors values the opinions of our stockholders, and our board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Our board of directors will consider the affirmative vote of a majority of the votes cast with respect to the compensation proposal as advisory approval of the compensation proposal.

Q: How can the special meeting be adjourned, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement?

A: Assuming a quorum is present, the affirmative vote of a majority of the votes cast with respect to any adjournment proposal is required to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Marking your proxy “ABSTAIN,” failing to cast your vote in person or by proxy, or failing to give voting instructions to your brokerage firm, bank, trust or other nominee, will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such a proposal.

Q: How many votes do Liberator stockholders have?

A: Each holder of record of our Common Stock as of December 28, 2015, the record date for the special meeting, will be entitled to one vote for each share of our Common Stock held on that date. As of the record date, there were 53,885,978 shares of our Common Stock outstanding and entitled to vote at the special meeting.

Q: How does Liberator’s board of directors recommend I vote?

A: At a meeting held on November 19, 2015, our board of directors unanimously determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and our stockholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. Our board of directors also unanimously recommends that Liberator stockholders vote “FOR” the compensation proposal and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q: How do I vote my shares?

A: If you are a stockholder of record as of the record date, you can give a proxy to be voted at the special meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record as of the record date and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your completed and signed proxy card to us before the special meeting.

If you hold your shares in “street name” through a broker, bank or nominee, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares, and telephone and Internet voting is also encouraged for stockholders who hold their shares in “street name.”

Q: When should I send in my proxy card?

A: You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet.

Q: May I vote my shares in person at the meeting?

A: Yes. If you are a stockholder of record as of the record date, you may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares. However, we urge you to submit your proxy even if you plan to attend the meeting in person.

Q: May I change my vote after I have submitted my proxy?

A: Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by signing and submitting a later-dated proxy by telephone, Internet or mail, by delivering to Mark A. Libratore, our Corporate Secretary at Liberator Medical Holdings, Inc., 2979 SE Gran Park Way Stuart, FL 34997, a signed written notice of revocation bearing a date later than the date of the proxy and stating that the proxy is revoked, or by voting in person at the meeting. Your proxy will not be revoked by your attendance at the meeting, unless you specifically revoke it or vote in person at the meeting. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q: If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A: Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote “AGAINST” approval of the merger agreement.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or, if you submit your proxy vote by telephone or Internet, vote once for each proxy card you receive.

Q: What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through telephone or Internet voting procedures?

A: The failure to vote will have the same effect as voting “AGAINST” approval of the merger agreement. The failure to vote will not affect the outcome of the vote on the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such proposal.

Q: Is the merger expected to be taxable to me for U.S. federal income tax purposes?

A: The exchange of shares of our Common Stock for the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

You should read the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences” beginning on page 54 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q: Should I send in my Liberator share certificates now?

A: No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the applicable portion of the merger consideration in cash. These instructions will tell you how and where to send in your certificates in exchange for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q: What should I do if I have lost my share certificates?

A: The materials you will be sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a customary indemnity agreement to Liberator in order to cover any potential loss.

Q: What happens if I sell my shares before the special meeting?

A: The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of our Common Stock through completion of the merger.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger promptly. We expect the merger to close in the first calendar quarter of 2016. However, in addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement, so we cannot be certain of the timing of the completion of the merger.

Q: Is Bard’s obligation to complete the merger subject to Bard’s receipt of financing?

A: No. Bard must complete the merger regardless of whether it receives financing.

Q: Am I entitled to dissenter’s rights?

A: Pursuant to the Section 92A.390 of the Nevada Revised Statutes (the “NRS”), no holder of any shares of our Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger.

Q: How will the merger affect my options to acquire shares of Common Stock?

A: If we complete the merger, at the effective time of the merger, each outstanding and unexercised option to acquire shares of our Common Stock with an exercise price less than the merger consideration will immediately fully vest and be cancelled in exchange for the right to receive an amount equal to the total number of shares subject to such option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price, less applicable withholdings. All other options to acquire shares of our Common Stock unexercised at the effective time of the merger will, at the effective time of the merger, automatically be extinguished and cancelled without the right to receive any consideration.

Q: What happens if the merger is not completed?

A: If the merger is not completed for any reason, the holders of our Common Stock and outstanding options to purchase shares of our Common Stock will not receive any payment for their shares or options in connection with the merger and your shares of our Common Stock and outstanding options will not be cancelled. Instead, our Common Stock and outstanding options to purchase shares of our Common Stock will remain outstanding and our Common Stock will continue to be quoted and traded on the NYSE MKT. Under specified circumstances, Liberator may be required to pay Bard a termination fee of $7,200,000 and/or reimburse Bard’s expenses up to a maximum amount of $2,000,000. See “The Merger Agreement—Termination Fee; Expenses” beginning on page 74.

Q: Do any Liberator directors or executive officers have interests in the merger that may differ from those of Liberator stockholders?

A: Yes. As discussed below, certain of our directors and executive officers have interests in the merger that differ from those of Liberator stockholders.

Concurrently with the execution of the merger agreement, Robert J. Davis, our chief financial officer, entered into a consultancy and non-competition agreement with Liberator, Bard and Merger Sub, and John Léger, our chief operating officer, entered into a non-competition agreement with Liberator, Bard and Merger Sub. Pursuant to Mr. Davis’s consultancy and non-competition agreement, Mr. Davis has agreed to transition from our chief financial officer to a consultant, effective as of and conditioned upon the closing of the merger. Mr. Davis has agreed to perform services for Liberator as a consultant on an as-needed basis from the date of closing of the merger until twelve months following the closing (unless earlier terminated) in exchange for a one-time consulting fee of $120,000 on the date of closing of the merger. As a result of Mr. Davis’s transition from chief financial officer of Liberator to consultant to Liberator, Mr. Davis is eligible for one year of salary continuation under the terms of his existing employment agreement with Liberator. Pursuant to Mr. Léger’s non-competition agreement, Mr. Léger is entitled to certain severance payments if his employment is terminated other than for “cause” or “good reason” within the two-year period following the merger. Certain of our other employees also entered into non-competition agreements in connection with the merger agreement, and these agreements also contain severance provisions.

Options to acquire shares of our Common Stock held by our directors and executive officers at the effective time of the merger with an exercise price less than the merger consideration will be accelerated and cancelled in exchange for the right to receive a cash payment equal to the total number of shares underlying such options multiplied by the excess of the merger consideration over the per share exercise price associated with such options.

Existing indemnification arrangements for our current and former directors and executive officers will be continued if the merger is completed. In addition to the existing indemnification arrangements, each of our current directors and executive officers will be entitled to the advancement of their expenses prior to the final disposition of any action (other than expenses for any action that was materially caused by such director or executive officer’s intentional misconduct, fraud or a knowing violation of the law), provided that he or she undertakes to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified.

See “Interests of our Directors and Executive Officers in the Merger” beginning on page 46 for a description of the foregoing agreements and arrangements, as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q: Who is paying for this proxy solicitation?

A: Liberator is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts.

We have retained MacKenzie Partners, Inc. to assist us in answering questions and handling other matters with respect to the special meeting for a base fee of $15,000 and reimbursement for costs and expenses incurred. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur. If you choose to submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

SUMMARY

This summary highlights the most material terms of the proposed merger. While this summary describes the principal terms of the merger, this summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of November 19, 2015, by and among Liberator, Bard and Merger Sub, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 81.

The Parties to the Merger

Liberator Medical Holdings, Inc.

Liberator is a leading national direct-to-consumer provider of quality medical supplies, primarily to Medicare-eligible seniors. Liberator Medical Supply, Inc., a wholly-owned subsidiary of Liberator, is a federally licensed, direct-to-consumer, provider of Medicare Part B Benefits. Liberator’s principal executive offices are located at 2979 SE Gran Park Way, Stuart, Florida 34997, and its telephone number is (772) 287-2414. Our Common Stock is publicly traded on the NYSE MKT under the symbol “LBMH.” Additional information regarding Liberator is contained in our filings with the Securities and Exchange Commission, or the “SEC”. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 81.

C. R. Bard, Inc.

C. R. Bard, Inc., a New Jersey corporation, is a multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Bard’s principal executive offices are located at 730 Central Avenue, Murray Hill, New Jersey 07974, and its telephone number is (800) 367-2273. Bard’s common stock is publicly traded on the New York Stock Exchange under the symbol “BCR.”

Freedom MergerSub, Inc.

Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned subsidiary of Bard, was formed solely for the purpose of facilitating Bard’s acquisition of Liberator. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into Liberator and will cease to exist. Merger Sub’s principal executive offices are located at 730 Central Avenue, Murray Hill, New Jersey 07974, and its telephone number is (800) 367-2273.

The Merger (See Page 24)

This proxy statement relates to the proposed acquisition of us by Bard pursuant to an Agreement and Plan of Merger, dated as of November 19, 2015, among Bard, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Liberator. As a result of the merger, we will continue as the surviving corporation and become a wholly-owned subsidiary of Bard.

Effect on Capital Stock (See Page 59)

If the merger is completed, you will receive the merger consideration of $3.35 in cash for each share of our Common Stock that you own immediately prior to the effective time of the merger, without interest or dividends

(except for cash dividends, if any, declared by our board of directors that remain unpaid as of the effective time of the merger) and less applicable withholding taxes. Upon completion of the merger, stockholders of Liberator will no longer have any equity or ownership interest in Liberator.

As described in the section of this proxy statement entitled “The Merger Agreement—Effect on Capital Stock” beginning on page 59, pursuant to the merger agreement, the merger consideration is subject to adjustment only if Liberator changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock prior to the effective time of the merger as a result of any reclassification, stock split, reverse stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction.

Effect on Options to Acquire Shares of our Common Stock (See Page 59)

Each option to acquire shares of our Common Stock that is unexercised and outstanding immediately prior to the effective time of the merger with an exercise price less than the merger consideration, will, at such time, fully vest and be cancelled in exchange for the right to receive an amount equal to the total number of shares of our Common Stock subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price of such option, less applicable withholding taxes. All other options to acquire shares of our Common Stock unexercised at the effective time of the merger will, at the effective time of the merger, be automatically extinguished and cancelled without the right to receive any consideration.

The Merger Agreement (See Page 58)

The obligations of each of Bard and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement and the transactions contemplated thereby by our stockholders at the special meeting (which we sometimes refer to in this proxy statement as the “required approval”);

•	the absence of an order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award issued by a government or other governmental or regulatory body (which we sometimes refer to in this proxy statement as a “legal proceeding”) that prevents the completion of the merger and no law having been enacted or be deemed applicable to the merger that makes the completion of the merger illegal;

•	the absence of any pending or threatened legal proceeding or enforcement action under any law by any governmental body that prevents the performance of the merger agreement or the completion of the merger, or declares the merger unlawful;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (including the rules and regulations promulgated thereunder, the “HSR Act”) and completion of all filings with or receipt of all permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any other governmental antitrust authority and required to complete the merger;

•	each party’s respective representations and warranties in the merger agreement are true and correct, subject to certain qualifications; and

•	each party having performed, in all material respects, its respective obligations under the merger agreement.

The obligation of Bard and Merger Sub to complete the merger is subject to the additional conditions that:

•	no material adverse effect (as defined in the merger agreement and described under “The Merger Agreement—Material Adverse Effect”) on us will have occurred since the date of the merger agreement; and

•	each of the non-competition agreements executed by Mark A. Libratore, our chairman, chief executive officer and president, John Léger, our chief operating officer, Paul Levett, our chief marketing officer, George Narr, our chief information officer, Douglas Mee, our vice president of finance, Jennifer Libratore, our vice president of operations and Mark A. Libratore’s niece, Jonathon Libratore, our call center director and Mark A. Libratore’s son, Marcus Libratore, our compliance & monitoring manager and Mark A. Libratore’s son, and David Baird, our Internet marketing manager, in connection with the execution of the merger agreement, and the consultancy and non-competition agreement executed by Robert J. Davis, our chief financial officer, in connection with the execution of the merger agreement, must be in full force and effect, except to the extent that any of such agreements are terminated in accordance with their respective terms.

The merger is not conditioned upon Bard or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders of the merger agreement:

•	by mutual written consent of Bard and us;

•	by either Bard or us, if:

•	the merger has not occurred on or before April 30, 2016 (which we sometimes refer to in this proxy statement as the “termination date”); provided, that the terminating party is not in breach in any material respect of any of its obligations under the merger agreement that has been the cause of, or resulted in, the failure of the merger to occur on or before the termination date; provided further, that the termination date may be extended at Bard’s or our option, by notice to the other party, until June 30, 2016, if all conditions to closing have been satisfied or waived (other than the satisfaction or waiver of the waiting periods applicable to the merger under the HSR Act or the lack of any pending or threatened legal proceeding or enforcement action that prevents the performance of the merger agreement or declares unlawful the transactions contemplated by the merger agreement);

•	a special meeting of our stockholders is held and we do not obtain the required approval in favor of the merger agreement;

•	a permanent injunction or other order which is final and nonappealable is issued against Bard or us that restrains or otherwise prohibits the consummation of the merger in accordance with the terms of the merger agreement; provided, the party seeking to terminate the merger agreement has complied with certain provisions of the merger agreement relating to regulatory approvals and legal proceedings with respect to the merger.

•	by Bard, if:

•	any breach by us of any of our representations, warranties, covenants or agreements in the merger agreement that would result in the conditions to Bard’s or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days following receipt of written notice from Bard to us of Bard’s intention to terminate the merger agreement; provided, that Bard may not terminate the merger agreement for our breach if Bard or Merger Sub is in material breach of the merger agreement; or

•	our board of directors or any committee has effected an adverse recommendation (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”), the special meeting is cancelled (except for a postponement or adjournment not prohibited by the merger agreement), or the merger agreement is removed from consideration at the special meeting as mandated by Section 92A.120 of the NRS;

•	by us, if:

•	any breach by Bard or Merger Sub of any of its representations, warranties, covenants or agreements in the merger agreement that would result in the conditions to our or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days after written notice is given by us of our intention to terminate the merger agreement; provided, that we may not terminate the merger agreement for breach by Bard or Merger Sub if we are in material breach of the merger agreement; or

•	we accept a superior proposal (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”) and enter into an alternative acquisition agreement (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”) with respect to such proposal provided that we have complied with our non-solicitation obligations (subject to certain cure rights) and pay Bard a termination fee of $7,200,000.

Termination Fee; Expenses

In the event that Bard terminates the merger agreement due to an adverse recommendation by our board of directors, or the cancellation of the special meeting (except for a postponement or adjournment not prohibited by the merger agreement) or removal of the merger agreement from consideration at the special meeting as mandated by Section 92A.120 of the NRS, then we must pay Bard a termination fee of $7,200,000 within two business days following such termination, unless prior to the receipt of the termination fee, Bard has commenced an action for or otherwise seeks an injunction or order of specific performance requiring the completion of the merger, in which case, the termination fee will not be payable to Bard until one business day after an order denying such injunction or order is issued.

In the event that we terminate the merger agreement in connection with accepting a superior proposal and concurrently with such termination, enter into an alternative acquisition agreement with respect to such proposal, in accordance with the terms of the merger agreement, then we must pay Bard a termination fee of $7,200,000 concurrently with such termination.

In the event the merger agreement is terminated by either Bard or us because (i) (a) we held a special meeting and we did not obtain the required approval in that meeting, (b) the closing did not occur prior to the termination date (provided, that the terminating party is not in breach in any material respect of any of its obligations under the merger agreement that was the cause of or resulted in the failure of the closing to occur on or before the termination date and that such termination does not occur at a time when termination could have occurred due to the issuance of a final and nonappealable permanent injunction or order that restrains or prohibits the consummation of the merger), or (c) we breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement that would result in the conditions to our or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days following receipt of written notice from Bard to us of Bard’s intention to terminate the merger agreement, and (ii) in each case, (x) at or prior to the termination of the merger agreement, any acquisition proposal (which, solely for the purposes of determining whether the termination fee is payable in this instance, an “acquisition proposal” will have the meaning set forth in this proxy statement, except that all references to “15% or more” will be deemed references to “more than 50%”) is made, and (y) on or before the twelve month anniversary of the termination of the merger agreement, Liberator enters into a definitive alternative acquisition agreement with any third party other than Bard or its affiliates, then we must pay to Bard the termination fee of $7,200,000 within two business days following the consummation of the transaction contemplated by such definitive agreement; provided that, the amount of any expenses previously paid to Bard will be credited against the payment of the termination fee.

Additionally, in the event the merger agreement is terminated by either Bard or us because we held a special meeting of our stockholders and we did not obtain the required approval in that meeting, then we must pay to Bard its documented fees and expenses incurred or paid in connection with the merger, no later than two business days after receipt of documentation supporting such expenses, up to a maximum of $2,000,000.

If we fail to promptly pay the amounts due as described above, and, in order to obtain such payment Bard commences a suit which results in a judgment against us, then we must pay Bard’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due.

No Solicitation of Alternative Transactions

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to an acquisition proposal (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”). Notwithstanding these restrictions, the merger agreement provides that under specified circumstances if, prior to the approval of the merger agreement by our stockholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisor, is a superior proposal, we may furnish non-public information to that third party and engage in negotiations with that third party.

The merger agreement also contains restrictions on our board of directors’ ability to make an adverse recommendation (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”). Notwithstanding these restrictions, the merger agreement provides that at any time prior to the receipt of the required approval, our board of directors may make an adverse recommendation or terminate the merger agreement in order to enter into an adverse acquisition agreement if, among other things, we have provided to Bard at least four business days’ prior written notice of our board of director’s intention to make an adverse recommendation or our termination of the merger agreement, in response to a bona fide and unsolicited acquisition proposal that did not result from violation of our non-solicitation obligations under the merger agreement and that would reasonably be expected to lead to a superior proposal (which we sometimes refer to in this proxy statement as a “qualified acquisition proposal”), and used our reasonable best efforts to engage in good faith negotiations with Bard to amend the merger agreement so that the qualified acquisition proposal ceases to be a superior proposal.

Recommendation of our Board of Directors (See Page 32)

After careful consideration of the factors described in the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page 32, our board of directors unanimously:

•	determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and our stockholders;

•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, in all respects for purposes of Sections 92A.120 and 78.438 of the NRS, any other applicable merger, antitakeover or similar statute or regulation, and any provisions of Liberator’s articles of incorporation or bylaws; and

•	recommends that our stockholders approve the merger agreement.

Our board of directors also unanimously recommends that Liberator stockholders vote “FOR” the compensation proposal and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

See the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page 32.

The Special Meeting (See Page 20)

Time, Date and Place. A special meeting of our stockholders will be held on Wednesday, January 20, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997, to consider and vote upon a proposal to approve the merger agreement, consider and vote upon a non-binding, advisory proposal to approve the compensation that may become payable to Liberator’s named executive officers in connection with the completion of the merger, and consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our Common Stock at the close of business on December 28, 2015, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our Common Stock you owned at the close of business on the record date. As of the record date, there were 53,885,978 shares of our Common Stock outstanding and entitled to be voted at the special meeting.

Required Vote. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock as of the close of business on the record date for the special meeting.

As a condition to Bard and Merger Sub entering into the merger agreement, our chief executive officer and president and our chief financial officer entered into a voting and support agreement with Bard pursuant to which they have agreed, among other things, to vote a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding as of December 28, 2015, the record date for the special meeting, in favor of the approval of the merger agreement. See the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44 and, for a copy of the voting agreement, Annex B hereto.

If you abstain from voting, either in person or by marking your proxy “ABSTAIN”, it will have the same effect as voting “AGAINST” approval of the merger agreement. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee it will have the same effect as voting “AGAINST” approval of the merger agreement.

The Securities and Exchange Commission has adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made by Liberator to Liberator’s named executive officers based on or otherwise relating to the merger. The vote on the compensation proposal is advisory and, therefore, will not be binding on Liberator. However, our board of directors values the opinions of our stockholders, and our board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Our board of directors will consider the affirmative vote of a majority of the votes cast with respect to the compensation proposal as advisory approval of the compensation proposal. Marking your proxy “ABSTAIN” will have no effect on the outcome of the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast with respect to any adjournment proposal may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you mark your proxy “ABSTAIN”, or if you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such a proposal.

Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes.” Broker non-votes will be considered as present in determining whether a quorum is present, but will otherwise have the same effect on the outcome of any proposal at the special meeting as a vote to “ABSTAIN.”

Share Ownership of Directors and Management. As of the record date, our directors and executive officers and their affiliates owned approximately 39.45% of the shares entitled to vote at the special meeting.

See the section of this proxy statement entitled “The Special Meeting” beginning on page 20.

Opinion of Liberator’s Financial Advisor (See Page 37)

On November 19, 2015, JMP Securities LLC which is referred to herein as “JMP Securities,” rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of JMP Securities’ written opinion dated the same date) to the effect that, as of November 19, 2015, and based upon and subject to the various assumptions and limitations set forth therein, the merger consideration of $3.35 in cash per share to be paid to the holders of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) in the merger was fair, from a financial point of view, to such holders. JMP Securities’ opinion was rendered to the board of directors, and only addressed the fairness, from a financial point of view, to the holders of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) of the merger consideration to be paid to such holders in the merger. It did not address any other aspect or implication of the merger. The summary of JMP Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the assumptions made, matters considered, qualifications, limitations and other considerations on the review undertaken by JMP Securities in preparing its opinion. However, neither JMP Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any holder of our Common Stock as to how such stockholder should act or vote with respect to the merger or any other matter.

See Annex C and the section of this proxy statement entitled “The Merger—Opinion of JMP Securities” beginning on page 37.

Interests of our Directors and Executive Officers in the Merger (See Page 46)

When considering the recommendation by our board of directors to vote in favor of the approval of the merger agreement, you should be aware that a number of our executive officers and directors have interests in the merger that are different from yours, including, among others:

•	some of our executive officers are parties to consultancy and/or non-competition agreements, which provide for, among other things, consulting fees and/or eligibility for and/or payment of certain severance payments following the merger;

•	unvested options to acquire shares of our Common Stock held by our executive officers and directors immediately prior to the effective time with an exercise price less than the merger consideration will be accelerated and all such options will be cancelled in exchange for the right to receive an amount equal to the total number of shares of our Common Stock subject to such options multiplied by the excess, if any, of the merger consideration over the exercise price of such options, less applicable withholding taxes; and

•	existing indemnification arrangements for our current and former directors and executive officers will be continued if the merger is completed, and in addition to the existing indemnification arrangements, each of our current directors and executive officers will be entitled to the advancement of their expenses prior to the final disposition of any action (other than expenses for any action that was materially caused by such director or executive officer’s intentional misconduct, fraud or a knowing violation of the law), provided that he or she undertakes to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified.

See the sections of this proxy statement entitled “Interests of our Directors and Executive Officers in the Merger” beginning on page 46 and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 78.

Voting Agreement (See Page 44)

As a condition to Bard and Merger Sub entering into the merger agreement, our chief executive officer and president and our chief financial officer entered into a voting and support agreement with Bard pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of December 28, 2015, the record date for the special meeting, a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding and entitled to vote as of that date, were subject to the voting agreement. See the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44 and for a copy of the voting agreement, Annex B hereto.

Market Price and Dividend Data (See Page 52)

Our Common Stock is listed on the NYSE MKT under the symbol “LBMH.” On November 19, 2015, the last full trading day prior to the signing of the merger agreement, our Common Stock closed at a price of $2.66 per share. On December 28, 2015, the last practicable trading day prior to the printing of this proxy statement, our Common Stock closed at a price of $3.33 per share.

During the fiscal year ended September 30, 2014, Liberator declared, and subsequently paid, four quarterly cash dividends, totaling $6,473,000, or $0.1225 per share of our Common Stock. During the fiscal year ended September 30, 2015, Liberator declared, and subsequently paid, three quarterly cash dividends, totaling $5,201,661, or $0.0975 per share of our Common Stock.

On December 11, 2015, our board of directors declared a dividend of up to $0.0325 per share of our Common Stock, which is payable as follows:

•	$0.02 per share in cash on January 8, 2016, to holders of record of shares of our Common Stock at the close of business on December 23, 2015; and

•	up to $0.0125 per share in cash which will be paid within two business days before, or on, the closing date of the merger, to holders of record of shares of our Common Stock at the close of business on that date, but only, if, after giving effect to such payment, our cash balances on a consolidated basis equal or exceed a threshold of $547,000 (subject to agreed upon reductions).

If a stockholder transfers its shares of our Common Stock before the $0.0125 dividend is paid (including if a stockholder transfers its shares after December 23, 2015), that stockholder will lose its right to payment of the $0.0125 dividend.

Each holder of shares of our Common Stock as of the effective time of the merger will be entitled to receive, in addition to the merger consideration with respect to such holder’s shares of our Common Stock, the total amount of dividends declared by our board of directors to which such holder is entitled with respect of such holder’s shares of our Common Stock as of the applicable record date for such dividends, that remains unpaid as of the effective time of the merger.

See the section of this proxy statement entitled “Market Price and Dividend Data” beginning on page 52.

Delisting and Deregistration of our Common Stock (See Page 56)

If the merger is completed, our Common Stock thereafter will cease to be traded on the NYSE MKT and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our Common Stock.

Material U.S. Federal Income Tax Consequences (See Page 54)

The exchange of shares of our Common Stock for the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

You should read the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences” beginning on page 54 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences to you.

Regulatory Matters (See Page 53)

We are not aware of any federal or state regulatory requirements that must be complied with or regulatory approvals that must be obtained in connection with the merger other than compliance with applicable federal and state securities laws, the filing and acceptance of articles of merger as required under the NRS, compliance with state and federal Medicare change of ownership and state durable medical equipment (commonly referred to as “DME”) supplier license requirements and compliance with the HSR Act. Compliance with pre-closing state and federal Medicare change of ownership and state DME supplier license requirements are underway; however, in any event, such compliance is not a condition to the closing of the transactions contemplated by the merger agreement. On December 4, 2015, we and Bard filed notification reports with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and were granted early termination of the waiting period on December 11, 2015. See the section of this proxy statement entitled “Regulatory Matters” beginning on page 53.

Dissenter’s Rights (See Page 53)

Pursuant to Section 92A.390 of the NRS, no holder of any shares of our Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger. See the section of this proxy statement entitled “Dissenter’s Rights” beginning on page 53.

Exchange and Paying Agent

U.S. Bank National Association will act as the exchange and paying agent in connection with the merger.

Legal Proceedings related to the Merger (See Page 57)

On November 25, 2015, a putative class action complaint challenging the merger was filed by Dan Schmidt, an alleged shareholder of Liberator, in the Eighth Judicial District Court, Clark County, State of Nevada, against Liberator, Bard, Merger Sub and individual members of our board of directors. On November 30, 2015, a putative class action complaint challenging the merger was filed by Peter K. Nagel, an alleged shareholder of Liberator, in the Eighth Judicial District Court, Clark County, State of Nevada, against Liberator, Bard, Merger Sub and individual members of our board of directors. On November 30, 2015, a putative class action complaint challenging the merger was filed by Thomas Gambino, David S. Leibowitz, and Charles L. Rigsby, Jr., all alleged shareholders of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator and individual members of our board of directors. On December 1, 2015, a putative class action complaint was filed in the Eighth Judicial District Court of Clark County, Nevada, by Henry H. Sahrmann and Christine E. Sahrmann, alleged shareholders of Liberator, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 4, 2015, a putative class action complaint was filed in the District Court of Clark County, Nevada, by Judith Klinger, an alleged shareholder of Liberator, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Laurie May, an alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Franklin Torres, an alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Russell Shinabarger and Sandra Shinabarger, alleged shareholders of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 18, 2015, a putative class action complaint challenging the merger was filed by Bruce Cherner, alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial circuit of Martin County Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors.

The foregoing complaints allege that the members of our board of directors breached their fiduciary duties to the shareholders of Liberator by, among other things, approving the merger agreement without taking steps to maximize the value of Liberator to its shareholders, agreeing to terms in the merger agreement that improperly limit the board of directors’ ability to investigate and pursue superior proposals, and failing to protect against alleged conflicts of interest. The complaints further allege that Liberator, Bard and/or Merger Sub aided and abetted such alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief relating to the alleged breaches of fiduciary duty including enjoining the named defendants from completing the merger. Some of the complaints also seek damages in the event the merger is consummated. The Cherner complaint further alleges that the December 14, 2015 Schedule 14A filed by Liberator is materially misleading.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements contained in this proxy statement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, “intend”, “plan”, or other similar expressions. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside Liberator’s control. Although Liberator believes that the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be incorrect and actual results could differ materially from those anticipated by the forward-looking statements made herein. including (i) whether and when the proposed acquisition by Bard will be completed, (ii) the transaction may involve the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased unexpected costs, liabilities and delays, (iii) the business of Liberator may suffer as a result of uncertainty surrounding the transaction, (iv) the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, (v) competition in various markets Liberator serves, (vi) the ability to grow revenue and achieve profitability, outcomes of marketing studies as well as regulatory submissions, (vii) the impact of healthcare reform legislation, and (viii) any other factors and matters contained or incorporated in this document. Additional risk factors that may affect the future results of Liberator are set forth in Liberator’s filings with the SEC, such as the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Liberator undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or thereof, as applicable, except as required by applicable law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Liberator for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on Wednesday, January 20, 2016 at 9:00 a.m., local time at our corporate headquarters located at 2979 SE Gran Park Way, Stuart, Florida 34997.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of our Common Stock at the close of business on December 28, 2015, to consider and vote on the following proposals:

•	the approval of the Agreement and Plan of Merger, dated as of November 19, 2015, by and among C. R. Bard, Inc., Freedom MergerSub, Inc. and Liberator Medical Holdings, Inc. (see the sections of this proxy statement entitled “The Merger” beginning on page 24 and “Proposal No. 1: The Merger Agreement” beginning on page 58);

•	a non-binding, advisory proposal to approve the compensation that may become payable to Liberator’s named executive officers in connection with the completion of the merger (see the section of this proxy statement entitled “Proposal No. 2: The Compensation Proposal” beginning on page 76);

•	any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement (see the section of this proxy statement entitled “Proposal No. 3: Approval of Adjournment of Special Meeting” beginning on page 77); and

•	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

We do not expect a vote to be taken on any other matter at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of our Board of Directors

After careful consideration, our board of directors unanimously determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and our stockholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger agreement. Our board of directors also recommends that Liberator stockholders vote “FOR” the compensation proposal and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section of this proxy statement entitled “Interests of our Directors and Executive Officers in the Merger” beginning on page 46.

If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our Common Stock at the close of business on December 28, 2015, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. On the record date, 53,885,978 shares of our Common Stock were issued and outstanding and held by approximately 1,256 holders of record.

A quorum will be present at the special meeting if a majority of the outstanding shares of our Common Stock on the record date is present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our Common Stock on the record date are entitled to one vote per share at the special meeting on the proposals to approve the merger agreement, approve the compensation proposal and adjourn the special meeting.

Votes Required

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock at the close of business on the record date for the special meeting. If a stockholder marks a proxy “ABSTAIN” or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of the merger agreement—so please vote. Our board of directors will consider the affirmative vote of a majority of the votes cast with respect to the compensation proposal as advisory approval of the compensation proposal. Assuming a quorum is present, the affirmative vote of a majority of the votes cast with respect to any adjournment proposal may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

If you mark your proxy “ABSTAIN”, or if you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, with respect to the compensation proposal or any adjournment proposal will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such a proposal.

Voting by Liberator Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 21,235,110 shares of our Common Stock, which represented approximately 39.45% of the shares of our Common Stock outstanding on that date. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

As a condition to Bard and Merger Sub entering into the merger agreement, our chief executive officer and president and our chief financial officer entered into a voting and support agreement with Bard pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of December 28, 2015, the record date for the special meeting, a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding and entitled to vote as of that date, were subject to such voting agreement. See the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44 and for a copy of the voting agreement, Annex B hereto.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement, “FOR” the compensation proposal and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Shares of our Common Stock represented at the special meeting but not voting, including shares of our Common Stock for which proxies have been received but for which stockholders have marked “ABSTAIN” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for the compensation proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. Only shares affirmatively voted for any proposal to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a stockholder marks “ABSTAIN”, it will effectively count as a vote “AGAINST” the approval of the merger agreement—so please vote. Marking your proxy “ABSTAIN” will have no effect on the outcome of the compensation proposal or any proposal to adjourn the special meeting. If a stockholder does not vote, either in person or by proxy, or fails to give voting instructions to their brokerage firm, bank, trust or other nominee, it will not affect the outcome of the compensation proposal or any proposal to adjourn the special meeting, but will reduce the number of affirmative votes required to approve such a proposal.

Brokers who hold shares of our Common Stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum at the special meeting and we believe that under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals being voted upon at the special meeting. Accordingly, failing to instruct your broker on how to vote your shares on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” such proposal—so please vote. Failing to instruct your broker on how to vote your shares on the compensation proposal or any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of affirmative votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. If you are a stockholder of record you may revoke your proxy and change your vote at any time before your vote is counted at the special meeting by signing and submitting a later-dated proxy by telephone, Internet or mail, by delivering to Mark A. Libratore, our Corporate Secretary at Liberator Medical Holdings, Inc., 2979 SE Gran Park Way Stuart, FL 34997, a signed written notice of revocation bearing a date later than the date of the proxy and stating that the proxy is revoked, or by voting in person at the meeting. Your proxy will not be revoked by your attendance at the meeting unless you specifically revoke it or vote in person at the special meeting. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should write to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016 or call (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free). If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Solicitation of Proxies

Liberator is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and to provide related advice and informational support for a base fee of $15,000 and reimbursement for costs and expenses incurred. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Dissenter’s Rights

Pursuant to Section 92A.390 of the NRS, no holder of any shares of our Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger. See the section of this proxy statement entitled “Dissenter’s Rights” beginning on page 53.

Assistance

If you need assistance submitting your proxy or have questions regarding the Liberator special meeting, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

THE MERGER

This section describes the material terms of the Merger Agreement. For additional information, please refer to the complete text of the Merger Agreement, a copy of which is attached as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Liberator. Such information can be found elsewhere in this proxy statement and in the public filings Liberator makes with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 81.

General Description of the Merger

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Liberator, with Liberator (which we sometimes refer to in this proxy statement as the “surviving corporation”) surviving as Bard’s wholly-owned subsidiary.

Merger Consideration

If we complete the merger, each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger, other than shares held in Liberator’s treasury, all of which will be cancelled in the merger, will be automatically converted into and represent the right to receive the merger consideration as described in the section of this proxy statement entitled “The Merger Agreement—Effect on Capital Stock” beginning on page 59. After the merger is effective, stockholders will no longer have any right with respect to their shares of our Common Stock, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our Common Stock will no longer be outstanding, will automatically be cancelled and will cease to exist.

Pursuant to the merger agreement, the merger consideration is subject to adjustment only if Liberator changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock prior to the effective time of the merger as a result of any reclassification, stock split, reverse stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction.

Stockholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page 60.

Bard has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger.

If we complete the merger, at the effective time of the merger, each outstanding option to acquire shares of our Common Stock with an exercise price less than the merger consideration will be cancelled in exchange for the right to receive an amount equal to the total number of shares of our Common Stock subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price of such option, less applicable withholding taxes. All other options to acquire shares of our Common Stock will be cancelled for no additional consideration.

Background of the Merger

On an ongoing basis, Liberator’s board of directors has, together with Liberator’s management team, reviewed and evaluated Liberator’s strategic alternatives in light of its financial performance and applicable market, economic, competitive and other conditions and factors. These discussions have included the possibility of, among other things, potential financing alternatives or a business combination transaction involving Liberator, particularly in view of the increasing competition and consolidation in the durable medical equipment industry (commonly referred to as “DME”). Liberator’s board of directors and management have also regularly reviewed Liberator’s prospects as a standalone public company and have evaluated and considered a wide range of other strategic alternatives, including acquisitions, strategic partnerships and financing alternatives. Liberator’s board of directors and management have also considered the impact of each of the foregoing on Liberator’s and its subsidiaries’ employees, suppliers, customers and the communities in which Liberator and its subsidiaries operate.

From January 2012 until mid-2013, Liberator conducted a marketing and sale process with a financial advisor through which it was seeking a potential strategic or financial acquiror. During the marketing and sale process, the financial advisor contacted several potential acquirors, including Bard. This process was ultimately unsuccessful because no bids were received.

In mid-2014, Liberator’s board of directors and senior management, as part of its regular review of Liberator’s near and long term strategic alternatives, discussed a wide variety of potential strategic alternatives with representatives of JMP Securities LLC (“JMP”), including capital raising initiatives. Liberator’s board of directors included JMP in these discussions based on various factors and criteria, including JMP’s understanding of Liberator’s business, JMP’s leadership position in and understanding of the healthcare industry, JMP’s relationships with potential merger partners, and other capabilities and strengths.

In the summer of 2014, Liberator was approached by a participant in the medical device industry, referred herein as “Party A,” about a potential strategic alliance or partnership arrangement. As discussions with Party A advanced, the parties instead began to consider a potential business combination transaction between Liberator and Party A.

In July 2014, Liberator’s senior management, including Mark A. Libratore, Liberator’s President, Chief Executive Officer and founder, Robert J. Davis, Liberator’s Chief Financial Officer, and Douglas Mee, Liberator’s Vice President of Finance, held an in-person meeting with representatives of Party A at Liberator’s offices in Stuart, Florida. At the meeting, the parties discussed Liberator’s operations and business plan and engaged in high level discussions about a potential transaction. Following the meeting, Party A engaged in preliminary due diligence.

In mid-August, 2014, Liberator formally engaged JMP as its financial advisor to conduct a marketing and sale process in order to identify strategic and financial parties in addition to Party A that may be interested in acquiring Liberator.

In November 2014, representatives of Liberator, including Messrs. Libratore, Davis and Mee, representatives of JMP, and Party A, held a second in-person meeting at Liberator’s offices in Stuart, Florida, at which they continued preliminary high level discussions about a potential transaction between the two companies. This meeting was followed by tours of Liberator’s facilities in Stuart, Florida. Two days after this in-person meeting, Party A advised Liberator that it was not interested in continuing discussions concerning a potential transaction.

At a meeting of Liberator’s board of directors held on October 20, 2014, Liberator’s management and representatives of JMP reviewed with the board a list of potential buyers that could be contacted in connection with a potential sale of Liberator. The list included a broad range of potential strategic and financial buyers. At that time, Liberator’s board determined that it should further explore potential strategic alternatives, including the sale of Liberator through a sale process conducted by Liberator management with assistance from JMP, particularly given the highly competitive environment, market fragmentation and increasing consolidation in the medical device industry.

Throughout November 2014 and December 2014, members of Liberator management met regularly with representatives of JMP to discuss in greater detail a potential sale of Liberator and the sale process that would be implemented if that option was pursued. During this period, Liberator’s management and representatives of JMP discussed and prepared, among other things, marketing materials, process and timing objectives, a strategy for interacting with potential buyers and other process-related matters. Also during this period, Liberator’s management continued to evaluate the benefits and risks of continuing to operate as a standalone public company.

Beginning in mid-January 2015, at the direction of Liberator’s board of directors and Liberator management, representatives of JMP contacted on behalf of Liberator 116 potential buyers, consisting of 54 potential strategic buyers, including Bard, and 62 potential financial buyers, including a party referred to herein as “Party B.” Liberator subsequently entered into non-disclosure agreements with 39 of these potentially interested parties, eight of which were potential strategic buyers, including Bard, and 31 of which were potential financial buyers, including Party B. Preliminary marketing materials were made available to all 39 of these potentially interested parties, including Bard and Party B.

As part of this initial outreach, on January 22, 2015, representatives of JMP contacted a representative of Bard, to discuss a potential acquisition of Liberator. That Bard representative responded that he would present the opportunity to Bard’s Medical Division and would revert to JMP should Bard be interested in moving forward.

On January 27, 2015, that Bard representative telephoned representatives of JMP and advised that Bard was interested in learning more about the potential opportunity to acquire Liberator.

On February 6, 2015, Party B executed a non-disclosure agreement with Liberator and commenced due diligence.

On February 18, 2015, Party B contacted representatives of JMP by telephone and indicated that it was not interested in pursuing a transaction involving Liberator at that time.

On February 18, 2015, Liberator and Bard executed a non-disclosure agreement.

From February 23, 2015 until March 27, 2015, Bard engaged in a due diligence review of Liberator and its operations and Liberator responded to various supplemental due diligence requests from Bard. During this period, Mr. Libratore, a representative of Bard’s Medical Division, and representatives of JMP discussed scheduling an in-person meeting near Liberator’s offices in Stuart, Florida.

On each of April 22, 2015 and April 23, 2015, an in-person meeting was held at a conference room in a hotel in Stuart, Florida, each of which was attended by Messrs. Libratore, Davis, Léger and Mee, representatives of Bard and representatives of JMP. The parties discussed Liberator’s business operations and prospects, financial performance, growth opportunities and potential business synergies between Liberator and Bard. The meeting was followed by tours of Liberator’s facilities in Stuart, Florida.

Liberator’s board of directors met on April 29, 2015. Representatives of Lowenstein Sandler LLP (“Lowenstein”), special counsel to Liberator, and representatives of JMP attended the meeting. At the meeting, representatives of JMP reviewed the status of the sale process including the recent discussions with Bard concerning the potential acquisition of Liberator. Liberator’s board of directors requested that representatives of JMP continue to provide the board with regular updates about the sale process and the status of discussions with Bard.

During the early stages of the sale process, potential buyers were requested by representatives of JMP to submit indications of interest no later than April 15, 2015. However, no indications of interest were received on or prior to that date.

Throughout April and May and into June of 2015, Liberator continued to respond to questions and provide financial, operational and legal due diligence materials to Bard.

In June 2015, Party B contacted Mr. Libratore and representatives of JMP and asked whether Party B could reengage in its evaluation of Liberator. Party B indicated that it was evaluating a separate investment opportunity which it believed would complement the acquisition of Liberator. Mr. Libratore and representatives of JMP discussed the risks and benefits of allowing Party B to reengage in the sale process and ultimately determined to allow Party B to recommence its due diligence.

On June 17, 2015, representatives of Liberator, including Messrs. Libratore, Davis and Mee, Party B and JMP held an in-person meeting at Liberator’s offices in Stuart, Florida. At the meeting, Liberator’s management provided an overview of Liberator’s business and operations to Party B and engaged in a question and answer session. The meeting was followed by tours of Liberator’s facilities in Stuart, Florida.

On July 2, 2015, a representative of Bard and a representative of JMP spoke telephonically to discuss the status of Bard’s due diligence review. During this telephone call, the representative of JMP asked whether a written indication of interest would be forthcoming. The Bard representative responded that Bard had recently undergone certain personnel changes within its leadership team and, as a result, its timeline to complete diligence and progress through a transaction process would likely be longer than originally anticipated.

During July 2015, Bard continued its due diligence review of Liberator and was provided with certain financial forecasts of Liberator. A further in-person meeting in order to allow Bard to conduct on-site diligence was held on July 28, 2015, at Liberator’s offices in Stuart, Florida, which was attended by Messrs. Libratore, Davis and Mee and representatives of Bard. As part of Bard’s ongoing due diligence, a conference call was arranged and occurred on August 15, 2015, among representatives of Bard, JMP, Liberator and Lowenstein, to provide more detailed information to Bard about the pending qui tam proceeding involving a subsidiary of Liberator.

On the afternoon of August 27, 2015, Mr. Libratore, John Leger, Liberator’s Chief Operating Officer, representatives of Bard and representatives of JMP attended a lunch meeting in Stuart, Florida, to discuss the progress of Bard’s due diligence and other transaction process matters. At the meeting, the representatives of Bard indicated that they planned to seek internal authorization to move forward with submitting an indication of interest.

On September 4, 2015, Mr. Libratore and representatives of JMP met telephonically with representatives of Bard to discuss the potential acquisition of Liberator. During this conversation, the representatives of Bard indicated that Bard had received the internal authorizations needed to move forward and was prepared to offer $3.25 per fully-diluted share of Common Stock in a transaction structured as a merger. On that same day, Bard delivered a non-binding written indication of interest to Liberator which reflected these terms.

On September 8, 2015, Liberator’s board of directors met telephonically to discuss the written indication of interest received from Bard. Representatives of Lowenstein and JMP telephonically attended the meeting. Representatives of JMP reviewed with the board certain discussion materials which had been distributed in advance of the meeting, including JMP’s preliminary financial analysis of Liberator. The board then discussed their fiduciary duties with representatives of Lowenstein, who also provided an overview of the anticipated transaction process and related matters. At the meeting, the board directed JMP to advise Bard that Liberator was not prepared to accept the $3.25 offer price, but that it would be willing to engage in further preliminary discussions with Bard regarding a proposal at a higher price.

On September 9, 2015, representatives of JMP had a telephonic meeting with representatives of Bard. At the meeting, the representatives of JMP communicated the position of Liberator’s board of directors and requested that Bard submit a revised indication of interest at a higher price per share.

Liberator’s board of directors met telephonically on the afternoon of September 10, 2015 to receive an update from representatives of JMP on the most recent conversations with Bard. Representatives of Lowenstein also telephonically attended the meeting. Representatives of JMP reviewed the progress of their recent discussions with Bard, including discussions relating to Liberator’s short- and long-term Common Stock trading prices as compared to the per share price being offered by Bard. Representatives of JMP further advised the board that Bard had responded in its opinion it had come in with a full and fair offer, but that it would revisit its offer price and respond rapidly. At the meeting, the board asked JMP to continue to report to the board any further discussions with Bard relating to a potential acquisition of Liberator.

Also on September 10, 2015, Party B contacted representatives of JMP by telephone and advised that Party B was not interested in pursuing a transaction involving Liberator. This information was subsequently relayed to Liberator’s board of directors by Mr. Libratore.

On September 11, 2015, representatives of JMP met telephonically with representatives of Bard. During the meeting, Bard’s representatives indicated that Bard was willing to increase its proposed price per share to $3.35 and that Bard was not willing to offer any further increase. Later that day, Bard submitted a revised written indication of interest which reflected this increased price per share and proposed that the parties enter into an exclusive negotiating period through October 16, 2015, with unlimited, automatic fourteen day extensions of such period while the parties continued to negotiate a potential transaction.

Liberator’s board of directors met telephonically on the morning of September 12, 2015, to review the progress of discussions with Bard and discuss the revised indication of interest. Representatives of Lowenstein and JMP telephonically attended the meeting. The board discussed in detail the revised written indication of interest and the proposed exclusivity arrangement. At the meeting, the board directed Lowenstein to prepare a standalone exclusivity agreement reflecting certain changes it requested. The board also indicated that it was not prepared to offer Bard unlimited automatic extensions of the exclusivity period.

Liberator’s board of directors met telephonically on the morning of September 13, 2015. Representatives of Lowenstein and JMP attended the meeting. The board discussed in detail the revised indication of interest received from Bard and authorized management to enter into an exclusivity arrangement with Bard and subsequently negotiate the terms of definitive transaction documents relating to the proposed transaction. Following this discussion, the board directed management not to engage in any conversations regarding the terms of any compensation arrangements with Bard until specifically authorized to do so by the board.

From September 13, 2015 to September 17, 2015, Liberator and Bard negotiated the terms of the exclusivity agreement, which was executed on September 17, 2015 and provided for an exclusive negotiating period through October 17, 2015, with one automatic fifteen day extension if the parties were continuing to negotiate the terms of a transaction in good faith.

On September 17, 2015, Bard delivered to Liberator a due diligence request list. Bard increased its due diligence review during the following two weeks.

On September 28, 2015, Weil, Gotshal & Manges LLP (“Weil”), special counsel to Bard, delivered an initial draft of the merger agreement to Lowenstein, which contemplated a termination fee of 5% of Liberator’s equity value, or approximately $9 million, contained a “no-shop” provision which contained limited exceptions in the event Liberator received a superior proposal, and did not expressly permit Liberator to pay ordinary course dividends to its stockholders after the date the merger agreement was signed. The draft indicated that, as a condition of Bard’s willingness to enter into the merger agreement, Mr. Libratore and certain unidentified employees of Liberator and its subsidiaries would be expected to enter into a voting agreement to agree to vote in favor of the transaction. The draft merger agreement contemplated that, as a condition of Bard’s willingness to enter into the merger agreement, certain employees of Liberator would also be required to enter into non-competition agreements. However, Bard did not identify at that time which employees it expected to sign such agreements.

On October 7, 2015, Weil delivered an initial draft of the voting agreement and a form of non-competition agreement to Lowenstein. At that time, Bard indicated that, as a condition of its willingness to enter into the merger agreement, it would require Messrs. Libratore and Davis to sign the voting agreement. At that time, Bard did not identify the individuals that would be asked to sign a non-competition agreement.

On October 8, 2015, Lowenstein delivered a revised draft of the merger agreement to Weil, which indicated that Messrs. Libratore and Davis were willing to sign the voting agreement, provided that Messrs. Libratore and Davis found the final terms of the transaction documents to be acceptable. The revised draft of the merger agreement indicated that it was very important to Liberator that it continue to pay ordinary course dividends to its stockholders pending the closing of the merger. Lowenstein also advised Weil that Liberator management was not yet authorized by Liberator’s board of directors to discuss any potential employment or compensation arrangements with Bard and therefore was not in a position to discuss the non-competition agreements at that time.

During the week of October 11, 2015, Lowenstein and Weil, at the direction of their respective clients, continued to negotiate the terms of the merger agreement and the voting agreement, including the exceptions to the no-shop provision, the proposed termination fee and Liberator’s ability to pay ordinary course dividends. At that time, Bard modified its request for a termination fee from 5% to 4.5% of the transaction value (or approximately $8.1 million).

During October 12, 13, 14, and 15, 2015, representatives of Liberator, including Mr. Libratore, Mr. Davis, Mr. Mee, Travis Brooks, Liberator’s Finance Consultant, John Léger, Liberator’s Chief Operating Officer, George Narr, Liberator’s Chief Information Officer, Paul Levett, Liberator’s Chief Marketing Officer, David Baird, Liberator’s Internet Marketing Manager, Jennifer Libratore, Liberator’s Vice President of Operations and Mr. Libratore’s niece, Jonathon Libratore, Liberator’s Call Center Manager and Mr. Libratore’s son, Marcus Libratore, Liberator’s Compliance and Monitoring Manager and Mr. Libratore’s son, Jean Marie Reyes, Liberator’s Director of Human Resources, and David Hall, Liberator’s Senior Manager of Logistics and Facilities, made management presentations to representatives of Bard. The management presentations were made in conference rooms in a hotel in Jupiter, Florida and at Liberator’s offices in Stuart, Florida.

Liberator’s board of directors met telephonically on the afternoon of October 20, 2015. Representatives of Liberator management and Lowenstein attended the meeting in person. At the meeting, representatives of Lowenstein updated the board on the most recent discussions with Bard and reviewed the key outstanding issues, including the size of the termination fee, the no-shop provisions and the payment of ordinary course dividends to Liberator’s stockholders. At this meeting, after discussion of the fact that the negotiations between the parties around the principal deal points was sufficiently advanced, the board then authorized members of management to engage in discussions with Bard regarding future compensation and employment matters.

On October 23, 2015, at Bard’s request, Liberator and Bard agreed to extend the exclusivity period until 5:00 pm, New York City time, on November 2, 2015.

On October 24, 2015, Messrs. Libratore and Davis and representatives of Bard, spoke twice telephonically to discuss certain diligence items.

Liberator’s board of directors met telephonically on the morning of October 27, 2015. Representatives of Liberator management, Lowenstein and JMP attended the meeting. Representatives of JMP reviewed with the board certain discussion materials which had been distributed in advance of the meeting, including JMP’s preliminary financial analysis of Liberator. Lowenstein then reviewed the status of negotiations with Bard and the terms of the merger agreement and other transaction documents, including the proposed termination fee, the no-shop provisions of the merger agreement and Liberator’s ability to pay ordinary course dividends during the period prior to the closing of the merger. Following the presentations made by representatives of JMP and Lowenstein, the board went into executive session during which it discussed its fiduciary duties under Nevada law in detail and held a question and answer period led by Lowenstein.

On October 30, 2015, Lowenstein delivered an initial draft of the disclosure schedules to the merger agreement to Weil.

On November 2, 2015, Weil sent a list of key outstanding transaction issues to Lowenstein, including the termination fee and no-shop provisions of the merger agreement. Lowenstein delivered a written response that outlined Liberator’s position on those matters. On that same day, at Bard’s request, Liberator and Bard agreed to further extend the exclusivity period until 5:00 pm, New York City time, on November 4, 2015, in order to provide the parties with additional time to resolve these outstanding items.

On November 3, 2015, Mr. Libratore and representatives of Bard, Lowenstein and Weil participated in a telephone discussion to discuss the issues list and written response circulated on the prior day. At this meeting, the parties resolved the remaining principal transaction issues, including agreeing upon a transaction fee of $7.2 million, settling the remaining issues relating to the no-shop provision and coming to agreement that Liberator would be permitted to pay ordinary course dividends during the period preceding the closing of the merger. During the meeting, Bard advised Liberator that it expected the following employees to enter into non-competition agreements as a condition to its entry into the merger agreement: Mr. Mark A. Libratore, Mr. Davis, Mr. Leger, Mr. Narr, Mr. Mee, Mr. Levett, Ms. Libratore, Mr. Marcus Libratore, Mr. Jonathon Libratore and Mr. Baird. Bard indicated that the non-competition agreements, other than the arrangements for Messrs. Libratore and Davis, would include certain severance arrangements in the event an employee was terminated within a certain period of time following the closing of the transaction. Bard also indicated that Mr. Davis’s non-competition agreement would contemplate that Mr. Davis transition from the role of Liberator’s Chief Financial Officer into the role of consultant following the closing of the merger. Following this meeting, the foregoing employees retained independent counsel to represent them in negotiating the terms and conditions of their non-competition agreements.

On November 4, 2015, at Bard’s request, Liberator and Bard agreed to further extend the exclusivity period until 5:00 pm, New York City time, on November 8, 2015.

Over the following two weeks, Liberator and Bard continued to negotiate the terms of the merger agreement and the voting agreement. Liberator’s employees and their independent counsel continued to negotiate the terms of the non-competition agreements with Bard. During that period of time, Bard continued to focus on certain key due diligence items, which it needed to resolve before entering into the merger agreement.

On November 12, 2015, at Bard’s request, Liberator and Bard agreed to further extend the exclusivity period until 5:00 pm, New York City time, on November 15, 2015, in order to enable the parties to complete negotiations, finalize the terms of the transaction documents, and allow Bard to continue its focus on resolving certain key due diligence items.

On the afternoon of November 14, 2015, Liberator’s board of directors convened telephonically, with representatives of Lowenstein and JMP in attendance. Prior to the meeting, the members of the board had received copies of the drafts of the merger agreement, disclosure schedules, voting agreement and non-competition agreements, and a summary of the terms thereof. The members of the board also received presentation materials prepared by representatives of JMP. At the meeting, the board discussed the current status of discussions with Bard, including the outstanding due diligence items as the primary factor driving the timing of the process at that point, and again reviewed with members of management and representatives of Lowenstein the terms of the merger agreement, the other transaction agreements, and the transactions contemplated thereby, including the merger. Lowenstein updated the board on its fiduciary duties under Nevada law applicable to its adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Representatives of JMP then reviewed the financial analyses of JMP with the board and delivered the oral opinion of JMP, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered, qualifications, limitations and other considerations that would be set forth in its written opinion, the consideration to be paid to the holders of Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities), in the merger was fair, from a financial point of view, to such stockholders (because the merger agreement was not executed by the parties on November 14, 2015, JMP did not deliver its written opinion on November 14, 2015). On motions duly made and seconded, the board unanimously (i) determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and its stockholders, (ii) adopted resolutions adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, in all respects for purposes of Sections 92A.120 and 78.438 of the NRS and (iii) resolved to recommend the merger agreement to Liberator’s stockholders pursuant to Subsection 2(a) of Section 92A.120 of the NRS.

From November 14, 2015 to November 19, 2015, Liberator, Bard, Liberator’s employees and their respective advisors continued to negotiate the remaining terms of the merger agreement, disclosure schedules, voting agreement and non-competition agreements. The principal deal issues under negotiation were resolution of the remaining due diligence items by Bard, and review of Liberator’s monthly projected cash balances that gave effect to dividends in the first quarter of 2016, as prepared by Liberator with JMP’s assistance, to ensure it would have sufficient liquidity to conduct its operations through closing. During this time, Bard engaged in numerous internal discussions and analysis around Liberator’s cash position and the outstanding due diligence items.

On the afternoon of November 17, 2015, Liberator’s board of directors held a telephonic meeting to receive an update from representatives of Lowenstein and JMP on the status of discussions with Bard and their remaining due diligence, and also to discuss Liberator’s most recent monthly projected cash balances, as prepared by Liberator with JMP’s assistance.

On the afternoon of November 19, 2015, Liberator’s board of directors held a telephonic meeting, with representatives of Lowenstein and JMP in attendance. At the meeting, the board discussed the current status of discussions with Bard, and that Bard had satisfactorily completed its due diligence and obtained its internal approvals with respect thereto and to the merger. The board then reviewed the final terms of the merger agreement and the other transaction agreements, which had not changed materially from the November 14, 2015 drafts. Representatives of JMP reviewed the analyses of JMP with the board and reconfirmed the oral opinion of JMP, which was subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered, qualifications, limitations and other considerations set forth in its written opinion, the consideration to be paid to the holders of Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities), in the merger was fair, from a financial point of view, to such stockholders. On motions duly made and seconded, the board reaffirmed the resolutions it had passed at the November 14, 2015 meeting approving the merger agreement, the other transaction agreements and the transactions contemplated thereby, including the merger.

Over the course of November 19, 2015, Liberator, Bard, Liberator’s employees and their respective advisors finalized the terms of the merger agreement, disclosure schedules, voting agreement and non-competition agreements.

On the evening of November 19, 2015, the parties executed the final merger agreement, voting agreement and non-competition agreements.

On the morning of November 20, 2015, each of Liberator and Bard announced the merger by issuing press releases.

Recommendation of our Board of Directors

Board of Directors Recommendation.

After careful consideration, and taking into account all of the factors described below, our board of directors unanimously determined that the form, terms and provisions of the merger agreement are fair, advisable and in the best interests of Liberator and our stockholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and our board of directors unanimously recommends that our stockholders vote “FOR” the approval of the merger agreement. Our board of directors also unanimously recommends that Liberator’s stockholders vote “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Reasons for Recommendation

In evaluating the merger agreement and the transactions contemplated thereby, our board of directors consulted with our management, representatives of our financial advisor and our legal counsel, and considered and evaluated a number of factors, including, among them:

•	Review of Strategic Alternatives. The belief of the board of directors, after consultation with representatives of our financial advisor and legal counsel and management (including a review with management of Liberator’s five-year strategic plan), and after review of the other strategic opportunities reasonably available to Liberator, including continuing to operate as an independent company or pursuing a business combination transaction with another party or a series of business combination transactions, in each case taking into account the potential benefits, risks and uncertainties associated with those other opportunities, that consummation of the merger will provide Liberator’s stockholders with certain value in a volatile and unpredictable financial and economic environment.

•	Prospects of Liberator as a Stand-Alone Enterprise. The competitive environment in which Liberator operates, including the fact that many of our competitors and industry customers have greater sales and distribution capabilities, substantially greater capital resources, larger marketing, research and development staffs, larger facilities, greater name recognition, access to broader product lines and larger customer bases and may develop or acquire products that are alternatives to the products sold by Liberator and have a greater ability to bear the risks associated with participating in the healthcare and medical device industries.

•	Additional Products for Customers. The potential for Liberator’s customers to have access to additional products as a result of the merger.

•	Industry Factors. The highly competitive nature of medical devices, the changing reimbursement environment, changes by healthcare insurers, changes in the medical device regulatory approval process, and pending legislative changes to the healthcare systems and our comparative ability, compared to that of our established competitors, to bear those uncertainties, including the risks associated with Medicare and private payor reimbursement rates and the risks associated with reduced health care spending resulting from the recent global economic slowdown and higher than normal unemployment rates.

•	Competitor Acquisitions. The board of director’s belief that, given recent trends in the industry, if Liberator did not enter into a transaction with Bard at this time, Bard would likely seek to enter into an alternative transaction with a competitor, thereby limiting Liberator’s future strategic options.

•	Fair Value. The board of directors’ belief that the merger consideration of $3.35 per share represents fair value for the shares of our Common Stock, taking into account the board’s familiarity with our business, operations, prospects, business strategy, properties, assets, and financial condition, and the board’s belief that the merger consideration represents the highest consideration that Bard was willing to pay, and the highest per share value obtainable on the date of signing the merger agreement.

•	Certainty of Value. The fact that the consideration to be received by our stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our stockholders, compared to the risks and uncertainty associated with the operation of our business, including the risks inherent in the dependence of sales on the availability of reimbursement of our customers by government and private insurance plans.

•	Premium to Current and Historical Trading Prices. The merger consideration to be received by our stockholders in relation to the prevailing trading price and the historical trading prices for shares of our Common Stock, including the fact that the $3.35 per share merger consideration represents:

•	a premium of approximately 25.9% over the $2.66 per share closing price on November 19, 2015, the last trading day prior to the signing of the merger agreement;

•	a premium of approximately 26.9% over the $2.64 per share closing price on November 12, 2015, one week before the last full trading day before the signing of the merger agreement;

•	a premium of approximately 26.4% over the $2.65 per share closing price on October 19, 2015, one month before the last full trading day before the signing of the merger agreement;

•	a premium of approximately 27.4% over the $2.63 per share closing price on September 21, 2015, two months before the last full trading day before the signing of the merger agreement;

•	a premium of approximately 31.4% over the volume-weighted average price of $2.55 per share of our Common Stock over the 60-day trading period ended on November 19, 2015; and

•	a premium of approximately 5.7% over the volume-weighted average price of $3.17 per share of our Common Stock over the five-year period ended on November 19, 2015.

•	Lack of Available Transactional Alternatives. The actions taken by Liberator, leading up to receipt of the initial indication of interest from Bard, to explore transactional alternatives to the merger with Bard, including the sale process conducted by our management with assistance from representatives of JMP Securities (including a party which had previously demonstrated a strategic interest in Liberator) believed to have the strongest interest in acquiring Liberator and the failure of any contacted party to request an introductory meeting with Liberator or further information in the opportunity, as more fully described above under “Background of the Merger.”

•	Opinion of Financial Advisor. The opinion of JMP Securities delivered to our board of directors orally on November 19, 2015, and later confirmed in a written opinion of the same date, that based on and subject to the assumptions made, matters considered, qualifications, limitations and other considerations described in its opinion, the merger consideration of $3.35 per share, in cash, to be paid to the holders of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) in the merger was fair, from a financial point of view, to such holders, as more fully described below under “Opinion of JMP Securities.”

•	Terms of Merger Agreement; Ability to Respond to Unsolicited Proposals. The terms and conditions of the merger agreement, including our ability to consider and respond, under certain circumstances specified in the merger agreement, to an unsolicited, written proposal for a business combination from a third party prior to approval of the merger agreement by our stockholders, and the right of the board of directors after complying with the terms of the merger agreement to terminate the merger agreement in order to accept a superior proposal upon payment of a termination fee of $7,200,000 (approximately 4.0% of the equity value of the transaction), and the belief of the board of directors, after discussion with our advisors, that the termination fee was in the range of termination fees payable in similar transactions.

•

Compensation and Benefits for Employees. Bard’s undertaking, pursuant to the merger agreement, to, from the closing of the merger until the first anniversary thereof, provide (or cause the surviving corporation to provide) each employee of Liberator or any subsidiary thereof who remains employed immediately after the closing of the merger, subject to his or her continued employment, with a level of compensation and with retirement and welfare benefits that are no less favorable than that provided by Liberator or any of its subsidiaries immediately prior to the closing of the merger.

•	Likelihood of Completion. The board of directors’ belief that the merger will be consummated, based on, among other things, the resources devoted to this transaction by Bard, the prior successful transaction experience of Bard, the limited number of conditions to completion of the merger and the absence of a financing condition or a closing condition relating to market conditions.

•	Shared Values. The board of directors’ belief that Liberator and Bard share the same core values, including strong commitment to client service and high quality products, would assist in integrating and operating the combined business post-closing.

•	Manufacturers. Bard’s acknowledgement that its products represent a small minority of Liberator’s current revenue, and that it intends to continue to promote other manufacturers’ products directly to consumers.

•	Participation in Regulatory Approval Process. The fact that the merger agreement provides that Liberator and Bard will jointly develop the strategy and to participate in meetings relating to obtaining regulatory approvals required to complete the merger.

•	Stockholder Dividends. The fact that the merger agreement permits Liberator to declare and pay to its stockholders dividends in the ordinary course of business, subject to certain limitations, during the period prior to the closing of the merger.

•	Diligence Investigation. The result of Liberator management’s due diligence investigation of Bard, and the business practices and experience of Bard and its management.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement. These factors included, among them, the following:

•	No Stockholder Participation in Potential Future Growth or Earnings. The fact that our stockholders will cease to participate in Liberator’s potential future earnings growth or benefit from any future increase in its value following the merger and the possibility that the price of the shares might have increased in the future to a price greater than the $3.35 per share offered in the merger.

•	Nonsolicitation Restrictions. The restrictions that the merger agreement imposes on our ability to solicit competing proposals.

•	Termination Fee. The possibility that the termination fee of $7,200,000 payable by Liberator to Bard may discourage other bidders and, if the merger agreement is terminated, impact our ability for up to one year to engage in another transaction without paying such termination fee, and the fact that we may be required to pay expenses to Bard if a special meeting is held but the required stockholder approval is not obtained at such meeting.

•	Closing Conditions. The fact that completion of the merger requires antitrust clearance and the satisfaction of other closing conditions that are not within our control or Bard’s control.

•	Taxable Consideration. The fact that the gains from the transactions contemplated by the merger agreement will be taxable to stockholders for U.S. federal income tax purposes.

•	Business Disruption Resulting from Transaction. The possible disruption to our business, including the possible loss of attention from our third-party suppliers and payors, and the possible effect on our ability to attract and retain key personnel that may result from the announcement of the transaction with Bard and the resulting distraction of the attention of our management and employees.

•	Expenses. The risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger.

•	Potential Conflicts of Interest. The fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of Liberator’s other stockholders. For additional information on the potential conflicts of interest, see the section of this proxy statement entitled “Interests of our Directors and Executive Officers in the Merger” beginning on page 46.

•	Interim Restrictions on Business Pending the Completion of the Merger. The restrictions imposed by the merger agreement that can affect the conduct of our business prior to completion of the merger.

•	Risk Associated with Failure to Consummate the Merger. The risks and costs to Liberator if the merger is not consummated, including (i) the potentially adverse effect on Liberator’s trading price and the market’s perception of Liberator’s prospects, (ii) diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business, customer, and vendor relationships and (iii) the payment of our expenses associated with the transaction.

•	Risks Associated with Different Regulatory Requirements. The risk that because Bard and Liberator are engaged in different lines of business, the regulatory requirements currently applicable to Liberator may differ significantly from those currently applicable to Bard, and Bard may require a period of adjustment with respect to its compliance with the regulatory requirements applicable to Liberator.

•	Competition among Manufacturers. The possibility that Liberator’s existing manufacturers may view Bard as a competitor and may seek to change the way they do business with Liberator or terminate their relationship with Liberator altogether.

•	Integration. The risk that the potential benefits of the merger will not be realized or will not be realized within the expected time period and the risks and challenges associated with the integration of Bard’s and Liberator’s businesses.

The foregoing discussion of the information and factors considered by the board of directors is not meant to be exhaustive, but includes the material information, factors and analyses considered by the board of directors in reaching its conclusions and recommendation in relation to the merger agreement and the transactions contemplated thereby. The members of the board of directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Liberator, taking into account the advice of Liberator’s financial advisor and legal counsel. In light of the variety of factors and amount of information that the board of directors considered, the members of the board of directors did not find it practicable to provide specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Rather, the recommendation of the board of directors was made after considering the totality of the information and factors involved. Individual members of the board of directors may have given different weight to different factors. In addition, in arriving at their recommendation, the directors were aware of the interests of certain officers and directors of Liberator as described in “Interests Of Our Directors And Executive Officers In The Merger.”

Certain Financial Projections

In response to Bard’s proposal and subsequent due diligence requests, Liberator provided to Bard and representatives of JMP Securities certain projected and budgeted financial information for Liberator. Liberator’s internal financial projections were prepared solely for internal use to assist with operating, capital budgeting and other management decisions and are subjective in many respects. Consequently, these projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The financial projections were based upon numerous estimates and assumptions made by Liberator’s management with respect to general business, economic, market, regulatory, reimbursement and financial conditions and other matters. These estimates and assumptions regard future events that are difficult to predict, and many are beyond Liberator’s control. Accordingly, there can be no assurance that the estimates and assumptions made by Liberator in preparing the financial projections will be realized and actual results may be materially greater or less than those contained in the financial projections below.

The inclusion of certain financial projections in this proxy statement should not be regarded as an indication that Liberator or JMP Securities or their respective affiliates or representatives (including their advisors) consider the financial projections to be necessarily material or predictive of actual future events, and the financial projections should not be relied upon as such. The financial projections in this proxy statement are being provided in this proxy statement only because Liberator provided them to Bard and/or representatives of JMP Securities in connection with the Bard proposal and subsequent due diligence requests and because they were relied upon by representatives of JMP Securities in performing its financial analysis to formulate the fairness opinion delivered to our board of directors. None of Liberator or JMP Securities or any of their respective affiliates or representatives (including their respective advisors) makes any representation to any person regarding the financial projections by virtue of their inclusion in this proxy statement, and none of them intends to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent or future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. In this regard, holders of shares of our Common Stock are cautioned not to place undue reliance on these financial projections.

In connection with finalizing its analyses in support of the opinion delivered to the Liberator board of directors on November 19, 2015, representatives of JMP Securities were provided with five years of financial projections on October 27, 2015.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of entry into the merger agreement or the proposed merger. Further, the financial projections do not take into account the effect of any failure to occur of the proposed merger and should not be viewed as accurate or continuing in that context. The financial projections do not reflect any of the expenses incurred in connection with the proposed merger.

Liberator’s management did not prepare the financial projections below with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial projections do not purport to present operations in accordance with GAAP, and Liberator’s independent auditors have not examined, compiled or performed any procedures with respect to the financial projections presented in this proxy statement, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Liberator may achieve the results contained in the financial projections, and accordingly assume no responsibility for them.

The financial projections that Liberator provided to representatives of JMP Securities included the following:

($ in millions)	CY2016E	CY2017E	CY2018E	CY2019E	CY2020E
Total Revenue	$89.9	$97.9	$106.7	$116.3	$126.8
% Growth	9.1%	9.0%	9.0%	9.0%	9.0%
Cost of Sales	34.9	37.1	40.4	44.1	48.0

Gross Profit	$54.9	$60.8	$66.3	$72.3	$78.8
% Margin	61.1%	62.1%	62.1%	62.1%	62.1%
Total Operating Expense	39.2	43.2	46.8	50.7	55.0

EBITDA	$15.7	$17.7	$19.5	$21.6	$23.8
% Margin	17.5%	18.0%	18.3%	18.5%	18.8%

For purposes of the financial projections and this proxy statement, the term “EBITDA” means earnings before interest, taxes, depreciation and amortization, and the term “Cash EBITDA” means earnings before interest, taxes, depreciation, and amortization, on a cash basis.

The financial projections included in this proxy statement were prepared by, and are the responsibility of, our management. Representatives of JMP Securities neither examined nor compiled the projected financial information and, accordingly, JMP Securities expresses no opinion or any other form of assurance with respect to the projected financial information included in this proxy statement.

Opinion of JMP Securities

Pursuant to an engagement letter dated August 17, 2014, Liberator retained JMP Securities LLC to act as its exclusive financial advisor in connection with the proposed merger, and, if requested, to render to the Liberator board of directors an opinion as to whether the merger consideration to be paid to the holders of shares of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) is fair, from a financial point of view, to such holders.

At the meeting of the Liberator board of directors held on November 19, 2015, to consider the proposed merger, JMP Securities delivered its oral opinion (which was subsequently confirmed in writing by delivery of JMP Securities’ written opinion dated the same date) to the Liberator board of directors to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications, limitations and other considerations set forth in JMP Securities’ written opinion (which are described below), the merger consideration of $3.35 per share in cash to be paid to holders of shares of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) was fair, from a financial point of view, to such holders.

The full text of the written opinion of JMP Securities, dated and delivered November 19, 2015, which sets forth the assumptions made, matters considered, qualifications, limitations and other considerations, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement.

We urge you to read the written opinion of JMP Securities carefully and in its entirety for the assumptions made, matters considered, qualifications, limitations and other considerations of the review undertaken in arriving at that opinion. JMP Securities’ written opinion, which is addressed to the Liberator board of directors, is directed only to the fairness of the merger consideration, from a financial point of view, to the holders of our Common Stock (other than Liberator, Bard, Merger Sub and their respective affiliated entities) as of the date of such opinion. It does not address any other aspect of the proposed merger, nor does it constitute a recommendation to the Liberator board of directors or any holders of our Common Stock as to how to vote with respect to the proposed merger or any other matter. The summary of the opinion of JMP Securities set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion.

For purposes of rendering its opinion, JMP Securities, among other things:

•	reviewed the financial terms of a draft of the merger agreement that was prepared as of November 18, 2015;

•	reviewed certain publicly available business and financial information concerning Liberator and the industry in which it operates;

•	compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Liberator with publicly available information concerning certain other companies it deemed relevant;

•	reviewed the current and historical market prices of our Common Stock and certain publicly traded securities of such other companies it deemed relevant;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Liberator relating to its business;

•	considered the results of its efforts on behalf of Liberator to solicit, at the direction of Liberator, indications of interest and definitive proposals from certain third parties with respect to a possible acquisition of Liberator; and

•	performed such other financial studies and analyses, and considered such other factors and information, it deemed appropriate for the purposes of its opinion.

In addition, JMP Securities held discussions with certain members of the management of Liberator with respect to certain aspects of the proposed merger, and the past and current business operations of Liberator, the financial condition and future prospects and operations of Liberator, and certain other matters JMP Securities believed necessary or appropriate to its inquiry.

In arriving at its opinion, JMP Securities, with Liberator’s consent, (i) relied upon and assumed the accuracy and completeness of all information or data (financial or otherwise) that was publicly available or was furnished to or discussed with JMP Securities by Liberator or otherwise reviewed by or for JMP Securities; (ii) relied upon the assurances of Liberator’s management that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect; (iii) did not independently verify (nor did JMP Securities assume responsibility or liability for independently verifying) any such information or data, or its accuracy or completeness; (iv) did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did JMP Securities make any physical inspection of the properties or assets of Liberator; (v) did not evaluate the solvency of Liberator or Bard under any state or federal laws relating to bankruptcy, insolvency or similar matters; (vi) assumed that all financial analyses and forecasts provided to JMP Securities were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Liberator’s management as to the expected future results of operations and financial condition of Liberator to which such analyses or forecasts relate; (vii) assumed that the financial results reflected in such forecasts could be realized in the amounts and at the times indicated thereby, and therefore did not assess the reasonableness or achievability of such forecasts; (viii) assumed that the proposed merger would be consummated as described in the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein; (ix) assumed that the representations and warranties made by Liberator, Bard and Merger Sub in the merger agreement are and will be true and correct in all respects material to JMP Securities’ analysis; (x) assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Liberator or on the contemplated benefits of the proposed merger; (xi) assumed, at the direction of Liberator, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by JMP Securities; (xii) did not perform any analysis in order to assess, or render any opinion, as to whether any holder of our Common Stock should receive a greater or lesser amount of merger consideration due to any control premium or discounted share value, and (xiii) assumed that the proposed merger would not violate any applicable federal or state statutes, rules or regulations. JMP Securities is not a legal, regulatory or tax expert, and JMP Securities relied on the assessments made by the other advisors to Liberator with respect to such issues.

JMP Securities’ opinion was necessarily based on business, economic, monetary, market and other conditions as in effect on, and the information made available to JMP Securities as of, the date of its opinion. It should be understood that subsequent developments may affect JMP Securities’ opinion, and JMP Securities does not have any obligation to update, revise or reaffirm the opinion (regardless of the closing date of the proposed merger). JMP Securities expressed no view or opinion as to any terms or other aspects of the proposed merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the proposed merger, any non-compete or employment agreements referenced in the merger agreement, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with the proposed merger. Further, JMP Securities expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Liberator, or as to the underlying decision by Liberator to engage in the proposed merger or the merits of the proposed merger in comparison to other strategies or transactions that might have been available to Liberator or in which Liberator might engage. Furthermore, JMP Securities expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration to be paid to the holders of our Common Stock in the proposed merger or with respect to the fairness of any such compensation. JMP Securities took the foregoing facts and assumptions into account when determining the meaning of “fairness” for purposes of its opinion.

The issuance of JMP Securities’ opinion was approved by a fairness opinion committee of JMP Securities. JMP Securities’ opinion was provided to the Liberator board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger. JMP Securities’ opinion does not constitute a recommendation to the Liberator board of directors or any shareholder of Liberator as to how such board member or shareholder should act or vote with respect to the proposed merger or any other matter. Furthermore, JMP Securities’ opinion should not be construed as creating any fiduciary duty on JMP Securities’ part to Liberator, its board of directors, its stockholders or any other party.

Summary of JMP Securities’ Financial Analysis

The following is a summary of the material financial analyses prepared by JMP Securities, and reviewed with the Liberator board of directors, in connection with JMP Securities’ opinion, dated November 19, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, JMP Securities, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by JMP Securities. JMP Securities may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be JMP Securities’ view of the actual value of Liberator. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by JMP Securities. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying JMP Securities’ financial analyses and its opinion. In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Liberator or any other parties to the merger. None of Liberator, Bard, Merger Sub or JMP Securities or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Liberator do not purport to be appraisals. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The implied per share equity value ranges described below are based on Liberator’s fully diluted outstanding shares calculated on a treasury stock method basis (taking into account shares of Common Stock outstanding, restricted stock awards and outstanding in-the-money options and warrants) based on information provided by Liberator.

Selected Publicly Traded Companies Analysis

JMP Securities reviewed and compared certain financial information of Liberator to corresponding financial information of the following publicly traded companies that JMP Securities deemed comparable to Liberator, based on its experience and professional judgment:

Healthcare Distribution Companies

McKesson Corporation	Patterson Companies, Inc.
Cardinal Health, Inc.	Owens & Minor Inc.
Amerisource Bergen Corporation	PharMerica Corporation
Henry Schein Inc.

Small Cap Healthcare Services Companies

Almost Family, Inc.	Addus HomeCare, Inc.
U.S. Physical Therapy, Inc.

Although none of the selected companies is directly comparable to Liberator, the companies listed above were chosen by JMP Securities, among other reasons, because they are publicly traded healthcare distribution or healthcare services companies with certain operational, business and/or financial characteristics that, for purposes of JMP Securities’ analysis, may be considered similar to those of Liberator.

JMP Securities calculated and compared financial multiples for the selected comparable companies based on publicly available information it obtained from SEC filings, Bloomberg, CapitalIQ, and other Wall Street research, and closing stock prices on November 18, 2015 (the last full trading day prior to the delivery by JMP Securities of its opinion to the Liberator board of directors). With respect to each of the selected comparable companies, JMP Securities calculated enterprise value (calculated as market capitalization, plus total debt, plus preferred stock, plus non-controlling interest, minus total cash) as a multiple of the consensus Wall Street research analyst estimated EBITDAs for calendar years 2015 and 2016.

JMP Securities next calculated the minimum, maximum, mean and median multiples among the selected publicly traded companies for the multiple described above. The results of this analysis are summarized below:

	Enterprise Value / EBITDA CY2015E	Enterprise Value / EBITDA CY2016E
Healthcare Distribution Comparable Companies Multiples
Minimum	10.0x	8.8x
Maximum	19.3x	14.4x
Mean	13.1x	10.6x
Median	10.6x	9.4x
Small Cap Healthcare Services Comparable Companies Multiples
Minimum	8.5x	6.8x
Maximum	14.5x	13.3x
Mean	11.4x	9.7x
Median	11.1x	9.1x

Based on the foregoing, JMP Securities applied a valuation range of (i) 9.2x to 16.9x, representing the average of the minimums and maximums of the two groups of the selected comparable companies, to Liberator’s estimated calendar year 2015 EBITDA (as described under “The Merger Agreement—Certain Financial Projections” above), which resulted in an implied per share equity value range for our Common Stock of approximately $2.39 to $4.26, and (ii) 7.8x to 13.9x, representing the average of the minimums and maximums of the two groups of the selected comparable companies, to Liberator’s estimated calendar year 2016 EBITDA, which resulted in an implied per share equity value range for our Common Stock of approximately $2.40 to $4.18.

Also, with respect to each of the selected comparable companies, based on the same sources of information and dates as the above analysis, JMP Securities calculated the share price as a multiple of the consensus Wall Street research analyst estimated earnings per share for calendar years 2015 and 2016. JMP Securities next calculated the minimum, maximum, mean and median multiples among the selected publicly traded companies for the multiple described above. The results of this analysis are summarized below:

	Price /EPS CY2015E	Price /EPS CY2016E
Healthcare Distribution Comparable Companies Multiples
Minimum	15.1x	13.7x
Maximum	26.4x	23.7x
Mean	20.1x	17.6x
Median	20.0x	16.7x
Small Cap Healthcare Services Comparable Companies Multiples
Minimum	19.3x	15.5x
Maximum	30.0x	26.7x
Mean	22.9x	19.7x
Median	19.5x	16.9x

Based on the foregoing, JMP Securities applied a valuation range of (i) 17.2x to 28.2x, representing the average of the minimums and maximums of the two groups of the selected comparable companies, to Liberator’s estimated calendar year 2015 earnings per share, which resulted in an implied per share equity value range for our Common Stock of approximately $2.48 to $4.06, and (ii) 14.6x to 25.2x, representing the average of the minimums and maximums of the two groups of the selected comparable companies, to Liberator’s estimated calendar year 2016 earnings per share, which resulted in an implied per share equity value range for our Common Stock of approximately $2.52 to $4.35.

Selected Precedent M&A Transactions Analysis

JMP Securities reviewed and analyzed certain information relating to selected transactions involving companies that JMP Securities, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to Liberator and the merger. The selected precedent M&A transactions used were:

Announcement Date	Acquiror Name	Target Name
July 1, 2015	Madison Dearborn Partners, LLC	Patterson Medical Supply Inc.
May 20, 2015	CVS Health Corp.	Omnicare Inc.
January 11, 2015	AmerisourceBergen Corporation	MWI Veterinary Supply, Inc.
October 24, 2012	McKesson Corporation	PSS World Medical, Inc.
July 1, 2012	Linde AG	Lincare Holdings Inc.
June 30, 2012	Advent International Corporation	Mediq NV
October 24, 2011	Cardinal Health Canada Inc.	Futuremed Healthcare Products Corp.
March 14, 2011	Lextron Inc.	Animal Health International Inc.
November 1, 2010	McKesson Corporation	US Oncology Inc.
October 14, 2010	Henry Schein Inc.	Provet Holdings Limited
July 2, 2007	Walgreen Co.	Option Care Inc.
May 2, 2007	Madison Dearborn Partners, LLC	VWR International, Inc.
May 7, 2006	Thermo Electron Corp.	Fisher Scientific International Inc.

No company or transaction used in JMP Securities’ analysis is identical or directly comparable to Liberator or the merger. The companies included in the selected transactions above were selected, among other reasons, because they have certain characteristics that, for the purposes of JMP Securities’ analysis, may be considered similar to certain characteristics of Liberator. The reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Liberator and the companies included in the selected precedent transactions analysis. JMP Securities’ analysis involved complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and Liberator.

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that JMP Securities obtained from SEC filings, CapitalIQ, and other Wall Street research. Using publicly available information, JMP Securities calculated, for each selected transaction, the enterprise value (calculated as such company’s market capitalization, plus total debt, plus preferred stock, plus non-controlling interest, minus total cash) implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s last-twelve months, or LTM, actual EBITDA, at the time of the transaction announcement.

The results of JMP Securities’ analysis are summarized as follows:

Enterprise Value /LTM EBITDA
Minimum	7.5x
Maximum	18.5x
Mean	11.6x
Median	10.7x

Based on the foregoing, JMP Securities applied a valuation range of 7.5x to 18.5x, representing the minimums and maximums for the precedent transactions reviewed, to Liberator’s actual LTM EBITDA, which resulted in an implied per share equity value range for our Common Stock of approximately $2.04 to $4.83.

Premiums Paid Analysis

JMP Securities selected for review 46 merger and acquisition (M&A) transactions of U.S. healthcare services companies with transaction values ranging from $100 million to $2 billion, using publicly available information obtained from CapitalIQ.

For each selected M&A transaction, JMP Securities analyzed the historical share price premiums paid at 1-day, 1-week and 1-month trading days prior to the announcement date. Information regarding the premiums from JMP Securities’ analysis of the selected transactions is set forth in the following table:

	1-Day	1-Week	1-Month
Top Quartile	38.6%	39.9%	43.4%
Two Middle Quartiles	30.0%	28.2%	31.4%
Bottom Quartile	17.7%	16.4%	14.7%

Based on the foregoing, JMP Securities applied a 1-day premium range of 17.7% to 38.6%, representing the bottom and top quartiles of its analysis, to the closing price of our Common Stock on November 18, 2015 (the last full trading day prior to the delivery by JMP Securities of its opinion to the Liberator board of directors), which resulted in an implied per share equity value range for our Common Stock of approximately $2.94 to $3.47.

Discounted Cash Flow Analysis

JMP Securities performed a discounted cash flow analysis of Liberator based on forecasts provided by Liberator’s management disclosed on pages 35 and 36 of this proxy statement. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. JMP Securities calculated a range of illustrative enterprise values for Liberator by discounting to present value as of December 31, 2015, using discount rates ranging from 12.0% to 16.0% (reflecting JMP Securities’ analysis of Liberator’s weighted average cost of capital): (i) the forecasted fully-taxed unlevered free cash flows of Liberator during the period beginning on January 1, 2016 and ending on December 31, 2020, as derived by JMP based on the Liberator forecasts disclosed on pages 35 and 36 of this proxy statement and (ii) a range of illustrative terminal values of Liberator as of December 31, 2020, calculated by applying exit multiples of 10x to 14x to the forecasted 2020 EBITDA. JMP Securities divided the result of the foregoing calculations by Liberator’s fully diluted outstanding shares, calculated as described above, to derive an implied per share equity value range of approximately $2.40 to $3.72.

Other Considerations

JMP Securities noted for the Liberator board of directors certain additional factors solely for informational purposes, including the following:

(1)	applying the above-described Selected Publicly Traded Companies Analysis with respect to the multiples of enterprise value to EBITDA to Liberator’s estimated calendar year 2015 and 2016 Cash EBITDA (as described in “The Merger—Certain Financial Projections,” above) JMP Securities applied the same above-described valuation ranges of (i) 9.2x to 16.9x to Liberator’s 2015 estimated Cash EBITDA, which resulted in an implied per share equity value range for our Common Stock of approximately $1.73 to $3.05, and (ii) 7.8x to 13.9x to Liberator’s 2016 estimated Cash EBITDA, representing the average of the minimums and maximums of the two groups of the selected comparable companies, which resulted in an implied per share equity value range for our Common Stock of approximately $1.93 to $3.33;

(2)	applying the above-described Selected Precedent M&A Transactions Analysis with respect to the multiples of enterprise value to LTM EBITDA to Liberator’s actual LTM Cash EBITDA, JMP Securities applied the same above-described valuation range of 7.5x to 18.5x, which resulted in an implied per share equity value range for our Common Stock of approximately $1.40 to $3.23; and

(3)	applying the above-described Premiums Paid Analysis with respect to the historical share price premiums paid at 1-week and 1-month trading days prior to the announcement date, JMP applied (i) a 1-week premium range of 16.4% to 39.9%, representing the bottom and top quartiles of its analysis, to the closing price of our Common Stock on November 11, 2015 (one week before the last full trading day prior to the delivery by JMP Securities of its opinion to the Liberator board of directors), which resulted in an implied per share equity value range for our Common Stock of approximately $3.05 to $3.67, and (ii) a 1-month premium range of 14.7% to 43.4%, representing the bottom and top quartiles of its analysis, to the closing price of our Common Stock on October 19, 2015 (one month before the last full trading day prior to the delivery by JMP Securities of its opinion to the Liberator board of directors), which resulted in an implied per share equity value range for our Common Stock of approximately $3.04 to $3.80.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, JMP Securities did not draw, in isolation, conclusions from, or with regard to, any factor or analysis that it considered. Rather, JMP Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

JMP Securities’ opinion was only one of many factors taken into consideration by the Liberator board of directors in its evaluation of the offer and the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Liberator with respect to the merger consideration or as to whether the Liberator board of directors would have been willing to determine that a different consideration was fair. The consideration to be paid in the merger was determined through arm’s-length negotiations between Liberator and Bard and was approved by the Liberator board of directors. JMP Securities provided financial advice to Liberator during these negotiations. JMP Securities did not, however, recommend any specific amount of consideration to Liberator or its board of directors or that any specific amount of consideration constituted the only appropriate consideration to be paid in the merger.

JMP Securities is actively engaged in the investment banking business and regularly undertakes the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of JMP Securities’ trading, brokerage, investment management and financing activities, JMP Securities or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of Liberator or any other company or any currency that may be involved in this transaction. In the past two years, other than in connection with its engagement by Liberator relating to the merger and its opinion, JMP Securities has not provided any financial advisory or other services to Liberator or Bard for which it has received any compensation.

The Liberator board of directors selected JMP Securities as its financial advisor in connection with the solicitation of bids and the negotiation of offers for a potential acquisition of Liberator based on various factors and criteria, including JMP Securities’ understanding of Liberator’s business, JMP Securities’ leadership position in and understanding of the healthcare industry, JMP Securities’ relationships with potential merger partners and other capabilities and strengths. JMP Securities is a recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with JMP Securities’ services as Liberator’s financial advisor, Liberator has agreed to pay JMP Securities an aggregate fee of approximately $1.84 million, $250,000 of which was payable upon the rendering of JMP Securities’ opinion and approximately $1.59 million of which is payable contingent upon consummation of the proposed merger. In addition, Liberator has agreed to reimburse certain of JMP Securities’ expenses arising, and to indemnify JMP Securities against certain liabilities that may arise, out of JMP Securities’ engagement.

Voting Agreement

As a condition to Bard and Merger Sub entering into the merger agreement, Bard entered into a voting and support agreement, with our chief executive officer and president and our chief financial officer (each of whom we sometimes refer to in this proxy statement as a “covered stockholder”), concurrently with the execution and delivery of the merger agreement. As of the record date for the special meeting, a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding on the record date, were subject to the voting agreement. Of those shares:

•	19,710,867, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, or, in the aggregate, approximately 36.7% of our Common Stock entitled to vote at the special meeting as of the record date, were then held by Mark A. Libratore; and

•	770,000, or approximately 1.4 % of our Common Stock entitled to vote at the special meeting as of the record date, were then held by Robert J. Davis.

The voting agreement is attached as Annex B hereto.

Pursuant to the voting agreement, each covered stockholder agreed, among other things, to vote all of his or her respective shares of our Common Stock:

•	in favor of the approval of the merger and adoption of the merger agreement and any transactions contemplated by the merger agreement;

•	against any adverse acquisition agreement;

•	against any acquisition proposal or superior proposal;

•	against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Liberator under the merger agreement; and

•	against any amendment of Liberator’s organizational documents or other action, proposal or transaction involving Liberator or any of its subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the merger agreement or the merger, inhibit the timely consummation of the merger or change in any manner the voting rights of any class of capital stock of Liberator.

In addition, each covered stockholder has given representatives of Bard an irrevocable proxy (except upon the termination of the voting agreement) to vote his shares of our Common Stock that are subject to the voting agreement in the foregoing manner.

The voting agreement prohibits each covered stockholder from:

•	transferring any shares of our Common Stock or options to acquire shares of our Common Stock at any time prior to the expiration of the voting agreement;

•	entering into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any such shares or options; or

•	committing or agreeing to take any of the foregoing actions.

The voting agreement further prohibits each covered stockholder, in his capacity as a stockholder, from engaging in any activities that would be prohibited as described in the section of this proxy statement entitled “The Merger—No Solicitation of Alternative Transactions” beginning on page 66.

The voting agreement does not prohibit members of our board of directors or executive officers from taking any action, solely in their respective capacities as members of the board of directors or as executive officers, in the exercise of their fiduciary duties, including with respect to transactions as alternatives to the proposed merger.

Each covered stockholder acknowledges and agrees that such covered stockholder is not entitled to any dissenter’s rights under NRS Chapter 92A or any other rights of appraisal in connection with the merger agreement and the merger, and waives, and agrees not to assert or perfect, any and all rights of dissent or appraisal such covered stockholder may have by virtue of ownership of any of our Common Stock. Each covered stockholder acknowledges that the only consideration such covered stockholder is entitled to as a stockholder is the consideration to be paid pursuant to the merger agreement and each covered stockholder consents to such consideration, including the amount and form thereof.

The voting agreement terminates upon the earliest of (i) the mutual written consent of the parties thereto, (ii) the effective time of the merger, (iii) the termination of the merger agreement or (iv) the effectiveness of any material modification, amendment or waiver to the merger agreement that reduces, adversely affects, delays the payment of, or changes the form of, the consideration payable to the stockholders of Liberator after the date of the voting agreement.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of our board of directors in favor of the approval of the merger agreement and the transactions contemplated thereby, including the proposed merger, you should be aware that members of our board of directors and our executive officers have interests in the proposed merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the proposed merger different from those of our stockholders generally.

Stock held by our Directors and Executive Officers

As of December 28, 2015, our directors and executive officers and their affiliates beneficially owned approximately 39.45% of our outstanding Common Stock, excluding shares that may be acquired through the exercise of options. The following table summarizes the shares of our Common Stock beneficially owned as of December 28, 2015, by our executive officers and directors, excluding shares that may be acquired through the exercise of options and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their shares.

	Shares of Common Stock Owned (#)	Resulting Consideration to be Paid at Completion of Merger ($)
Executive Officers:
Mark A. Libratore*	19,785,867	66,282,654.25
Robert J. Davis	815,000	2,730,250.00
John Léger	235,165	787,802.75

Directors:
Jeannette M. Corbett	150,013	502,543.55
Ruben J. King-Shaw, Jr.	22,026	73,787.10
Philip Sprinkle	22,026	73,787.10
Tyler Wick	205,013	686,793.55

*	Mr. Libratore, our chief executive officer and president, is also a director of Liberator.

Options to Acquire Shares of our Common Stock

As of December 28, 2015, our directors and executive officers as a group held 45,000 options to acquire shares of our Common Stock, with an exercise price less than the merger consideration, having a weighted average exercise price of $0.97 per share. In accordance with the merger agreement, at the effective time of the merger, each of these options to acquire shares of our Common Stock, together with all other outstanding options to acquire shares of our Common Stock, will be cancelled in exchange for the right to receive an amount equal to the total number of shares of our Common Stock subject to such options multiplied by the excess, if any, of the merger consideration over the exercise price of such options, less applicable withholding taxes. As a result, directors or executive officers holding such “in the money” options to acquire shares of our Common Stock may have a financial interest that is different from, or in addition to, the interest of holders of our Common Stock.

The following table summarizes the options to acquire shares of our Common Stock held as of December 28, 2015, by our directors and executive officers, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of such options.

	Number of Shares of Common Stock Underlying Options (#)	Exercise Price of Options ($)(1)	Resulting Consideration to be Paid at Completion of Merger ($)(1)
Executive Officers:
Mark A. Libratore*	—	—	—
Robert J. Davis	—	—	—
John Léger	45,000	0.97	107,100

Directors:
Jeannette M. Corbett	—	—	—
Ruben J. King-Shaw, Jr.	—	—	—
Philip Sprinkle	—	—	—
Tyler Wick	—	—	—

*	Mr. Libratore, our chief executive officer and president, is also a director of Liberator.
(1)	These amounts have been rounded for presentation purposes.

Consultancy and/or Non-Competition Agreements

As mentioned above, the obligation of Bard and Merger Sub to complete the merger is subject to, among other things, the condition that each of the non-competition agreements executed by Mark A. Libratore, our chairman, chief executive officer and president, John Léger, our chief operating officer, Paul Levett, our chief marketing officer, George Narr, our chief information officer, Douglas Mee, our vice president of finance, Jennifer Libratore, our vice president of operations and Mark A. Libratore’s niece, Jonathon Libratore, our call center director and Mark A. Libratore’s son, Marcus Libratore, our compliance & monitoring manager and Mark A. Libratore’s son, and David Baird, our Internet marketing manager, in connection with the execution of the merger agreement, and the consultancy and non-competition agreement executed by Robert J. Davis, our chief financial officer, in connection with the execution of the merger agreement, must be in full force and effect, except to the extent that any of such agreements are terminated in connection with a termination of employment under certain circumstances.

Mr. Libratore’s non-competition agreement generally prohibits competition by Mr. Libratore with respect to products related to any durable medical equipment sales and service and any urological, ostomy, and diabetic medical supplies and mastectomy fashions for a period commencing on the closing date of the merger and continuing for the later of (i) five years thereafter or (ii) two years following the termination or separation of Mr. Libratore’s employment or consultancy with the surviving corporation. Mr. Libratore’s non-competition agreement also includes (a) certain non-solicitation covenants during the period commencing on the closing date of the merger and continuing for the later of (i) five years thereafter or (ii) two years following the termination or separation of Mr. Libratore’s employment or consultancy with the surviving corporation and (b) indefinite non-disparagement and confidential information covenants. Pursuant to Mr. Libratore’s non-competition agreement, Mr. Libratore’s existing employment agreement (but not his employment) will be terminated effective as of the closing of the merger, without any further liability except for liability under his employment agreement for reimbursement of incurred but not yet reported or paid expenses or claims under applicable Liberator health plans. Mr. Libratore’s non-competition agreement does not provide for payment of compensation or severance to Mr. Libratore. As a result, Mr. Libratore will cease, as of the effective time of the merger, to be entitled to any severance.

Mr. Davis’s consultancy and non-competition agreement generally prohibits competition by Mr. Davis (i) with respect to products related to any durable medical equipment sales and service for a period commencing on the closing date of the merger and continuing for two years thereafter, and (ii) with respect to any urological and ostomy medical supplies and mastectomy fashions for a period commencing on the closing date of the merger and continuing for four years following such closing date. Mr. Davis’s consultancy and non-competition agreement also includes (i) certain non-solicitation covenants continuing for a period of four years from the closing date of the merger, and (ii) indefinite non-disparagement and confidential information covenants.

Mr. Davis has agreed to transition from his role as chief financial officer of Liberator to the role of consultant to Liberator, effective as of and conditioned upon the closing of the merger. Mr. Davis’s non-competition agreement provides that he will perform services for Liberator as a consultant on an as-needed basis from the date of closing of the merger until twelve months following such closing date (unless earlier terminated). As consideration for these services, Liberator will pay to Mr. Davis a one-time consulting fee of $120,000 on the date of closing of the merger. In connection with Mr. Davis’s transition from the role of chief financial officer of Liberator to the role of consultant to Liberator, Mr. Davis will be entitled to receive severance payments under his employment agreement as if he were involuntarily terminated without “cause”. The severance terms in Mr. Davis’s current employment agreement are described in “Interests of Our Directors and Executive Officers in the Merger—Severance” below.

Mr. Léger’s non-competition agreement generally prohibits competition by Mr. Léger (i) with respect to products related to any durable medical equipment sales and service for a period commencing on the closing date of the merger and continuing for two years thereafter, and (ii) with respect to any urological and ostomy medical supplies and mastectomy fashions for a period commencing on the closing date of the merger and continuing until the later of (x) four years following such closing date, or (y) eighteen months following his termination or separation of employment or consultancy with the surviving corporation. Mr. Léger’s non-competition agreement also includes (i) certain non-solicitation covenants continuing until the later of (x) four years from the closing date of the Merger, or (y) eighteen months following his termination or separation of employment or consultancy with the surviving corporation, and (ii) indefinite non-disparagement and confidential information covenants.

Mr. Léger’s non-competition agreement provides that if at any time following the closing of the merger and prior to the two year anniversary of such closing (we refer to such two-year period as the “Initial Term”), Mr. Léger’s employment or consultancy with Liberator is involuntarily terminated without cause or Mr. Léger voluntarily terminates employment for good reason, he will be entitled to receive, subject to execution of a customary release in a form acceptable to the surviving corporation, severance payments from Liberator, which in general will be (i) continuation of base salary through the end of the Initial Term, plus (ii) if Mr. Léger is eligible for a cash bonus or bonuses at the time of such termination, an amount equal to 1/12 of the target of any such cash bonus payable each month for the remainder of the Initial Term, plus (iii) if Mr. Léger is eligible for a cash bonus or bonuses at the time of such termination, a pro-rata portion of such bonus for which he is eligible for the fiscal year of termination, based on actual performance through the end of the fiscal year and the number of days elapsed in the fiscal year through the date of such termination, and payable at the same time Liberator pays incentive bonuses with respect to the fiscal year in which the termination occurs plus (iv) continued medical benefits on the same terms and conditions as active employees for the remainder of the Initial Term, or until Mr. Léger is no longer eligible for such continued coverage, if earlier (we refer to the payments in clauses (i)-(iv) collectively as the “Continuation Payment”). Notwithstanding the foregoing, if Mr. Léger’s employment agreement is in effect on the date of such termination, he will be eligible to receive, subject to execution of a customary release in a form acceptable to the surviving corporation, the greater of (i) the Continuation Payment, and (ii) any amount that may be payable by Liberator for such termination under his employment agreement (which, in general, currently provides for severance in an amount equal to (i) a pro-rata bonus for the fiscal year of termination, (ii) payment of a sum equal to one-twelfth of each of Mr. Léger’s base salary and target bonus monthly for six months following termination, and (iii) continuation of medical benefits on the same terms as active senior executives for six months following termination). The severance terms in Mr. Léger’s current employment agreement are described in “Interests of Our Directors and Executive Officers in the Merger—Severance” below.

Severance

Liberator previously entered into an employment agreement with each of our named executive officers. Under Robert J. Davis’s and John Léger’s employment agreements, in the event of an involuntary termination of employment other than for “cause” or “disability,” or a voluntary termination for “good reason,” each is entitled to payment of: (i) any accrued but unpaid base salary through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any reimbursed expenses in accordance with the employment agreements and, to the extent not previously paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice of other contract or agreement of Liberator or its affiliates through the date of termination, (ii) a pro-rata bonus for the fiscal year of termination, based on actual performance through the end of the fiscal year and the number of days elapsed in the fiscal year through the date of such termination, and payable at the same time Liberator pays incentive bonuses with respect to the fiscal year in which the termination occurs, (iii) payment of an amount equal to the sum of 1/12 of base salary and 1/12 of the target annual bonus each month for six months following termination (for Mr. Léger) or twelve months following termination (for Mr. Davis), and (iv) continuation of medical benefits on the same terms as active senior executives for six months following termination (for Mr. Léger) or twelve months following termination (for Mr. Davis). As discussed above, in connection with Mr. Davis’s transition from the role of chief financial officer of Liberator to the role of consultant to Liberator, Mr. Davis will be entitled to receive severance payments under his employment agreement as if he were involuntarily terminated without “cause.” The non-competition agreements entered into by our other employees in connection with the merger agreement also contain severance provisions.

As of the closing, Mark A. Libratore’s employment agreement (but not employment) will be terminated without liability to any party, including, without limitation, severance liability, except for reimbursement of incurred but not yet reported or paid expenses or claims under applicable Liberator health plans.

Indemnification; Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation in the merger will fulfill and honor in all respects the indemnification obligations of Liberator pursuant to our organizational documents in effect on the date of execution of the merger agreement for the benefit of any of our current or former directors and officers and any person who becomes a director or officer of Liberator or any of its subsidiaries prior to the effective time of the merger. Liberator will, during the interim period prior to the effective time of the merger, provide for advancement of expenses to the persons serving as officers and directors of Liberator and its subsidiaries at any time during such period, upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the surviving corporation as authorized which must be, in any event, at least as favorable to such persons as the advancement of expenses of the officers and directors of Merger Sub as set forth in the articles of incorporation and bylaws of Merger Sub as in effect on the date of the merger agreement.

The surviving corporation will also (i) assume and comply with the existing indemnification agreements with two members of Liberator’s current board of directors, Jeanette Corbett and Tyler Wick, which, in addition to the indemnification provided under our articles of incorporation and bylaws, provides for the advancement of expenses of such directors prior to the final disposition of any action (other than expenses for any action that was materially caused by such director or executive officer’s intentional misconduct, fraud or a knowing violation of the law), and (ii) not terminate, modify or amend such agreements in a way that is less favorable or adverse to the counterparties. Concurrently with the execution of the merger agreement, all of our current directors and executive officers, including Ms. Corbett and Mr. Wick, entered into indemnification agreements with Merger Sub pursuant to which the surviving corporation agreed, from and after the effective time of the merger, to make similar advancements of expenses to such directors and executive officers in connection with any action provided that such director or executive officer undertakes to repay the amount of each advancement if it is ultimately determined by a court of competent jurisdiction that the director or executive officer is not entitled to be indemnified by the surviving corporation with respect to such action.

In addition, the merger agreement provides that Liberator (at Bard’s sole expense) will provide and Bard must maintain, directors’ and officers’ liability insurance coverage, for an aggregate period of not less than six years from the effective time of the merger, that provides for policy limits, terms, conditions, retentions and levels of coverage at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of Liberator, and which will provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the effective time of the merger. However, Bard and the surviving corporation will not be required to pay an annual premium for directors’ and officers’ insurance in excess of 250% of the last annual premium paid prior to the date of the merger agreement under such policy. Following the closing of the merger, the surviving corporation will, or Bard will cause the surviving corporation (or its successor) to, maintain the insurance purchased by Liberator in accordance with the above in effect for the entire six-year policy period.

See the section of this proxy statement entitled “The Merger Agreement—Indemnification; Insurance” beginning on page 70.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that are based on or otherwise relate to the proposed merger that may become payable to each of our named executive officers.

The amounts indicated below are estimates of the amounts that would be payable assuming that (i) the merger consideration is $3.35 per share, and (ii) except as otherwise indicated below, the closing date of the merger had been December 28, 2015. In addition, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name and Position	Cash ($)(a)	Equity ($)(b)	Perquisites/ Benefits ($)(c)	Other ($)(d)	Total ($)
Mark A. Libratore, Chief Executive Officer and President	0	0	0	0	0

Robert J. Davis, Chief Financial Officer	309,205	0	7,680	120,000	436,885

John Léger, Chief Operating Officer	444,877	107,100	10,200	0	562,177

(a)

The dollar amounts in this column represent the estimated maximum amount of cash severance payable by Liberator to Messrs. Davis and Léger pursuant to Mr. Davis’s employment agreement and Mr. Léger’s non-competition agreement, assuming that (i) each of Messrs. Davis and Léger is involuntarily terminated without “cause” or resigns employment for “good reason” immediately following consummation of the proposed merger and (ii) at the effective time of the termination, no base salary earned by the applicable named executive officer is unpaid and no other otherwise vested amounts are due and payable to the applicable named executive officer. The dollar amounts in this column include, for Mr. Léger, (i) continuation of base salary for the duration of the Initial Term in an aggregate amount of $400,000, based on Mr. Léger’s current base salary of $200,000 per annum, (ii) an amount equal to 1/12 of Mr. Léger’s current target annual bonus of $20,000 per annum, payable each month for the duration of the Initial Term, for an aggregate bonus amount of $40,000, and (iii) a pro-rata bonus for the fiscal year of termination of $4,877, assuming one-hundred percent of applicable performance targets are attained and Mr. Léger’s termination occurred on December 28, 2015, payable at the same time Liberator pays incentive bonuses with respect to the fiscal year in which the termination occurs. The dollar amounts in this column include, for Mr. Davis, (i) continuation of base salary for twelve months following the date of termination in an aggregate amount of $275,000, based on Mr. Davis’s current base salary of $275,000 per annum, (ii) an amount equal to 1/12 of Mr. Davis’s current target annual bonus of $27,500 per annum, payable for twelve months following Mr. Davis’s termination date, for an aggregate bonus amount of $27,500, and (iii) a pro-rata bonus of $6,705 for the fiscal year of termination, assuming one-hundred percent of applicable performance targets are attained and Mr. Davis’s termination occurred on December 28, 2015, payable at the same time Liberator pays incentive bonuses with respect to the fiscal year in which the termination occurs. Each of Messrs. Léger’s and Davis’s cash severance amounts are triggered by a qualifying termination of employment, regardless of the occurrence of a change in control. Such cash severance amounts are payable to Mr. Léger pursuant to his non-competition agreement, which will automatically be null and void in the event that, among other things, the merger is not consummated or the merger agreement is terminated for any reason in accordance with its terms. As discussed above, in connection with Mr. Davis’s transition from the role of chief financial officer of Liberator to the role of consultant to Liberator in connection with the merger, Mr. Davis will be entitled to receive severance payments under his employment agreement as if he were involuntarily terminated without “cause.” For more information, see “Interests of Our Directors and Executive Officers in the Merger—Consultancy and/or Non-Competition Agreements” and “Interests of Our Directors and Executive Officers in the Merger—Severance” above.
(b)	The dollar amounts in this column represent the aggregate dollar amount payable by Liberator with respect to options to acquire shares of our Common Stock held by our named executive officers under our Amended and Restated 2007 Stock Plan that are in-the-money, the vesting of which will be accelerated and which will be cancelled and converted into the right to receive the merger consideration, subject to withholding for any taxes required to be withheld in accordance with the merger agreement. For more information, see “Interests of Our Directors and Executive Officers in the Merger—Options to Acquire Shares of our Common Stock” above.
(c)	The dollar amounts in this column represent the estimated maximum cost to Liberator of continuation of medical benefits assuming that (i) each of Messrs. Davis and Léger is involuntarily terminated without “cause” or resigns from his employment for “good reason” immediately following consummation of the merger, and (ii) such medical benefits are continued for the duration of the Initial Term (for Mr. Léger) and twelve months following termination (for Mr. Davis). As discussed above, in connection with Mr. Davis’s transition from the role of chief financial officer of Liberator to the role of consultant to Liberator in connection with the merger, Mr. Davis will be entitled to receive severance payments under his employment agreement as if he were involuntarily terminated without “cause.”
(d)	The dollar amounts in this column represent the maximum consulting fees payable by Liberator to Mr. Davis pursuant to Mr. Davis’s consultancy and non-competition agreement. Such fees are payable to Mr. Davis in a lump sum upon the closing of the merger. These amounts may be characterized as “single trigger” because they are payable upon the closing of the merger, although such fees relate to services to be provided by Mr. Davis during the twelve-month period following the merger. For more information, “Interests of Our Directors and Executive Officers in the Merger—Consultancy and/or Non-Competition Agreements” above.

MARKET PRICE AND DIVIDEND DATA

Our Common Stock is traded on the NYSE MKT under the symbol “LBMH.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our Common Stock as reported on the NYSE MKT. These prices do not include adjustments for retail mark-ups, mark-downs, or commissions.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal year ended September 30, 2015
High	$3.07	$3.90	$3.56	$2.74
Low	$2.51	$2.81	$2.27	$1.96

Fiscal year ended September 30, 2014
High	$4.60	$6.00	$4.48	$3.81
Low	$1.82	$3.45	$3.22	$2.30

During the fiscal year ended September 30, 2014, Liberator declared, and subsequently paid, four quarterly cash dividends, totaling $6,473,000, or $0.1225 per share of our Common Stock.

During the fiscal year ended September 30, 2015, Liberator declared, and subsequently paid, three quarterly cash dividends, totaling $5,201,661, or $0.0975 per share of our Common Stock. On December 11, 2015, our board of directors declared a dividend of up to $0.0325 per share of our Common Stock, which is payable as follows:

•	$0.02 per share in cash on January 8, 2016, to holders of record of shares of our Common Stock at the close of business on December 23, 2015; and

•	up to $0.0125 per share in cash which will be paid within two business days before, or on, the closing date of the merger to holders of record of shares of our Common Stock at the close of business on that date but only, if, after giving effect to such payment, our cash balances on a consolidated basis equals or exceeds a threshold of $547,000 (subject to agreed upon reductions).

If a stockholder transfers its shares of our Common Stock before the $0.0125 dividend is paid (including if a stockholder transfers its shares after December 23, 2015), that stockholder will lose its right to payment of the $0.0125 dividend.

Each holder of shares of our Common Stock as of the effective time of the merger will be entitled to receive, in addition to the merger consideration with respect to such holder’s shares of our Common Stock, the total amount of dividends declared by our board of directors as described above to which such holder is entitled with respect to such holder’s shares of our Common Stock as of the applicable record date for such dividends, that remains unpaid as of the effective time of the merger.

The following table sets forth the closing per share sales price of our Common Stock, as reported on the NYSE MKT on November 19, 2015, the last full trading day before the signing of the merger agreement, and on December 28, 2015, the latest practicable trading day prior to the printing of this proxy statement:

Date	Common Stock Closing Price
November 19, 2015	$2.66
December 28, 2015	$3.33

Following the merger, there will be no further market for our Common Stock and our stock will be delisted from the NYSE MKT and deregistered under the Securities Exchange Act of 1934, as amended.

REGULATORY MATTERS

We are not aware of any federal or state regulatory requirements that must be complied with or regulatory approvals that must be obtained in connection with the proposed merger other than compliance with applicable federal and state securities laws, the filing and acceptance of articles of merger as required under the NRS, compliance with state and federal Medicare change of ownership and state durable medical equipment supplier license requirements and compliance with the HSR Act. Compliance with pre-closing state and federal Medicare change of ownership and state durable medical equipment license requirements, which includes seeking approvals and making notifications, are underway; however, in any event, such compliance is not a condition to the closing of the transactions contemplated by the merger agreement.

We and Bard have agreed to make any required submissions under the HSR Act which we or Bard determine should be made with respect to the proposed merger, the merger agreement, and the other transactions contemplated by the proposed merger and the merger agreement.

Mergers and acquisitions, such as the merger, are subject to review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether they may violate applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the proposed merger between us and Merger Sub, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the Department of Justice and the Federal Trade Commission grant “early termination” of the waiting period, or it may be lengthened if the Department of Justice or the Federal Trade Commission determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On December 4, 2015, we and Bard filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act and requested early termination of the applicable waiting period. Early termination of the waiting period was granted on December 11, 2015.

It is possible that the Department of Justice or the Federal Trade Commission may take action under the antitrust laws as it deems necessary or desirable in the public interest, including, among other things, seeking to enjoin the merger or seeking divesture of businesses or assets of the parties as a condition of allowing the merger to proceed. There can be no assurance that the HSR Act waiting period will be allowed to expire or be terminated without the Department of Justice or the Federal Trade Commission taking such action or otherwise seeking to impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to completion of the merger not being satisfied. See “The Merger Agreement—Covenants Relating to the Conduct of Our Business” and “The Merger Agreement—Conditions to Completion of the Merger.”

DISSENTER’S RIGHTS

Pursuant to Section 92A.390 of the NRS, no holder of any shares of our Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the proposed merger.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of our Common Stock whose shares are exchanged for cash in the merger. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of our Common Stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel will be requested concerning the U.S. federal income tax consequences of the merger. The tax consequences set forth in this discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

This discussion is not intended to constitute a complete description of all U.S. federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. This discussion applies only to holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition this discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of our Common Stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•	financial institutions, mutual funds, real estate investment trusts, regulated investment companies, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;

•	certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are partnerships or other pass-through entities or who hold our Common Stock through partnerships or other pass-through entities;

•	holders of options to acquire shares of our Common Stock or any other form of equity-based compensation;

•	holders who acquired our Common Stock pursuant to the exercise of options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our Common Stock as qualified small business stock;

•	holders that own, or have owned at any time within the five-year period ending on the date of the merger, more than 5% of our Common Stock;

•	holders that are subject to the alternative minimum tax;

•	controlled foreign corporations; or

•	passive foreign investment companies.

If shares of our Common Stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our Common Stock and partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Common Stock who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if either (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of our Common Stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

U.S. Holders

General

The exchange of shares of our Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received in the merger and the U.S. holder’s adjusted tax basis in the shares surrendered.

Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of our Common Stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. Capital gain recognized from the disposition of our Common Stock held for one year or less will be short-term capital gain and subject to ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years. Capital gain recognized by individuals and certain estates and trusts may also be subject to the 3.8% tax on “net investment income.”

Non-U.S. Holders

General

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•	Liberator is or has been a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five year period preceding the merger or the period that the non-U.S. holder held our Common Stock.

Unless an applicable income tax treaty provides otherwise, a non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on its net gain in the same manner as if it were a U.S. holder. A non-U.S. holder that is a corporation and whose gain is described under the first bullet point above may be subject to an additional branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits (including such gain), subject to certain adjustments.

An individual non-U.S. holder described in the second bullet point above generally will be subject to tax at a 30% rate on the gain realized (equal to the difference, if any, between the amount of cash received in exchange for shares of our Common Stock and the non-U.S. holder’s adjusted tax basis in such shares) which may be offset by certain U.S.-source capital losses incurred in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that we are not currently and have not previously been a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our Common Stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that the U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and the U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), as appropriate, will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE HOLDER AS A RESULT OF THE MERGER AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO THE HOLDER AS A RESULT OF THE MERGER.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the proposed merger is completed, our Common Stock thereafter will cease to be traded on the NYSE MKT and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the proposed merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15, respectively, with the SEC.

LEGAL PROCEEDINGS RELATED TO THE MERGER

On November 25, 2015, a putative class action complaint challenging the merger was filed by Dan Schmidt, an alleged shareholder of Liberator, in the Eighth Judicial District Court, Clark County, State of Nevada, against Liberator, Bard, Merger Sub and individual members of our board of directors. On November 30, 2015, a putative class action complaint challenging the merger was filed by Peter K. Nagel, an alleged shareholder of Liberator, in the Eighth Judicial District Court, Clark County, State of Nevada, against Liberator, Bard, Merger Sub and individual members of our board of directors. On November 30, 2015, a putative class action complaint challenging the merger was filed by Thomas Gambino, David S. Leibowitz, and Charles L. Rigsby, Jr., all alleged shareholders of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator and individual members of our board of directors. On December 1, 2015, a putative class action complaint was filed in the Eighth Judicial District Court of Clark County, Nevada, by Henry H. Sahrmann and Christine E. Sahrmann, alleged shareholders of Liberator, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 4, 2015, a putative class action complaint was filed in the District Court of Clark County, Nevada, by Judith Klinger, an alleged shareholder of Liberator, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Laurie May, an alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Franklin Torres, an alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 8, 2015, a putative class action complaint challenging the merger was filed by Russell Shinabarger and Sandra Shinabarger, alleged shareholders of Liberator, in the Circuit Court of the Nineteenth Judicial Circuit of Martin County, Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors. On December 18, 2015, a putative class action complaint challenging the merger was filed by Bruce Cherner, alleged shareholder of Liberator, in the Circuit Court of the Nineteenth Judicial circuit of Martin County Florida, against Liberator, Bard, Merger Sub and individual members of our board of directors.

The foregoing complaints allege that the members of our board of directors breached their fiduciary duties to the shareholders of Liberator by, among other things, approving the merger agreement without taking steps to maximize the value of Liberator to its shareholders, agreeing to terms in the merger agreement that improperly limit the board of directors’ ability to investigate and pursue superior proposals, and failing to protect against alleged conflicts of interest. The complaints further allege that Liberator, Bard and/or Merger Sub aided and abetted such alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief relating to the alleged breaches of fiduciary duty including enjoining the named defendants from completing the merger. Some of the complaints also seek damages in the event the merger is consummated. The Cherner complaint further alleges that the December 14, 2015 Schedule 14A filed by Liberator is materially misleading.

PROPOSAL NO. 1: THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve the merger agreement, which approval will include the adoption of the plan of merger contained in the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Liberator board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The following is a description of the material aspects of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Liberator or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Liberator, with Liberator surviving as a wholly-owned subsidiary of Bard. At the effective time of the merger, the separate corporate existence of Liberator with all of its rights, privileges, powers and franchises will continue unaffected by the merger.

Closing; Effective Time

The consummation of the merger will take place as promptly as practicable, but no later than two business days following the satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement or on such other date as Liberator and Bard may mutually agree upon in writing. The merger will become effective upon the filing of the articles of merger with the Nevada Secretary of State or at such later time as is agreed in writing by Liberator, Merger Sub and Bard and specified in the articles of merger.

Articles of Incorporation and Bylaws

The merger agreement provides that at the effective time of the merger, the surviving corporation’s articles of incorporation will be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will remain “Liberator Medical Holdings, Inc.” The merger agreement also provides that at the effective time of the merger, the bylaws of the surviving corporation will be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will not be amended.

Directors and Officers

The directors and officers of Merger Sub will become the directors and officers of the surviving corporation at the effective time of the merger.

Effect on Capital Stock

Common Stock

At the effective time of the merger, each share of our Common Stock issued and outstanding as of the effective time of the merger will be cancelled and automatically converted into the right to receive an amount equal to $3.35 in cash, without interest or dividends (except for cash dividends, if any, declared by our board of directors that remain unpaid as of the effective time of the merger), and less applicable withholding taxes, other than the shares held in Liberator’s treasury, all of which will be cancelled automatically with no consideration being delivered in exchange for such shares pursuant to the merger agreement.

Pursuant to the merger agreement, the merger consideration is subject to adjustment only if Liberator changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock prior to the effective time of the merger as a result of any reclassification, stock split, reverse stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction.

Stockholders of record will not receive the merger consideration until they surrender their stock certificates or transfer their uncertificated shares represented by book entry to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described in “The Merger Agreement—Procedures for Exchange of Certificates” beginning on page 60.

Bard has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger.

Dissenting Shares

Pursuant to Section 92A.390 of the NRS, no stockholder will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with the merger (See the section of this proxy statement entitled “The Merger—Dissenter’s Rights,” above).

Capital Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Effect on Equity Awards

Options to Acquire Shares of our Common Stock

Each option to acquire shares of our Common Stock that is outstanding immediately prior to the effective time of the merger with an exercise price less than the merger consideration will, at the effective time of the merger, be cancelled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time of the merger, equal to the product of:

•	the total number of shares of our Common Stock otherwise issuable upon the exercise of such option; and

•	the merger consideration less the applicable exercise price per share of our Common Stock of such option, less applicable withholding taxes.

All other options to acquire shares of our Common Stock unexercised at the effective time of the merger will, at the effective time of the merger, automatically be extinguished and cancelled without the right to receive any consideration.

Procedures for Exchange of Certificates

Bard has appointed U.S. Bank National Association (which we sometimes refer to in this proxy statement as the “paying agent”) as the exchange and paying agent to make payment of the merger consideration to Liberator stockholders. Bard will deposit with the paying agent at or before the effective time of the merger a sufficient amount of cash in order to provide for the payment of the merger consideration by the paying agent. As promptly as reasonably practicable after the effective time of the merger, the paying agent will mail to each person who, as of immediately prior to the effective time of the merger, was the record holder of shares of our Common Stock, a letter of transmittal and instructions explaining how to surrender stock certificates and book-entry shares to the paying agent. The paying agent will pay the merger consideration to our stockholders following the paying agent’s receipt of the stock certificates or book-entry shares, as applicable, and properly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate or book-entry shares are registered if the certificate (or affidavit of loss) representing the cancelled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer or other taxes have been paid.

You should not send your certificates or instruments representing our Common Stock to the paying agent until you have received the letter of transmittal from the paying agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of our Common Stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Transfer of Ownership, Ownership Rights and Lost Certificates

At the effective time of the merger, our stock transfer books will be closed and thereafter, no transfer of shares of our Common Stock will be made, and all shares of our Common Stock will cease to be outstanding and will automatically be cancelled, retired and cease to exist, and each holder of a certificate formerly evidencing share(s) of our Common Stock will have no further rights with respect to such certificate, except the right to receive the merger consideration payable upon surrender of the certificate in accordance with the terms of the merger agreement. If, after the effective time of the merger, certificates representing shares of our Common Stock are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration in accordance with the terms of the merger agreement.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit (in form and substance acceptable to the surviving corporation in the merger) of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation or the paying agent, you may have to post a bond in such amount as the surviving corporation or paying agent may reasonably direct as indemnity against any claims or legal proceedings that may be made against it with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the merger consideration to you in exchange for your lost, stolen or destroyed certificate.

Unclaimed Amounts

Any portion of the funds deposited with the paying agent (including any investment proceeds) that remains undistributed to the holders of shares of our Common Stock one year after the effective time of the merger will be delivered, upon request to the paying agent, to the surviving corporation. Any of our former stockholders who have not surrendered their certificates or book-entry shares prior to the delivery of these funds to the surviving corporation may look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any merger consideration that may be payable upon due surrender of the certificates, or book-entry shares, held by them. Notwithstanding the foregoing, neither Bard, Merger Sub, the paying agent, nor the surviving corporation will be liable to any of our stockholders for any merger consideration delivered to a governmental body pursuant to any applicable abandoned property, escheat or similar law. If any certificates or book entry shares are not surrendered by the third anniversary of the closing date of the merger (or immediately prior to such earlier date on which any merger consideration, dividends (whether in cash, stock or property) or other distributions with respect to our Common Stock in respect of such certificate or book-entry share would otherwise escheat to or become the property of any governmental body), any such shares, cash, dividends or distributions in respect of such certificate or book-entry share will become, to the extent permitted by applicable law, the property of the surviving corporation, free and clear of all legal proceedings or interests of any person previously entitled thereto.

If for any reason (including investment losses) the payment fund is inadequate to pay the amounts to which stockholders will be entitled under the merger agreement, then any interest described above will not be paid to Bard or the surviving corporation but instead will be used to cover any such shortfall and Bard and the surviving corporation must promptly deposit in trust additional cash with the paying agent sufficient to make all payments required under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Bard and Merger Sub and by Bard and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are qualified by information in a confidential disclosure letter that we have exchanged in connection with signing the merger agreement, or as otherwise provided in the merger agreement. While we do not believe that the confidential disclosure letter contains information that securities laws require us to publicly disclose other than information that has already been so disclosed, the confidential disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Bard and Liberator, rather than to establish matters as facts. The confidential disclosure letter contains information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Liberator’s or Bard’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Liberator and the merger that is contained in this proxy statement as well as in the filings that Liberator makes and has made with the SEC.

Liberator has made representations and warranties to Bard and Merger Sub regarding, among other things:

•	corporate matters, including due organization, qualification and our articles of incorporation and bylaws;

•	our capitalization, including the number of shares of our Common Stock and options to acquire shares of our Common Stock outstanding;

•	our subsidiaries and our ownership interests in them;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	the accuracy of information contained in the reports and financial statements that we have filed with the SEC since October 1, 2012, and the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to in this proxy statement as “GAAP”;

•	the adequacy of our internal controls and procedures and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	required governmental filings and consents;

•	the absence since September 30, 2014 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	employee benefits and labor matters;

•	the absence of litigation and investigations;

•	tax matters;

•	compliance since October 1, 2010 with laws applicable to our business, operations and assets;

•	the possession of all government permits necessary for the lawful conduct of our business and compliance with all terms and conditions of such government permits;

•	environmental matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	real property matters, including leased properties;

•	material contracts and the performance of obligations thereunder;

•	regulatory compliance and product warranties;

•	insurance policies;

•	customers and suppliers;

•	absence of illegal payments;

•	absence of undisclosed related party transactions since October 1, 2012;

•	receipt of an opinion from JMP Securities;

•	the required vote of our stockholders;

•	inapplicability of Nevada anti-takeover statutes; and

•	compliance with anti-corruption laws and compliance with export control laws since October 1, 2010.

Bard and Merger Sub have made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization and qualification;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	required governmental filings and consents;

•	the absence of litigation relating to the merger agreement or the merger;

•	the sufficiency of available funds for the merger;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger; and

•	Bard and Merger Sub not qualifying as interested stockholders of Liberator pursuant to Section 78.423 of the NRS.

Material Adverse Effect

It is a condition to Bard’s and Merger Sub’s obligation to complete the merger that our representations and warranties be true and correct in all respects, in each case as of the date of the merger agreement and as of the completion of the merger, except for such failures to be true and correct as would not have, individually or in the aggregate, a material adverse effect. For purposes of this determination, materiality and material adverse effect qualifications in such representations and warranties are disregarded.

With respect to representations and warranties relating to (i) our organization and good standing, (ii) the issuance of our Common Stock and options to acquire shares of our Common Stock, and (iii) our subsidiaries, the closing condition is satisfied only if these representations and warranties are true and correct in all material respects.

With respect to representations and warranties relating to (i) our authority to enter into the merger agreement, (ii) the expiration of all warrants, (iii) the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger and the fairness opinion we received from JMP Securities, and (iv) the inapplicability of state anti-takeover statutes and the fact that we do not have a stockholder rights plan, the closing condition is satisfied only if these representations and warranties are true and correct in all respects.

With respect to the representation and warranty relating to our Common Stock and options to acquire shares of our Common Stock outstanding, the closing condition is satisfied and such representation and warranty is true and correct, in each case, as of the date of the merger agreement and as of the completion of the merger, even if there are insignificant deviations in the numerical amounts.

A material adverse effect is defined in the merger agreement as any event, circumstance, change in or effect that, either alone or together with other events, circumstances, changes in or effects, has had or would reasonably be expected to have a materially adverse effect on: (a) the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Liberator and its subsidiaries (taken as a whole), other than any such event, circumstance, change in or effect resulting from or arising in connection with: (i) any change in general economic or financial conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates; (ii) any change affecting the industries in which Liberator and its subsidiaries operate; or (iii) any hurricane, earthquake or other natural disaster or acts of war (whether or not declared) or the commencement, continuation or escalation of a war, acts or armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of the merger agreement (but in the case of the foregoing clauses (i), (ii) or (iii), to the extent such change or effect does not disproportionately affect Liberator and its subsidiaries relative to other industry participants); (iv) any action taken by Liberator or any of its subsidiaries at the request or with the consent of Bard or Merger Sub, that, if taken without the request or the consent of Bard, would have been prohibited by the terms of the merger agreement; (v) any change, in and of itself, in the share price or trading volume of our Common Stock or any change in Liberator’s credit rating (if applicable) or in any analyst’s recommendation with respect to Liberator, provided that this clause (v) will not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such changes from being taken into account in determining whether a material adverse effect has occurred; (vi) any change in GAAP or laws (or the interpretation thereof) after the date of the merger agreement; (vii) any failure, in and of itself, to meet any internal or published projections or forecasts of Liberator’s revenue or earnings predictions for any period, provided that this clause (vii) will not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such failures from being taken into account in determining whether a material adverse effect has occurred; or (viii) any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of the merger agreement; or (b) the ability of Liberator to perform its obligations under the merger agreement or any documents executed by Liberator in connection with the consummation of the merger.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed that Liberator and our subsidiaries will conduct our operations in the ordinary course of business, use our commercially reasonable efforts to preserve intact our business organization, keep available the services of our current officers and certain key employees and preserve business relationships with certain material suppliers and other relationships material to our business. During the same period, we have also agreed (subject to mutually agreed upon exceptions) that we will not, and will not allow our subsidiaries to, among other things, take any of the following actions without the prior written consent of Bard (such consent not to be unreasonably withheld, delayed or conditioned):

•	transfer, issue, sell, pledge, encumber or dispose of any shares of our capital stock or the capital stock of our subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in Liberator or any of its subsidiaries;

•	accelerate the vesting of any options to acquire shares of our Common Stock;

•	recapitalize, split, combine or reclassify any shares of our capital stock or the capital stock of our subsidiaries;

•	authorize, declare, set aside, make or pay any dividend or distribution, whether or not in respect of our capital stock, except a quarterly cash dividend consistent with past practice not to exceed $0.0325 per share (subject to agreed limitations on available cash);

•	redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or the capital stock of our subsidiaries;

•	amend our articles of incorporation or bylaws or the similar organizational documents of any of our subsidiaries;

•	spend or commit to any new capital expenditures in excess of $50,000, except for any capital expenditure that (x) our management has determined is reasonably necessary to prevent the temporary or extended discontinuation of any of Liberator’s or our subsidiaries’ business or operations or any material loss of revenues to Liberator or such subsidiary, and (y) Liberator has given Bard at least five hours prior notice (time being of the essence) to the making or commitment to make such capital expenditure, unless Bard has, within such five hour period, reasonably withheld and/or conditioned its consent to such expenditure;

•	grant or announce any increase in the salary severance or other direct or indirect compensation or benefits payable or to become payable to any employee or other service provider;

•	grant any bonus, benefit or other direct or indirect compensation to any employee or other service provider not required by the terms of any existing employee benefit plans, loan or advance any money or other property to any employee or other service provider;

•	amend or terminate any employee benefit plan;

•	terminate any service provider that is a current executive officer or key employee, other than for cause (as determined in good faith by Liberator or the applicable subsidiary in its sole discretion);

•	subject any of our assets to any lien;

•	sell, assign, license, lease or transfer any or our assets or property, except in the ordinary course of business;

•	amend, modify or change any of our accounting policies, practices or procedures, except as required by GAAP;

•	amend, modify, make, change or rescind any material tax election, enter into any tax sharing, tax indemnity or closing agreement, extend the statute of limitations with any tax authority, amend any tax return, or settle or compromise any tax claim, except in an amount less than $50,000;

•	acquire any interest in any person;

•	delay or postpone any payment of any accounts payable or other payables or expenses, unless such payable or expense is being contested in good faith by Liberator or one of its subsidiaries, or accelerate at a discount the collection of accounts receivable or cash collections of any type other than in the ordinary course of business; provided, that, Liberator may only accelerate in the event of a material negative impact to cash flow as a result of a material change in the aging of accounts receivable for one or more payors and in the event of such acceleration, the accounts receivable or cash collections of any type received by Liberator will be subject in all respect to the restrictions summarized in this section;

•	amend or modify in any manner materially adverse to Liberator or its applicable subsidiary, or waive any material right under, any material contract, or elect not to renew or terminate any material contract (except certain contracts agreed upon between the parties) or enter into any material contract, unless any such action is taken in the ordinary course of business and after (x) a determination is made by an executive officer of Liberator that such action is in the best interests of Liberator or its applicable subsidiary and (y) Bard is given at least 2 days’ prior written notice of such action (or a shorter period if not practicable);

•	amend or modify in any manner materially adverse to Liberator or its applicable subsidiary, or waive any material right under, certain contracts expressly identified by the parties, or elect not to renew or terminate such contract;

•	amend, modify or make any changes to our or any of our subsidiaries’ standardized or other sales terms and conditions, except in the ordinary course of business;

•	incur any indebtedness or amend or modify any indebtedness in any manner adverse to Liberator or the applicable subsidiary (except that Liberator may draw down on any existing sources of indebtedness if such indebtedness is an amount, in the aggregate, not more than $150,000 and only if it is satisfied at or prior to the closing of the merger), guarantee any indebtedness or obligation of another person (other than guarantees by Liberator or any of its subsidiaries of any indebtedness of any other wholly-owned subsidiary of Liberator) or issue or sell any debt securities or right to acquire debt securities of Liberator or any of its subsidiaries;

•	settle or compromise any pending or threatened suit, action, claim, proceeding or investigation, except for settlements or compromises in an amount less than $50,000 individually, or $150,000 in the aggregate (and with respect to any purported demand for fair value under the NRS, subject to certain limitations), for which Liberator and its subsidiaries receives a full release;

•	amend, modify, or make any changes to coverage levels of any insurance policy or terminate any insurance policy;

•	sell, modify, amend, license, otherwise transfer, permit to lapse or otherwise cancel any rights under or to our intellectual property or terminate, default or otherwise fail to maintain any license to material licensed intellectual property;

•	enter into any binding commitment or transaction which would cause certain closing conditions to not be satisfied, or take any action or fail to take an action or, to the extent within Liberator’s control, permit to occur any event that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect; or

•	publicly announce an intention to enter into, authorize or enter into, or permit any of Liberator’s subsidiaries to authorize or enter into, any written agreement or otherwise make any binding commitment to do any of the foregoing.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not, and will not authorize or permit our subsidiaries or any officer, director, employee, partner, agent, advisor, attorney, accountant, or representative to, directly or indirectly:

•	solicit, initiate, or facilitate or encourage the making of an acquisition proposal;

•	furnish or disclose to any person any non-public information with respect to an acquisition proposal;

•	negotiate or engage in discussions with any person with respect to an acquisition proposal; or

•	enter into or amend or grant any waiver or release under any contract (whether or not binding) or agreement in principle with respect to an acquisition proposal.

An “acquisition proposal” is defined under the merger agreement as any proposal, inquiry or offer from, or indication of interest by, any person (other than Bard and its subsidiaries, including Merger Sub) relating to any (i) direct or indirect acquisition of assets of Liberator or any of its subsidiaries (including any voting equity interests of the subsidiaries) equal to 15% or more of the fair market value of Liberator’s consolidated assets or to which 15% or more of Liberator’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of 15% or more of the voting equity interests of Liberator or any of its subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting equity interests of Liberator; (iv) merger, consolidation, other business combination or similar transaction involving Liberator or any of its subsidiaries, pursuant to which such person would own 15% or more of the consolidated assets, net revenues or net income of Liberator and its subsidiaries, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Liberator or any of its material subsidiaries or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Liberator or any of its subsidiaries.

Prior to obtaining approval by our stockholders of the merger agreement, however, in the event that we receive an unsolicited, bona fide acquisition proposal that did not result from our breach of our non-solicitation obligations and that would reasonably be expected to lead to a superior proposal, our board of directors may, directly or directly, through any representative: (i) furnish non-public information to (so long as it has previously been, or is concurrently, made available to Bard) or enter into discussions and negotiations with a third party that makes such acquisition proposal so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Bard (and such confidentiality agreement permits the sharing of information by us to Bard as contemplated by the merger agreement); and/or (ii) if such acquisition proposal is determined by our board of directors to constitute a superior proposal, make an adverse recommendation, if, in each case:

•	our board determines in good faith, after consultation with our outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with the board’s fiduciary duties under applicable law; and

•	we provide Bard with prior written notice of our intent to take any such action at least four business days prior to taking such action.

A “superior proposal” is defined under the merger agreement as any bona fide written acquisition proposal (except the references therein to “15%” are replaced by “80%”) that our board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) is more favorable from a financial point of view to our stockholders than the transactions contemplated by the merger agreement, taking into account: (i) all financial, legal and regulatory considerations; (ii) the identity of the third-party making such acquisition proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such acquisition proposal; (iv) the other terms and conditions of such acquisition proposal and the implications thereof on Liberator; (v) any revisions to the terms of the merger agreement and the merger proposed by Bard; and (vi) to the extent determined to be important to our board, other constituents permitted to be considered under the NRS.

We also have agreed to promptly (within 36 hours after receipt) notify and provide specified information to Bard of any acquisition proposal, any request for non-public information, and any inquiry that would reasonably be expected to lead to any acquisition proposal. In such notice, we must (i) identify the third party making the acquisition proposal, and (ii) provide a summary of the material terms and conditions of the acquisition proposal or indication or request. We are also required to notify Bard within 36 hours of any changes to the material terms of any acquisition proposal, indication or request, including any material amendments or proposed amendments as to price. We refer to the foregoing as our “notification requirements”. The merger agreement provides that our board of directors may not:

•	withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify, in a manner adverse to Bard or Merger Sub, the declaration of advisability by our board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement and the adoption of a resolution by our board of directors recommending the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by our stockholders (which we sometimes refer to in this proxy statement as the “board recommendation”);

•	recommend, approve, fail to recommend against, or publicly propose to approve or recommend, any acquisition proposal;

•	make any public statement inconsistent with its recommendation that the stockholders approve the merger agreement or merger;

•	fail to include its board recommendation to our stockholders in this proxy statement (we refer to any of the foregoing as an “adverse recommendation”); or

•	enter into any contract (whether or not binding) or agreement in principle with respect to any acquisition proposal (which we sometimes refer to in this proxy statement as an “adverse acquisition agreement”).

However, our board of directors may make an adverse recommendation only as follows:

•	if the cancellation of, or removal of the merger agreement from consideration at, the stockholder meeting is mandated by Section 92A.120 of the NRS;

•	if such action is taken in response to a superior proposal;

•	the approval of our stockholders has not been obtained;

•	we have complied with our notification requirements as described above;

•	we have (i) (a) provided to Bard at least four business days’ prior written notice of our board’s intention to make an adverse recommendation or termination of the merger agreement in response to the qualified acquisition proposal, and (b) attached to such notice the most current version of the proposed transaction agreements and provided the identity of the third party making such qualified acquisition proposal, and (ii) used our reasonable best efforts to engage in good faith negotiations with Bard to amend the merger agreement so that the qualified acquisition proposal ceases to be a superior proposal; and

•	our board of directors determines in good faith, after having consulted with its outside legal counsel and financial advisor, that, in the case of a qualified acquisition proposal, such qualified acquisition proposal continues to constitute a superior proposal after taking into account any adjustments made by Bard to the merger agreement.

Stockholder Approval

The merger agreement requires us, as promptly as practicable following the clearance by the SEC of the proxy statement (or, if the staff of the SEC has not informed Liberator that it intends to review the proxy statement, no later than the first date following the tenth calendar day following the filing of the preliminary proxy statement), to duly call and give notice of a special meeting of our stockholders for the purpose of considering and voting upon the approval and adoption of the merger agreement and the merger, which we sometimes refer to in this proxy statement as the “company stockholder meeting”, and then convene and hold the company stockholder meeting.

Except in the limited circumstances described above in “The Merger Agreement—No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our stockholders vote in favor of the approval of the merger agreement and we must use our reasonable best efforts to obtain from our stockholders the vote in favor of the approval of the merger agreement.

Access to Books and Records; Confidentiality

The merger agreement requires us to afford to Bard, Merger Sub and their respective representatives reasonable access to all of our and our subsidiaries’ offices, properties, personnel, books, commitments, contracts and records, but only to the extent that such access is not prohibited by applicable law or jeopardize protections afforded to Liberator or any of its subsidiaries under the attorney client privilege or attorney work product doctrine (provided, however, Liberator must work together with Bard and Merger Sub in good faith to provide, pursuant to alternative arrangements agreed upon by the parties or otherwise, such access or information) and does not unreasonably interfere with our business. Liberator must also promptly provide to Bard, Merger Sub and their respective representatives such additional information that Bard, Merger Sub and their respective representatives may reasonably request, provided that doing so does not result in violation of applicable law. Bard, Merger Sub and their respective representatives are required to hold all information received from Liberator in confidence in accordance with the terms of our confidentiality agreement until the effective time of the merger.

HSR Act and Competition Filings

With respect to the HSR Act, Bard and Liberator have agreed to make any HSR filings as promptly as reasonably practicable, and no later than ten business days after the date of the merger agreement. These filings were timely made on December 4, 2015. No other antitrust regulatory filings were required to be made. Bard and Liberator have agreed to, and to cause their respective subsidiaries to:

•	use their commercially reasonable efforts to obtain prompt termination of the notice periods under the HSR Act;

•

cooperate and consult with each other in connection with the making of all HSR filings and any other material actions with respect to other antitrust laws, by (i) giving each other reasonable advance notice of all meetings with any governmental body with regulatory jurisdiction over the enforcement of any applicable antitrust law, which we sometimes refer to in this proxy statement as a “governmental antitrust authority”, relating to the merger agreement, (ii) permitting counsel for both Liberator and Bard to participate in any in-person meetings with the governmental antitrust authority, (iii) providing each other with copies of all written and summaries of all oral communications from any governmental antitrust authority relating to the merger agreement, (iv) providing each other with drafts of all proposed written communications with the governmental antitrust authority and consider in good faith the comments of the other party on such draft, and (v) otherwise keeping the other party reasonably apprised with respect to any communications or developments with any governmental antitrust authority regarding the merger agreement; and

•	promptly inform the other party of any material communications with any governmental antitrust authority regarding any such filings or the merger.

Notwithstanding the above, any material furnished by Bard or Liberator to the other party may be redacted to remove references concerning the valuation of Liberator or as Bard or Liberator, as applicable, determines in good faith is necessary to comply with applicable law or to address reasonable attorney-client or other privilege concerns. In addition, the parties may request entry into a joint defense or similar agreement as a condition to providing disclosure, or material not provided to such party pursuant to the two preceding sentences and that, upon receipt of that request, the parties will work in good faith to enter into a joint defense agreement or other similar arrangement to create and preserve attorney-client privilege or to address other concerns in order to provide such party with such information in a form and substance mutually acceptable to the parties.

In the event any legal proceedings are instituted or threatened challenging the merger as violative of any competition laws, Bard and Liberator must cooperate and use reasonable best efforts to contest such legal proceeding, and to have vacated, lifted, reversed, or overturned any order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the merger, including by pursuing available avenues of administrative and judicial appeal unless Bard and Liberator mutually conclude that litigation is not in their respective best interests or, in the case of any permanent order, Bard concludes and has notified Liberator in writing that an appeal is more likely than not to be unsuccessful. Bard will be responsible for 100% of the fees associated with the filing of the Notification and Report Form pursuant to the HSR Act.

“Reasonable best efforts” of Bard with respect to the matters described in this section does not require (nor does anything in the merger agreement require) Bard or any of its subsidiaries to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Bard, its subsidiaries or Liberator or its subsidiaries of any portion of the business or assets of Bard or Liberator, or their respective subsidiaries, or compel Bard or Liberator, or their respective subsidiaries, to dispose of, hold separate or license any portion of the business, assets or intellectual property of Bard or Liberator, or their respective subsidiaries, respectively, in each case, as a result of the transactions contemplated by merger agreement and related documentation.

Liberator, its subsidiaries or any of its related persons, may not, without the prior written consent of Bard, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Bard’s freedom of action with respect to, or Bard’s ability to retain any of its respective businesses, product lines or assets or otherwise receive the full benefits of the merger agreement.

Publicity

Liberator and Bard have each agreed to consult promptly with each other prior to issuing any press release or other public statement with respect to the merger and the transactions contemplated by the merger agreement (other than any filing with the SEC) and to provide each other with a copy of the press release or statement (other than any filing with the SEC) for review and approval prior to issuing the release or making a public statement. Neither party may issue any such press release or make any such public statement prior to such consultation and review by the other party, unless required by applicable law or rules and regulations of any securities exchange, in which case the first party must use its commercially reasonable efforts to allow the second party reasonable time to review and comment on such release or statement in advance of such issuance.

State Takeover Laws

If (a) the “acquisition of controlling interest” statutes set forth in Sections 78.378 through 78.3793 of the NRS, inclusive, (b) the “combinations with interested stockholder” statutes set forth in Sections 78.411 through 78.444 of the NRS, inclusive, and (c) any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition” or other similar anti-takeover laws, rules or regulation in the United States is or becomes applicable to the merger, the merger agreement requires Bard and Liberator to use commercially reasonable efforts to take such actions as are reasonably necessary to allow the merger to be consummated as promptly as practicable on the terms of the merger agreement, and our board of directors must take all commercially reasonable actions within its power (and with respect to Sections 78.411 through 78.444 of the NRS, inclusive, all actions within its power) necessary to render such statutes inapplicable to the merger or the transactions contemplated under the merger agreement. Prior to the effective time of the merger, neither Bard nor Merger Sub may knowingly take any action that would reasonably be expected to render it an interested stockholder of Liberator pursuant to any takeover law other than any takeover law under the NRS.

Indemnification; Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation in the merger will fulfill and honor in all respects the indemnification obligations of Liberator pursuant to our organizational documents in effect on the date of execution of the merger agreement for the benefit of any of our current or former directors and officers and any person who becomes a director or officer of Liberator or any of its subsidiaries prior to the effective time of the merger. Liberator will, during the interim period prior to the effective time of the merger, provide for advancement of expenses to the persons serving as officers and directors of Liberator and its subsidiaries at any time during such period, upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the surviving corporation as authorized which must be, in any event, at least as favorable to such persons as the advancement of expenses of the officers and directors of Merger Sub as set forth in the articles of incorporation and bylaws of Merger Sub as in effect on the date of the merger agreement.

The surviving corporation will (i) assume and comply with the existing indemnification agreements with two members of Liberator’s current board of directors, Jeanette Corbett and Tyler Wick, which, in addition to the indemnification provided under our articles of incorporation and bylaws, provides for the advancement of expenses of such directors prior to the final disposition of any action (other than expenses for any action that is materially caused by the director’s or executive officers intentional misconduct, fraud or a knowing violation of the law), and (ii) not terminate, modify or amend such agreements in a way that is less favorable or adverse to the counterparties. Concurrently with the execution of the merger agreement, all of our current directors and executive officers, including Ms. Corbett and Mr. Wick, entered into indemnification agreements with Merger Sub pursuant to which the surviving corporation, effective as of the effective time of the merger, agreed to make similar advancements of expenses to such directors and executive officers in connection with any action provided that such director or executive officer undertakes to repay the amount of such advancements if it is ultimately determined by a court of competent jurisdiction that the director or executive officer is not entitled to be indemnified by the surviving corporation with respect to such action.

In addition, the merger agreement provides that Liberator (at Bard’s sole expense) will provide and Bard must maintain, directors’ and officers’ liability insurance coverage, for an aggregate period of not less than six years from the effective time of the merger, that provides for policy limits, terms, conditions, retentions and levels of coverage at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of Liberator, and which will provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the effective time of the merger. However, Bard and the surviving corporation will not be required to pay an annual premium for directors’ and officers’ insurance in excess of 250% of the last annual premium paid prior to the date of the merger agreement under such policy. Following the closing of the merger, the surviving corporation will, or Bard will cause the surviving corporation (or its successor) to, maintain the insurance purchased by Liberator in accordance with the above in effect for the entire six-year policy period.

Notification of Certain Matters

Each of Bard and Liberator has agreed to give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event that has caused or would be reasonably likely to cause (a) any representation or warranty of the notifying party contained in the merger agreement to be untrue or inaccurate in any respect, such that the closing condition relating to the accuracy of such representations and warranties would not be satisfied on or before the termination date or (b) any covenant, condition or agreement of the notifying party contained in the merger agreement not to be complied with or satisfied, such that the closing condition relating to such compliance would not be satisfied on or before the termination date, or (ii) the institution of or the written threat of institution of any legal proceeding against it related to the merger agreement or the merger.

Employee Covenants

The merger agreement provides that:

•	during the period commencing on the closing date of the merger and ending on the first anniversary of such closing date, Bard will or will cause the surviving corporation to provide each employee of Liberator or any of its subsidiaries and who remains employed immediately after the closing of the merger (each such employee, we refer to as a “Continuing Employee”), subject to his or her continued employment, with a level of compensation (such term to include salary, bonus opportunities, and commissions, but excluding equity-based compensation) that is no less favorable than that provided by Liberator or any of its subsidiaries immediately prior to the closing of the merger. Additionally, Bard will or will cause the surviving corporation to provide the Continuing Employees with retirement and welfare benefits that are no less favorable than those provided by Liberator (including participation costs);

•	with respect to any employee benefit plan maintained by Bard or its subsidiaries including the surviving corporation (collectively, we refer to as “Bard Benefit Plans”) in which any Continuing Employees will participate following the closing of the merger, Bard will, or will cause the applicable subsidiary to, recognize all service of the Continuing Employees with Liberator or any of its subsidiaries, as the case may be, as if such service were with Bard, for vesting, eligibility and vacation entitlement purposes (but not benefit accruals) in any Bard Benefit Plan in which such Continuing Employees may be eligible to participate after the closing of the merger; provided, however, such service will not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Liberator employee benefit plan; and

•	in addition, for purposes of each Bard Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, or any other Bard Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Bard will cause, or with respect to any such plan that is fully insured, will use commercially reasonable efforts to cause, each third-party insurer to: (i) waive all pre-existing condition exclusions and actively-at-work requirements of such Bard Benefit Plan for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Liberator employee benefit plan in which such employee participated immediately prior to the closing of the merger; and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Liberator employee benefit plan ending on the date such employee’s participation in the corresponding Bard Benefit Plan begins to be taken into account under such Bard Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Bard Benefit Plan.

Tax and Accounting Matters

The merger agreement provides that until the effective time of the merger, except as required by applicable law or with Bard’s prior written consent, neither Liberator nor any of our subsidiaries will:

•	amend, modify, make, change or rescind any material tax election;

•	enter into any tax sharing, tax indemnity or closing agreement pursuant to Section 7121 of the Code (or any similar provision of the law);

•	settle or compromise any tax claim, notice, audit, report or assessment, except in an amount less than $50,000;

•	file any amended income or other material tax return;

•	amend, modify or make any change to (or make a request to change) our tax accounting or reporting method;

•	surrender any right to claim a refund of taxes;

•	file any income or other material tax return other than one prepared in the ordinary course of business;

•	consent to any extension or waiver of the limitation period applicable to any income or material tax return, tax claim or assessment; or

•	amend, modify or change any of its accounting policies, practices or procedures, except as required by GAAP.

Stockholder Litigation

The merger agreement requires us to promptly advise Bard in writing of any legal proceedings commenced on or after the date of the merger agreement against Liberator or any of its directors or officers, by any stockholder of Liberator, relating to the merger agreement or the merger and promptly provide Bard with copies of all proceedings and third party correspondence relating to such legal proceedings. Each of Liberator and Bard are required to give the other the reasonable opportunity to participate in the defense of any stockholder legal proceeding against Liberator, Bard or Merger Sub, as applicable, and their respective directors relating to the merger or the transactions contemplated under the merger agreement and the parties must use commercially reasonable best efforts to contest any such stockholder legal proceeding, and to have vacated, lifted, reversed, or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the merger in connection with any stockholder legal proceeding, including by pursuing available avenues of judicial appeal. We may not settle any stockholder legal proceeding without the prior written consent of Bard, which consent may not be unreasonably withheld, conditioned or delayed. If Liberator requests that Bard provide its consent to a settlement of any stockholder legal proceeding agreed to by Liberator and the plaintiffs to any such stockholder legal proceeding, but Bard unreasonably withholds such consent, and thereafter a permanent order relating to such stockholder legal proceeding is imposed that prevents the consummation of the transactions contemplated by the merger agreement and the merger agreement is then terminated, Bard must reimburse Liberator for any third party fees and expenses it incurs in connection with defending any such stockholder legal proceeding.

Conditions to Completion of the Merger

The obligations of each of Bard and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement by our stockholders at the special meeting;

•	the absence of an order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award issued by a government or governmental or regulatory body that prevents the completion of the merger and no law having been enacted or be deemed applicable to the merger that makes the completion of the merger illegal;

•	the absence of any pending or threatened legal proceeding or enforcement action by any governmental body that prevents the performance of the merger agreement or the completion of the merger, or declares the merger unlawful;

•	expiration or termination of the applicable waiting period under the HSR Act and completion of all filings with or receipt of all permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any other governmental antitrust authority and required to complete the merger;

•	each party’s respective representations, and warranties in the merger agreement are true and correct, subject to certain qualifications; and

•	each party having performed in all material respects its respective obligations under the merger agreement.

The obligation of Bard and Merger Sub to complete the merger is subject to the additional conditions that:

•	no material adverse effect (as defined in the merger agreement and described under “The Merger Agreement—Material Adverse Effect”) on us has occurred since the date of the merger agreement; and

•	each of the non-competition agreements executed by Mark A. Libratore, Jonathon Libratore, Marcus Libratore, Jennifer Libratore, Paul Levett, George Narr, Doug Mee, Robert J. Davis, John Léger and David Baird in connection with the execution of the merger agreement must be in full force and effect (unless any such agreement was terminated in accordance with its terms).

The merger is not conditioned upon Bard or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders of the merger agreement:

•	by mutual written consent of Bard and us;

•	by either Bard or us, if:

•	the merger has not occurred on or before April 30, 2016 (which we sometimes refer to in this proxy statement as the “termination date”); provided, that the terminating party is not in breach in any material respect of any of its obligations under the merger agreement that has been the cause of, or resulted in, the failure of the merger to occur on or before the termination date; provided further, that the termination date may be extended at Bard’s or our option, by notice to the other party, until June 30, 2016, if all conditions to closing have been satisfied or waived (other than the satisfaction or waiver of the waiting periods applicable to the merger under the HSR Act or the lack of any pending or threatened legal proceeding or enforcement action that prevents the performance of the merger agreement or declares unlawful the transactions contemplated by the merger agreement);

•	a special meeting of our stockholders (or any postponement or adjournment thereof) is held and we do not obtain the required approval; or

•	a permanent injunction or other order which is final and nonappealable has been issued against Bard or us that restrains or otherwise prohibits the consummation of the merger in accordance with the terms of the merger agreement; provided, the party seeking to terminate the merger agreement has complied with certain provisions of the merger agreement relating to regulatory approvals and legal proceedings with respect to the merger;

•	by Bard, if:

•	any breach by us of any of our representations, warranties, covenants or agreements in the merger agreement that would result in the conditions to Bard’s or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days following receipt of written notice from Bard to us of Bard’s intention to terminate the merger agreement; provided, that Bard may not terminate the merger agreement for our breach if Bard or Merger Sub is in material breach of the merger agreement; or

•	our board of directors or any committee has effected an adverse recommendation (as defined in the merger agreement and described under “The Merger Agreement—No Solicitation of Alternative Transactions”), or if the special meeting is cancelled (except for a postponement or adjournment not prohibited by the merger agreement), or the merger agreement is removed from consideration at the special meeting as mandated by Section 92A.120 of the NRS;

•	by us, if:

•	any breach by Bard or Merger Sub of any of its representations, warranties, covenants or agreements in the merger agreement that would result in the conditions to our or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days after written notice is given by us of our intention to terminate the merger agreement; provided, that we may not terminate the merger agreement for breach by Bard or Merger Sub if we are in material breach of the merger agreement; or

•	we accept a superior proposal and enter into an alternative acquisition agreement with respect to such proposal provided that we have complied with our non-solicitation obligations (subject to certain cure rights) and pay Bard a termination fee of $7,200,000.

Termination Fee; Expenses

In the event that Bard terminates the merger agreement due to an adverse recommendation by our board of directors or any committee thereof, or the cancellation of the special meeting (except for a postponement or adjournment not prohibited by the merger agreement) or removal of the merger agreement from consideration at the special meeting as mandated by Section 92A.120 of the NRS, then we must pay to Bard a termination fee of $7,200,000 within two business days following such termination, unless prior to the receipt of the termination fee, Bard has commenced an action for or otherwise seeks an injunction or order of specific performance requiring the consummation of the merger, in which case, the termination fee will not be payable to Bard until one business day after an order denying Bard’s request for an injunction or specific performance is issued.

In the event that we terminate the merger agreement in connection with accepting a superior proposal, we are required to concurrently with such termination enter into an alternative acquisition agreement with respect to such proposal, in accordance with the terms of the merger agreement, and we must pay Bard a termination fee of $7,200,000 concurrently with such termination.

In the event the merger agreement is terminated by either Bard or us because (i) (a) we held a special meeting and we did not obtain the required approval in that meeting, (b) the closing did not occur prior to the termination date (provided, that the terminating party is not in breach in any material respect of any of its obligations under the merger agreement that was the cause of or resulted in the failure of the closing to occur on or before the termination date and that such termination does not occur at a time when termination could have occurred due to the issuance of a final and nonappealable permanent injunction or order that restrains or prohibits the consummation of the merger), or (c) we breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement that would result in the conditions to our or all parties’ obligations to complete the merger not being satisfied that is incurable or if capable of being cured, not cured within thirty days following receipt of written notice from Bard to us of Bard’s intention to terminate the merger agreement and (ii) in each case, (x) at or prior to the termination of the merger agreement, any acquisition proposal (which, solely for the purposes of determining whether the termination fee is payable in this instance, an “acquisition proposal” will have the meaning set forth in this proxy statement, except that all references to “15% or more” will be deemed references to “more than 50%”) is made, and (y) on or before the twelve month anniversary of the termination of the merger agreement, Liberator enters into a definitive alternative acquisition agreement with any third party other than Bard or its affiliates, then we must pay to Bard the termination fee of $7,200,000 within two business days following the consummation of the transaction contemplated by such definitive agreement; provided that, the amount of any expenses previously paid to Bard will be credited against the payment of the termination fee.

Additionally, in the event the merger agreement is terminated by either Bard or us because we held a special meeting of our stockholders and we did not obtain the required approval in that meeting, then we must pay to Bard its documented fees and expenses incurred or paid in connection with the merger, no later than two business days after receipt of documentation supporting such expenses, up to a maximum of $2,000,000.

If we fail to promptly pay the amounts due as described above, and, in order to obtain such payment Bard commences a suit which results in a judgment against us, then we must pay Bard’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due.

Expenses

Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we may be obligated to reimburse Bard for its fees and expenses up to a maximum of $2,000,000 following termination of the merger agreement under certain circumstances as described under “The Merger Agreement—Termination Fee” above.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties at any time by an instrument in writing signed by each of Bard and Liberator. However, after the merger agreement has been approved by our stockholders, no amendment may be made which by law requires further approval by our stockholders without such further approval. At any time prior to the completion of the merger, the parties may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by any other applicable party, or (iii) waive compliance by any party with any of the covenants, agreements or conditions contained in the merger agreement that may be legally waived, provided that no such extension or waiver that by law requires further approval by our stockholders may be made without such further approval. Any such extension or waiver by a party must be in writing signed on behalf of such party.

Certain Additional Agreements—Voting Agreement

As a condition to Bard and Merger Sub entering into the merger agreement, our chief executive officer and president and our chief financial officer entered into a voting and support agreement with Bard pursuant to which they have agreed, among other things, to vote the shares owned by them in favor of the approval of the merger agreement. As of December 28, 2015, the record date for the special meeting, a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, representing, in the aggregate, approximately 38% of the shares of our Common Stock outstanding and entitled to vote as of that date, were subject to this voting agreement. See the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44 and for a copy of the voting agreement, Annex B hereto.

The Liberator board of directors unanimously recommends that you vote “FOR” the merger agreement proposal.

PROPOSAL NO. 2: THE COMPENSATION PROPOSAL

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, Liberator is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the proposed merger, which we refer to as the compensation proposal.

Liberator believes that the information regarding the compensation proposal is reasonable and demonstrates that Liberator’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Liberator’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Liberator’s named executive officers in connection with the completion of the proposed merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement, and one is not contingent on the other.

The vote to approve the compensation proposal is advisory and, therefore, will not be binding on Liberator. However, our board of directors values the opinions of our stockholders, and our board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Our board of directors will consider the affirmative vote of a majority of the votes cast with respect to the compensation proposal as advisory approval of the compensation proposal.

More information regarding the compensation that may become payable to Liberator’s named executive officers in connection with the completion of the proposed merger is set forth in the section captioned “Interests of Our Directors and Executive Officers in the Merger,” beginning on page 46 of this proxy statement.

The Liberator board of directors is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Liberator’s named executive officers in connection with the merger and the agreements and/or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the narrative and related compensation tables under “The Merger—Interests of our Executive Officers and Directors in the Merger” section of the proxy statement, are hereby approved.”

PROPOSAL NO. 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

If at the special meeting there are not sufficient votes at the time of the special meeting in favor of the merger proposal under Nevada law and we determine that it is necessary or appropriate to adjourn the special meeting in order to solicit additional proxies in support of the merger proposal, a stockholder (who may also be a member of our management team) may move to adjourn the special meeting in order to enable us to continue to solicit additional proxies in favor of the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited at the special meeting to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the Liberator stockholders approve any adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of our Common Stock that have previously voted “AGAINST” the merger proposal. Among other things, approval of any adjournment proposal could mean that, even if we had received proxies representing a majority of votes “AGAINST” the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The Liberator board of directors believes that if the number of shares of our Common Stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to approve the merger agreement, it is in the best interests of the holders of our Common Stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The Liberator board of directors unanimously recommends that you vote “FOR” any adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth security ownership information pertaining to persons known by us to beneficially own more than 5% of our Common Stock, our directors, our named executive officers and all of our directors and executive officers as a group as of December 28, 2015. Except as otherwise described with respect to our officers and directors in the section of this proxy statement entitled “The Merger—Voting Agreement” beginning on page 44 or unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of our Common Stock owned by them, and such shares are not subject to any pledge.

The number and percentage of shares beneficially owned is computed on the basis of 53,885,978 shares of our Common Stock outstanding as of December 28, 2015. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or set forth in Schedules 13D and 13G filed with the SEC. The determination that there were no other persons, entities or groups known to Liberator to beneficially own more than 5% of Liberator’s outstanding common stock was based on a review of all statements filed with the SEC with respect to Liberator pursuant to Section 13(d) or 13(g) of the Exchange Act.

The address for those persons for which an address is not otherwise provided is c/o Liberator Medical Holdings, Inc., 2979 SE Gran Park Way, Stuart, Florida 34997.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Ownership(1)
Other Beneficial Owners:
Millennium Partners, L.P.	3,364,012	(2)	6.20%
c/o Millennium Management LLC 666 Fifth Avenue, 8th Floor
New York, NY 10103

GAMCO Investors, Inc., et. al.	3,283,276	(3)	6.09%
One Corporate Center Rye, New York 10580

Executive Officers and Directors:
Mark A. Libratore	19,785,867		36.74%
Robert J. Davis	815,000		1.51%
John Léger	280,165	(4)	*
Jeannette M. Corbett	150,013		*
Tyler Wick	205,013		*
Ruben J. King-Shaw, Jr.	22,026		*
Philip Sprinkle	22,026		*
All directors and executive officers as a group (7 persons)	21,280,110	(4)(5)	39.45%

*	Indicates less than 1%.
(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days of December 28, 2015, are deemed to be outstanding for the purpose of computing the percentage of the person holding such options, but the options are not deemed outstanding for computing the percentage of any other person.
(2)	As reported on its Amendment No. 13 to Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2015, Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), and may be deemed to have shared voting control and investment discretion over securities owned by Millennium Partners. Israel A. Englander is the managing member of Millennium Management and may be deemed to have shared voting control and investment discretion over securities owned by Millennium Partners.

(3)	As reported on its Schedule 13D filed with the SEC on November 30, 2015, Mario J. Gabelli (“Mario Gabelli”), and various entities which he directly or indirectly controls or acts as chief investment officer, reported that they had power to vote and dispose of an aggregate of 3,283,276 shares of our Common Stock. Each of the reporting persons and covered persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares of our Common Stock reported as of November 30, 2015, as follows: (i) 1,954,102 shares by Gabelli Funds, LLC, (ii) 448,000 shares by GAMCO Asset Management Inc. (“GAMCO”), (iii) 519,056 shares by Teton Advisors, Inc. (“Teton Advisors”), (iv) 361,218 shares by Gabelli Securities, Inc. (“GSI”) and (v) 900 shares by GAMCO Investors, Inc. (“GBL”). Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons. GSI is deemed to have beneficial ownership of the shares owned beneficially by G.research, LLC, a wholly-owned subsidiary of GSI. GBL and GGCP, Inc., the manager and a member of GGCP Holdings, which is the controlling stockholder of GBL (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mario Gabelli and Gabelli Foundation, Inc. Mario Gabelli, GBL and GGCP have indirect power with respect to the shares beneficially owned directly by the other reporting persons. The reporting persons do not admit that they constitute a group.
(4)	This number includes 45,000 shares of our Common Stock issuable upon exercise of options which are currently exercisable.
(5)	Bard may be deemed to have beneficial ownership of a total of 20,480,867 shares of our Common Stock, plus an additional 75,000 shares of our Common Stock resulting from a recent exercise of options to acquire shares of our Common Stock, as a result of the irrevocable proxy granted by Messrs. Libratore and Davis to Bard in the voting agreement. Neither the filing of this proxy statement nor any of its contents shall be deemed to constitute an admission by Bard that it is the beneficial owner of any of our Common Stock for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership has been expressly disclaimed by Bard.

STOCKHOLDER PROPOSALS

Once the proposed merger is completed, there will be no public participation in any future meetings of stockholders of Liberator. If the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings. Any proposal by a stockholder to be included in our proxy materials and presented at our annual meeting of stockholders to be held in 2016, if any, must be received at our principal executive offices, 2979 SE Gran Park Way, Stuart, Florida 34997, Attention: Corporate Secretary, no later than April 19, 2016.

Rule 14a-4 of the Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to our annual meeting of stockholders to be held in 2016, if we are not provided notice of a stockholder proposal prior to July 3, 2016, such proposal will be considered untimely and we will be permitted to use our discretionary voting authority when such proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. In some instances, unless we have received contrary instructions from the stockholder, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. To notify Liberator of such a request, you may write to Liberator Medical Holdings, Inc., Attn: Robert J. Davis, Chief Financial Officer, 2979 SE Gran Park Way, Stuart, Florida 34997, or call Liberator at (772) 287-2414. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or make a request to us therefor by calling the telephone number above or send a signed, written request to us at the address above. Some brokers household Liberator proxy statements, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statements, or if you are receiving multiple copies of proxy statements and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. For copies of the proxy statement, stockholders should write to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016 or call (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).

WHERE YOU CAN FIND MORE INFORMATION

Liberator files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Liberator files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “www.sec.gov.” Copies of our SEC filings are also available through our website (www.liberatormedical.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

CERTAIN INFORMATION REGARDING LIBERATOR AND BARD

We have supplied all information contained in this proxy statement relating to us, and Bard has supplied all information contained in this proxy statement relating to Bard.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the proposed merger or need assistance with voting procedures, you should contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Our stockholders should not send in their Common Stock certificates until they receive the transmittal materials from the exchange and paying agent. Our stockholders of record who have further questions about their stock certificates or the exchange of our Common Stock for cash should call the exchange and paying agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 29, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

C. R. BARD, INC.,

FREEDOM MERGERSUB, INC.,

and

LIBERATOR MEDICAL HOLDINGS, INC.

Dated as of November 19, 2015

A-ii

(continued)

A-iii

Annexes

Annex I – Definitions

Exhibits

Exhibit A – Form of Voting Agreement

Exhibit B – Articles of Merger

Exhibit C – Form of Company Closing Certificate

Exhibit D – Form of Parent Closing Certificate

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 19, 2015, by and among (i) Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), (ii) C. R. Bard, Inc., a New Jersey corporation (“Parent”), and (iii) Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“MergerSub”). The Company, MergerSub and Parent are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein are defined in Annex I.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent (for itself and as the sole shareholder of MergerSub) and MergerSub have approved this Agreement and the Merger, upon the terms of and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger: (i) the Common Stock shall be converted into the right to receive, on the terms and subject to the conditions set forth herein, the Merger Consideration; and (ii) each Option shall be converted into the right to receive, on the terms and subject to the conditions set forth herein, the Option Consideration;

WHEREAS, the Company Board has determined that the form, terms and provisions of this Agreement are fair, advisable and in the best interests of the Company and its Shareholders and, in furtherance thereof, has unanimously: (i) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in all respects for purposes of Sections 92A.120 and 78.438 of the Nevada Revised Statutes (as amended from time to time, the “NRS”), (ii) subject to the terms and conditions set forth herein, resolved to recommend this Agreement to the Shareholders of the Company pursuant to Subsection 2(a) of Section 92A.120 of the NRS; and (iii) received a written opinion of the Financial Advisor as set forth in Section 2.24(b) herein;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and MergerSub to enter into this Agreement, holders of certain shares of Common Stock have entered into voting agreements with the Company, in the form attached hereto as Exhibit A (the “Voting Agreements”);

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and MergerSub to enter into this Agreement, the persons specified on Schedule 1 have entered into non-competition agreements with the Company, Parent and MergerSub on the date hereof (collectively, the “Non-Compete Agreements”); and

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

MERGER; EFFECT OF THE MERGER ON CAPITAL STOCK; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in each case, pursuant to the provisions of the NRS: (a) MergerSub shall be merged with and into the Company (the “Merger”), and the separate corporate existence of MergerSub shall thereupon cease; and (b) the Company shall be the surviving corporation in the Merger and shall continue to exist as a Subsidiary of Parent. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in this Agreement, the Articles of Merger and the NRS. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

1.2 Articles of Merger. As soon as practicable on the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NRS, Parent, MergerSub and the Company shall cause the articles of merger attached hereto as Exhibit B (the “Articles of Merger”) to be filed in accordance with the NRS and shall make all other filings or recordings as required by applicable Law. The Merger shall be effective at the time and on the date of the filing of the Articles of Merger with the Nevada Secretary of State in accordance with the NRS; provided, however, that, upon the mutual consent of MergerSub, Parent and the Company, the Articles of Merger may provide for a later date and time of effectiveness of the Merger not later than ninety (90) days after the date of the filing of the Articles of Merger (the date and time of the filing of the Articles of Merger with the Nevada Secretary of State, or such later time as is specified in the Articles of Merger and as agreed to by MergerSub and the Company, being the “Effective Time”).

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the articles of incorporation of MergerSub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall not be amended.

1.4 Bylaws . At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of MergerSub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall not be amended.

1.5 Directors and Officers. The directors and officers of MergerSub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

1.6 Effect of the Merger on Capital Stock.

(a) Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any Party, each share of Common Stock issued and outstanding as of the Effective Time (other than Common Stock to be canceled pursuant to Section 1.6(b)) shall be canceled and converted into the right to receive $3.35 per share in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends, less any applicable withholding Taxes.

(b) Treasury Shares; Parent and MergerSub Shares. Notwithstanding any other provision of this Agreement to the contrary, each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto. Each share of Common Stock owned by Parent or MergerSub immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

(c) MergerSub Shares. As of the Effective Time, each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of MergerSub, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Dissenting Shares. Pursuant to NRS 92A.390, no holder of any shares of Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with this Agreement and the transactions contemplated hereby, including the Merger.

1.7 Equity Awards.

(a) Options. As of the Effective Time, without any action on the part of any holder thereof or any Party, each Option that is outstanding and unexercised as of immediately prior to the Effective Time shall, whether or not vested, become fully vested and exercisable and shall be canceled, in each case, in accordance with and pursuant to the terms of the Company Incentive Plan and related award agreements under which such Options were granted. In consideration of such cancellation, each holder of an Option that has a per-share exercise price less than the Merger Consideration, if any, will be entitled to receive in settlement of such Option, a cash payment from the Surviving Corporation, subject to any required withholding Tax, equal to the product of (i) the total number of shares of Common Stock otherwise issuable upon the exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Common Stock of such Option (the “Option Consideration”); provided, however, that with respect to any Person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. If the exercise price of any Option is equal to or exceeds the Merger Consideration, then such Option (whether or not vested) shall, to the extent not exercised prior to the Effective Time, automatically be extinguished and canceled without the right to receive any consideration (with no payment being made hereunder with respect thereto).

(b) Payment. At or before the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Surviving Corporation for the benefit of the holders of Options, cash in an aggregate amount equal to the aggregate Option Consideration payable to all holders of Options pursuant to Section 1.7(a) (the “Option Fund”); provided, however, that any amount withheld pursuant to Section 1.10 shall be remitted by the Surviving Corporation to the appropriate Taxing Authority. The Option Fund shall not be used for any other purpose except as provided in this Agreement.

1.8 Payment for Common Stock in the Merger.

(a) Prior to the Effective Time, Parent shall appoint U.S. Bank National Association to act as exchange and paying agent, registrar and transfer agent (the “Paying Agent”) to facilitate the receipt by the Company’s stockholders of the Merger Consideration. At or before the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Common Stock, cash in an aggregate amount equal to the product of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 1.6(a) and (ii) the Merger Consideration (the “Payment Fund”). The Paying Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Section 1.6(a) out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent, except as otherwise provided in Section 1.8(e)). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of Common Stock (i) a letter of transmittal (which shall be in customary form) which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Common Stock (the “Certificates”) or uncertificated Common Stock represented by book entry (“Uncertificated Shares”) shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and (ii) instructions for use in surrendering such Certificates or transfer of the Uncertificated Shares and receiving the Merger Consideration in respect thereof.

(c) Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal validly executed and duly completed in accordance with the instructions thereto or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive, in exchange therefor (other than Common Stock to be canceled pursuant to Section 1.6(b)), cash in an amount equal to the product of (i) the number of shares of Common Stock formerly represented by such Certificate or Uncertificated Shares, as applicable, and (ii) the Merger Consideration, which amount shall be paid by the Paying Agent in accordance with the instructions provided by such holder as set forth in such holder’s letter of transmittal. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate or transfer of any Uncertificated Shares. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Stock may be made to a Person (other than the Person in whose name the Certificate surrendered or the Uncertificated Shares so transferred is registered) if such Certificate shall be properly endorsed or otherwise in proper form for transfer or such Uncertificated Shares shall be properly transferred. The Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, in accordance with the provisions of this Section 1.8, each Certificate or Uncertificated Share (other than those representing Common Stock to be canceled pursuant to Section 1.6(b)) shall represent, for all purposes, only the right to receive cash in an amount equal to the product of (i) the number of shares of Common Stock formerly represented by such Certificate or Uncertificated Shares, as applicable and (ii) the Merger Consideration, without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock formerly represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) after the date of this Agreement but prior to the Effective Time that may have been declared or made by the Company on such shares of Common Stock in accordance with the terms of this Agreement or (ii) on or prior to the date of this Agreement, and in each case, which remain unpaid at the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former Shareholders in accordance with the terms of this Agreement) that remains unclaimed by the former Shareholders upon the twelve (12) month anniversary of the Closing Date shall be returned to the Surviving Corporation upon demand by the Surviving Corporation to the Paying Agent and any former Shareholders who have not theretofore complied with this Article I shall thereafter look, subject to Section 1.8(f), to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each share of Common Stock held by such Shareholder. Following the Closing, the Paying Agent shall retain the right to invest and reinvest the Payment Fund, on behalf of the Surviving Corporation, in securities listed or guaranteed by the United States government or as otherwise directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon. Nothing contained in this Agreement and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of any Shareholder to receive the Merger Consideration as provided in this Agreement. If for any reason (including investment losses) the Payment Fund is at any time or from time to time inadequate to pay the amounts to which Shareholders shall be entitled under Section 1.6(a), then (i) any interest described in this Section 1.8(e) shall not be paid to Parent or the Surviving Corporation but instead shall be used to cover any such shortfall and (ii) Parent shall take all steps necessary to, and shall enable or cause the Surviving Corporation promptly to, deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.

(f) None of Parent, MergerSub, the Company or the Paying Agent shall be liable to a holder of Certificates, Uncertificated Shares or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered or any Uncertificated Shares shall not have been transferred by the third (3rd) anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Stock in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all Legal Proceedings or interests of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any Legal Proceeding that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of the Common Stock formerly represented by such Certificate as contemplated by this Article I.

1.9 Holders of Certificates. From and after the Effective Time, the holders of Certificates, Uncertificated Shares and Option award agreements shall cease to have any rights with respect to the Common Stock, or Options represented thereby, other than the right to receive any amounts provided in Section 1.6, Section 1.7 and Section 1.8.

1.10 Withholding. Notwithstanding anything to the contrary contained herein, each of the Paying Agent, Parent, MergerSub and the Surviving Corporation shall be entitled to deduct and withhold from any payments otherwise payable to any Securityholder pursuant to this Agreement, such amount as the Paying Agent, Parent, MergerSub and the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such former Securityholder in respect of which such deduction and withholding was made.

1.11 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redemption, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration per share of Common Stock shall be equitably adjusted.

1.12 Closing Date. The consummation of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the Parties may designate in writing) as promptly as practicable, but no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other date as mutually agreed in writing (email is sufficient) by Parent and the Company (the date upon which Closing occurs is referred to as the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except (i) as set forth in the disclosure letter (the “Disclosure Letter”) delivered by the Company to Parent on the date of this Agreement (it being agreed that disclosure of any item in the Disclosure Letter shall be deemed to apply to any Section or subsection of this Agreement to which its relevance is reasonably apparent on its face) or (ii) as set forth in the SEC Reports filed after October 1, 2013, and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are predictive or forward-looking in nature but including any description of historic facts or events included therein), the Company hereby represents and warrants to Parent and MergerSub as follows:

2.1 Organization and Good Standing; Investments. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it leases Real Property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company does not have any obligation, contingent or otherwise, to purchase or otherwise acquire any capital stock or other equity interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.

2.2 Authorization of Agreement.

(a) The Company has all necessary corporate power, authority and legal capacity and has taken all corporate action necessary to execute and deliver this Agreement and each other Company Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the prior receipt of the Required Approval. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all required action on the part of the Company subject, in the case of the consummation of the Merger, to the prior receipt of the Required Approval. This Agreement and each of the other Company Documents have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the other Parties hereto and thereto) this Agreement and each of the other Company Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) The vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement, the Company Documents and the transactions contemplated hereby and thereby pursuant to (i) the Company’s Articles of Incorporation (the “Articles of Incorporation”); (ii) the Company’s Bylaws (the “Bylaws”); and (iii) the NRS or otherwise (collectively, the “Required Approval”).

2.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 2.3(a) of the Disclosure Letter, none of the execution and delivery by the Company of this Agreement or the other Company Documents, the consummation of the transactions contemplated hereby or thereby (assuming for all purposes receipt of the Required Approval with respect to the consummation of the Merger), or compliance by the Company with any of the provisions hereof or thereof conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of: (i) the Articles of Incorporation or Bylaws; (ii) any Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company, any of its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries; or (iv) any applicable Law or rule of the New York Stock Exchange (“NYSE”), except in the case of clause (ii) above, as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) Except for (i) the filing of the Articles of Merger with the Nevada Secretary of State, (ii) the Required Approval, (iii) applicable requirements, if any, of the Exchange Act, the Securities Act, any applicable state securities or blue sky laws, the applicable rules of the NYSE and the HSR Act, and (iv) the disclosures set forth in Section 2.3(b) of the Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Company or any of its Subsidiaries (A) in connection with the execution and delivery of this Agreement, the other Company Documents, the compliance by the Company or any of its Subsidiaries with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (B) in order to ensure the continuing validity and effectiveness, immediately following the Effective Time, of any Permit or Material Contract of the Company or any of its Subsidiaries, in each case, other than such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

2.4 Capitalization.

(a) The total authorized number of shares of all classes of capital stock of the Company is 200,000,000 shares of Common Stock. As of the date of this Agreement, (i) 53,977,311 shares of Common Stock were issued and outstanding, (x) of which 354,249 shares are held by the Company in treasury and (y) none of which constitutes Restricted Stock, (ii) 105,922 shares of Common Stock were reserved for future issuance pursuant to the Company Incentive Plan, and (iii) 567,916 shares of Common Stock are subject to outstanding Options.

(b) All of the Common Stock was duly authorized for issuance and is validly issued, fully paid and non-assessable and was not issued in violation of any purchase or call option, right of first refusal, subscription right, pre-emptive right or other similar right. All outstanding shares of Common Stock and Options have been offered, sold, issued and granted in compliance with all applicable securities Laws and other applicable Laws.

(c) Except as set forth in this Section 2.4, there are no options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company. Section 2.4(c) of the Disclosure Letter sets forth the name of each registered holder of an Option, and to the extent applicable, the vesting schedule of each such Option, together with the grant date, exercise price, number of shares of Common Stock issuable upon exercise of each such Option and whether any Option is intended to qualify as an “incentive stock option” under Section 422 of the Code. The per share exercise price of each currently outstanding Option was equal to the fair market value of a share of Common Stock on the applicable grant date. The Company does not have any liability in respect of any Option that was awarded with a per share exercise price that was less than the fair market value of a share of Common Stock on the applicable grant date. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Common Stock or other equity interests of any Person. There are no outstanding equity appreciation, phantom equity, profit participation, exit payments or similar rights to which the Company or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Securityholders (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, its Subsidiaries, or any Securityholder is a party or is bound with respect to the voting or consent of any Common Stock.

(d) All of the Warrants have expired.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Letter lists the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 2.5 of the Disclosure Letter, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization set forth in Section 2.5 of the Disclosure Letter. Except as set forth in Section 2.5 of the Disclosure Letter, each Subsidiary of the Company has all entity power and authority necessary to own, lease and operate all of its properties and assets, and to carry on its Business as currently conducted, except for failures to be so licensed, qualified or in good standing that would not be material to the Company and its Subsidiaries taken as a whole. All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any and all Liens (except for such transfer restrictions of general applicability as may be provided under applicable Laws). No outstanding options, warrants or rights to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, shares of capital stock of a Subsidiary of the Company, are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company. No outstanding securities of a Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of a Subsidiary of the Company are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company. No Subsidiary of the Company owns any Common Stock or other equity interests in the Company. None of the Company’s Subsidiaries has any obligation, contingent or otherwise, to purchase or otherwise acquire any capital stock or other equity interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or, except as set forth on Section 2.5 of the Disclosure Letter, provide any guarantee with respect to the obligations of, any Person.

(b) Except for the Subsidiaries of the Company specified in Section 2.5 of the Disclosure Letter, the Company does not own, directly or indirectly, any shares of capital stock of, or other equity interests in, any Person.

2.6 Corporate Records. The Company has delivered or made available to Parent and MergerSub true, correct and complete copies of the current Articles of Incorporation (certified by the Secretary of State of the State of Nevada), the current Bylaws, and the organizational documents for each of its Subsidiaries, in each case, as amended. The Company is not in violation of any provision of the Articles of Incorporation or Bylaws. None of the Company’s Subsidiaries is in violation of any provision of its respective articles of incorporation or bylaws (or equivalent organizational documents). Except as set forth in Section 2.6 of the Disclosure Letter, the Articles of Incorporation and the Bylaws of the Company and the articles of organization and bylaws (or equivalent organizational documents) of each of the Company’s Subsidiaries are in full force and effect.

2.7 SEC Reports; Financial Statements; Internal Controls.

(a) Except as set forth in Section 2.7 of the Disclosure Letter, since October 1, 2012, the Company has timely filed and furnished all SEC Reports with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder. Except as set forth in Section 2.7 of the Disclosure Letter, such SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not contain as of the time they were filed or furnished any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports. To the Knowledge of the Company, none of the Company’s SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) of the Company and its Subsidiaries included in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC as at the date of the filing of such reports, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and fairly presents, in all material respects, as applicable, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments described therein none of which, individually or in the aggregate, has had a material effect on the Company and its Subsidiaries taken as a whole, or would reasonably be expected to have such a material effect). Neither the Company nor its Subsidiaries has any Indebtedness as described in clause (a) of the definition thereof, except as set forth in Section 2.7(b) of the Disclosure Letter or which may be incurred in compliance with Section 4.3(o).

(c) The Company is not indebted to any director or officer of the Company (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees, in each case, in the Ordinary Course of Business) and no such Person is indebted to the Company.

(d) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act) designed to ensure that all information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the SEC Reports is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to properly record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud or suspected fraud, whether or not material, that involves management, employees who have a significant role in the Company’s internal control over financial reporting or others where the fraud could have a material effect on the financial statements contained in the SEC Reports, or that was received in communication from employees, former employees, regulators or others.

(e) The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2014, and such assessment concluded that such controls were effective. To the Knowledge of the Company, there are no facts or circumstances that would prevent the Company’s principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any SEC Reports.

(f) Except as set forth in Section 2.7(f) of the Disclosure Letter, there are no amendments or modifications, which are or, to the Knowledge of the Company, will be required to be filed with the SEC, but have not yet been filed, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act or (ii) the SEC Reports. The Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has delivered or made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since October 1, 2012.

(g) The audit committee of the Company Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and the Company has made available to Parent true, complete and correct copies of such procedures. No complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and, to the Knowledge of the Company, no employee has threatened to file any such complaint.

(h) The Company does not have any material liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable, or otherwise, whether known or unknown), except for liabilities or obligations (i) specifically reflected on and fully reserved against in the Company’s consolidated balance sheet as of September 30, 2014 (the “Balance Sheet Date”) or disclosed in the notes thereto, (ii) arising under executory contracts other than with respect to the breach thereof, (iii) that were incurred in the Ordinary Course of Business since the Balance Sheet Date, (iv) incurred as contemplated by this Agreement, (v) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (vi) set forth in Section 2.7(h) of the Disclosure Letter.

2.8 Absence of Certain Developments. Between the Balance Sheet Date and the date hereof (a) the Company and its Subsidiaries have conducted the Business in all material respects in the Ordinary Course of Business; and (b) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, between the Balance Sheet Date and the date hereof, except as set forth in Section 2.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action which, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 4.3.

2.9 Taxes.

(a) (i) Except as set forth in Section 2.9(a) of the Disclosure Letter, all income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes (whether or not reflected on such Tax Returns) due and payable by or on behalf of the Company or any of its Subsidiaries have been fully and timely paid. Neither the Company nor any of its Subsidiaries have incurred any material liabilities for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the Ordinary Course of Business. Except as set forth in Section 2.9(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. With respect to any period for which income and other material Tax Returns have not yet been filed or for which income and other material Taxes are not yet due or owing, each of the Company and its Subsidiaries has made sufficient accruals for such Taxes in the financial statements included in the SEC Reports and its books and records in accordance with GAAP. The Company and its Subsidiaries, as appropriate, have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over under all applicable Laws.

(b) The Company has delivered or made available to Parent true, correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending on or after September 30, 2011; and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or any Subsidiary. The Company (or its Subsidiaries, as applicable) possesses all Tax Returns and work papers necessary to support any carry-forwards of net operating losses, net capital losses, Tax credits and other Tax benefits. The applicable period for assessment under applicable Law, after giving effect to extensions or waivers for all income and other material Tax Returns of the Company through the tax year ended September 30, 2011, has expired.

(c) No claim has been made in writing, or, to the Knowledge of the Company, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, other than such claims which would not reasonably be expected to be material.

(d) There are no Liens for Taxes (other than Permitted Exceptions) upon any of the assets of the Company or any of its Subsidiaries.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Company or any of its Subsidiaries have been fully paid, and no other deficiency for any material amount of Tax has been assessed in writing, or to the Company’s Knowledge has been threatened, by any Taxing Authority against the Company or any of its Subsidiaries that is still outstanding, except in each case for deficiencies currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP. There are no actions, audits, investigations or other administrative or court proceedings presently pending with respect to Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any notice from any Taxing Authority that it intends to conduct an audit or investigation with respect to the Company or any of its Subsidiaries, or any questionnaires from any Taxing Authority.

(f) None of the Company, or any of its Subsidiaries, or any other Person acting on its behalf has: (i) (A) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, except as set forth in Section 2.9(f) of the Disclosure Letter, (B) any Knowledge that any Taxing Authority has proposed any such adjustment, or (C) any application pending with any Taxing Authority requesting permission for any changes in accounting methods; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law; (iii) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid; (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) Neither the Company nor any of its Subsidiaries: (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (other than an agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes) with any Person other than the Company and its Subsidiaries pursuant to which it will have any obligation to make any payments after the Closing; (ii) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority; (iii) is or has been a member of any Affiliated Group (other than a group the common parent of which is the Company) nor has any Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor under applicable Law or by Contract or otherwise; (iv) has been or will be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (v) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated by this Agreement; (vi) is a party to a “gain recognition, agreement” within the meaning of the Treasury Regulations under Section 367 of the Code; (vii) has engaged in any deferred intercompany transactions or has an excess loss account with respect to its stock; (viii) has undergone an “ownership change” as defined in Section 382 of the Code, except (i) in connection with Liberator Medical Supply, Inc.’s acquisition of Tri County Medical & Ostomy Supplies, Inc. and (ii) as set forth in Section 2.9(g) of the Disclosure Letter; (ix) has made an election under Section 108(i) of the Code; or, (x) is treated for any Tax purposes as resident in a country other than the country of its organization or has or has ever had a branch, agency or permanent establishment in any country other than the country of its organization, is or has ever been engaged in a trade or business in any country other than the country in which it is organized or is or has ever been subject to Tax in a jurisdiction outside the country of its organization.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to income that was realized (and reflects economic income arising) prior to the Closing Date, including as a result of: (i) an installment sale or open transaction disposition made on or prior to the Closing Date; (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iii) any change in method of accounting under Section 481(a) of the Code or any similar provision of law for a taxable period ending on or prior to the Closing Date; or (iv) a closing statement pursuant to Section 7121 of the Code or any similar provision of law executed on or prior to the Closing Date.

(i) Section 2.9(i) of the Disclosure Letter lists each entity classification election and change in entity classification that has been made under Treasury Regulations Section 301.7701-3 with respect to the Company and each of its Subsidiaries for U.S. federal income Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has (i) engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b) or (ii) failed to disclose on its U.S. federal Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code.

2.10 Properties and Assets.

(a) Section 2.10 of the Disclosure Letter sets forth a complete and correct list of all interests in Real Property leased, licensed, held or used by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries own any Real Property. The Company and its Subsidiaries have good and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth in Section 2.10 of the Disclosure Letter, in each case free and clear of all Liens, except (i) for Permitted Exceptions and (ii) as set forth in Section 2.10(a) of the Disclosure Letter. The Leased Real Property constitutes all of the Real Property leased, used or occupied by the Company and its Subsidiaries and, except as set forth in Section 4.3 of the Disclosure Letter, necessary for the conduct of the Business as currently conducted. The Company and its Subsidiaries own all of the items of tangible personal property used or held for use in the Business and reflected on the consolidated balance sheet of the Company as of September 30, 2014, free and clear of any Liens except (i) for Permitted Exceptions and (ii) as set forth in Section 2.10(a) of the Disclosure Letter.

(b) (i) None of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Leased Real Property; (ii) none of the Company or any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to any Leased Real Property nor will any such brokerage commission become due and payable by the Company or its Subsidiaries if any Leased Real Property is renewed; (iii) no security deposit or portion thereof has been applied in respect of a breach or default under a lease for any Leased Real Property which has not been redeposited in full; and (iv) none of the Company or any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of any portion of the Leased Real Property.

(c) The Company and its Subsidiaries’ material machinery, equipment and other material tangible assets, and the leasehold improvements, buildings and fixtures leased pursuant to any lease for the Leased Real Property, are in good operating condition (normal wear and tear excepted) to carry on the Business in all material respects as currently conducted.

2.11 Intellectual Property.

(a) Section 2.11(a)(i) of the Disclosure Letter sets forth an accurate and complete list of all registered or issued Patents, Marks and Copyrights or, in each case, applications therefor within the Owned Intellectual Property. Section 2.11(a)(i) of the Disclosure Letter lists: (i) the jurisdictions in which each such item of Intellectual Property has been issued, registered or in which any such application for such issuance and registration has been filed; (ii) the current status of each such item of Owned Intellectual Property, including a listing of all necessary actions or required payments that the Company or any of its Subsidiaries must take within ninety (90) days following the Closing Date to obtain, maintain, or renew said item of Owned Intellectual Property; and (iii) the registration or application date, as applicable. There are no other filings, payments or similar actions that, to the Knowledge of the Company, must be taken by the Company or any of its Subsidiaries within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, or renewing any such Intellectual Property registrations and applications. Section 2.11(a)(i) of the Disclosure Letter sets forth an accurate and complete list of all unregistered Marks, identifying the Mark and, to the Knowledge of the Company, the associated goods or services with which they are used. Section 2.11(a)(ii) of the Disclosure Letter sets forth an accurate and complete list of all licenses and agreements: (A) pursuant to which the Company or any of its Subsidiaries obtains the right to any Licensed Intellectual Property (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms for an annual or one-time license fee of no more than $75,000 in the aggregate); (B) pursuant to which the Company or any of its Subsidiaries licenses or otherwise provides any other Person with any Intellectual Property rights other than in the ordinary course of sales of the Products of the Business; (C) containing a covenant not to compete or otherwise limiting the Company’s or any of its Subsidiaries’ ability to Exploit fully any of the Owned Intellectual Property or to conduct the Business in any market or geographical area or with any Person and (D) permitting the Company or any of its Subsidiaries to use third party Marks and Copyrights on any Company promotional materials (each license or agreement required to be set forth in Section 2.11(a)(ii) of the Disclosure Letter, an “Intellectual Property License”).

(b) Each of the Company and its Subsidiaries owns all right, title and interest in and to, or has valid rights to use, all Intellectual Property required to be set forth in Sections 2.11(a)(i) of the Disclosure Letter, and, to the Knowledge of the Company, all such Intellectual Property set forth in Section 2.11(a)(i) of the Disclosure Letter is valid, subsisting and enforceable.

(c) The Owned Intellectual Property, together with the Licensed Intellectual Property, constitute all of the Intellectual Property (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms for an annual or one-time license fee of no more than $75,000 in the aggregate) necessary to the conduct of the Business and operations of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Business of the Company and its Subsidiaries as currently conducted, the Products and the Company’s and its Subsidiaries’ current use of the Owned Intellectual Property are not infringing, misappropriating, or otherwise violating or has not infringed, misappropriated, or otherwise violated any Intellectual Property right of any third party. There is no suit, claim or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries: (i) alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property right of any third party; or (ii) challenging the validity, enforceability, use or exclusive ownership of any Owned Intellectual Property.

(d) Except as set forth in Section 2.11(d) of the Disclosure Letter, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(e) Each of the Company and its Subsidiaries has: (i) taken adequate measures, consistent with commercially reasonable practices in the industry in which it operates, to protect the confidentiality of its trade secrets and confidential and proprietary information; and (ii) executed valid written confidentiality and invention assignment agreements or written agreements substantially in the form delivered or made available to Parent with its past and present employees, contractors and consultants engaged since October 1, 2012 to work with Owned Intellectual Property, pursuant to which such Persons have assigned, without restriction, limitation or term (except as controlled by inventor or author protection laws) to the Company or its Subsidiaries all their respective rights in and to all Intellectual Property they develop or have developed in the course of their engagement with the Company and its Subsidiaries and agreed to hold all trade secrets and confidential and proprietary information of the Company and its Subsidiaries in confidence both during and after their engagement for a term provided therein.

(f) None of the Company’s or its Subsidiaries’ Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof or affects the validity, use or enforceability thereof.

(g) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof or affects the validity, use or enforceability thereof, in each case, by the Company or any of its Subsidiaries.

(h) The information technology systems of the Company and its Subsidiaries are adequate for the Business and operations of the Company and its Subsidiaries as currently conducted. Such information technology systems have not suffered any material failure or, to the Knowledge of the Company, security breach, including a cybersecurity breach, within the past two (2) years.

(i) Neither the Company nor any of its Subsidiaries maintains any Patents other than Patents maintained in the U.S. and Canada.

(j) Neither the Company nor any of its Subsidiaries is in breach of or default under any provision of any Intellectual Property License, other than breaches or defaults that would not result in a material adverse effect under such Intellectual Property License, nor, to the Knowledge of the Company, is any other party to an Intellectual Property License in default thereunder in any material respect, and no event has occurred which, with or without notice or lapse of time or both, would constitute such a default or violation in any material respect. No party to any of the Intellectual Property Licenses set forth in Section 2.11(a)(ii) of the Disclosure Letter has exercised any termination rights with respect thereto. The Company has delivered or made available to Parent true, correct and complete copies of all of the Intellectual Property Licenses set forth in Section 2.11(a)(ii) of the Disclosure Letter, together with all material amendments, modification or supplements thereto.

2.12 Material Contracts.

(a) Section 2.12(a) of the Disclosure Letter sets forth as of the date hereof a list of (i) all material Contracts (within the meaning of Item 601(b)(10) of Regulation S-K), including all amendments thereto, of the Company that have not been filed as exhibits to the SEC Reports and (ii) each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are bound:

(i) any lease, sublease, license or occupancy agreement for the Leased Real Property;

(ii) any lease of personal property providing for rental payments in excess of $25,000 in the aggregate during the current term thereof;

(iii) any Intellectual Property License;

(iv) any Contract imposing any restriction on the Company’s or any of its Subsidiaries’ right or ability, or, after the Effective Time, Parent’s or the Surviving Corporation’s right or ability, or the right or ability of their respective Subsidiaries and Affiliates: (A) to compete in any line of business or with any Person or in any area or which would so restrict the freedom of the Company, its Subsidiaries, Parent, the Surviving Corporation or the respective Subsidiaries and Affiliates of Parent or the Surviving Corporation after the Effective Time (including granting rights of first refusal, first look, last look or similar rights or preferences to license, market, sell, distribute or deliver any of the products or services offered by the Company or any of its Subsidiaries); (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) develop or distribute any technology;

(v) any Contract for the purchase, acquisition or sale of materials, supplies, goods, services, equipment or other assets, including Contracts with Payors, providing for aggregate payments to or receipts by the Company or any of its Subsidiaries of $100,000 or more, regardless of the term;

(vi) merchandising, sales representative or distributor Contract;

(vii) any partnership or joint venture Contract;

(viii) any Contract for Indebtedness (A) with any Service Provider or (B) for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or any instrument pursuant to which Indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, except, in the case of this clause (viii)(B), any such Contract with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(ix) any Contract under which: (A) any Person has directly or indirectly guaranteed any Liabilities of the Company or any of its Subsidiaries; and (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the Ordinary Course of Business);

(x) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xi) any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (but excluding any indemnities contained in agreements entered into in the Ordinary Course of Business in favor of Persons which are not individuals);

(xii) any Contract with any Related Person;

(xiii) any Contract with any Governmental Body;

(xiv) any Contract with a Service Provider of the Company or any of its Subsidiaries providing for severance, retention, change in control or other similar payments;

(xv) any Contract, other than the Company’s or any of its Subsidiaries’ standard form offer letter that does not contain any severance, retention, change in control or other similar payments, for the employment of any current Service Provider on a full-time, part-time, consulting or other basis providing for annual base compensation;

(xvi) any collective bargaining agreement or other contract with any labor union or association representing any Service Provider;

(xvii) any other Contract that involves consideration (whether or not measured in cash) of greater than $100,000; and

(xviii) any commitment or agreement to enter into any of the foregoing.

The Contracts listed in Section 2.12(a) of the Disclosure Letter, together with the Contracts filed as exhibits to the SEC Reports and, effective as of the date of execution thereof, those Contracts that are entered into after the date of this Agreement which, if entered into as of the date hereof, would have been listed in Section 2.12(a) of the Disclosure Letter, are referred to collectively as the “Material Contracts”.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as whole, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, of the other parties thereto, enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting the rights and remedies of creditors generally and the general principles of equity and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 2.3(b) of the Disclosure Letter, continue in full force and effect without penalty or other adverse consequence. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as whole, neither the Company nor any of its Subsidiaries is in default under any provision of any Material Contract, and to the Knowledge of the Company, nor is any other party to any Material Contract in breach of or default under any provision thereunder, other than breaches or defaults that are not material under such Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder. No party to any Material Contract has exercised any termination right with respect thereto and no party has given notice to the Company or any of its Subsidiaries of any material dispute with respect to any Material Contract. The Company has delivered or made available to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c) All Material Contracts, including all amendments thereto (within the meaning of Item 601(b)(10) of Regulation S-K) of the Company that have been filed or will be filed as exhibits to the SEC Reports contain a correct and complete copy of each exhibit and schedule attached thereto.

2.13 Employee Benefits Plans.

(a) Section 2.13(a) of the Disclosure Letter sets forth a correct and complete list of all Employee Plans. Except as set forth in Section 2.13(a) of the Disclosure Letter, the Company has delivered or made available to Parent true, correct and complete copies of the following documents with respect to the Employee Plans, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial reports, if any; (iv) the most recent IRS determination letter or opinion letter, as applicable; (v) the most recent summary plan descriptions and any summaries of material written communications to Service Providers within the past three (3) years regarding benefits under Employee Plans; and (vi) written summaries of the material terms of all non-written Employee Plans.

(b) Except as set forth in Section 2.13(b) of the Disclosure Letter, the Employee Plans have been established, operated and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Each Employee Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in all material respects in compliance with Section 409A.

(c) Each Employee Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter, as applicable. Nothing has occurred with respect to the operation of any such Employee Plan that could reasonably be expected to cause the revocation of such letter or the imposition of any material Liability or Tax under ERISA.

(d) None of the Employee Plans is a Title IV Plan. None of the Company, or its Subsidiaries or any of its ERISA Affiliates currently has or has in the last six (6) years contributed to or has been obligated to contribute to, or had any Liability (contingent or otherwise) in respect of a Title IV Plan.

(e) Except as set forth in Section 2.13(e) of the Disclosure Letter, none of the Employee Plans provides for post-employment health or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant’s dependent or beneficiary.

(f) With respect to each Employee Plan: (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, threatened against the Employee Plan, the assets of any of the trusts under such Employee Plan or the plan sponsor or against the administrator or against any fiduciary of such Employee Plan with respect to the operation of such Employee Plan or in the case of any such threatened matters, to the Knowledge of the Company; and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits. To the Knowledge of the Company, no event has occurred with respect to any Employee Plan, and no condition exists with respect to any Employee Plan that would, by reason of the Company’s or any Subsidiaries’ affiliation with any of its ERISA Affiliates, be reasonably expected to subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Laws.

(g) Except as set forth in Section 2.13(g) of the Disclosure Letter, neither the execution and delivery of this Agreement and the Company Documents, nor the consummation of the transactions contemplated hereby and thereby, shall, either alone or in connection with any other event(s): (i) result in any payment becoming due to any Service Provider; (ii) increase any amount of compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan; or (iv) limit the right to merge, amend or terminate any Employee Plan (except any limitations imposed by applicable Law, if any).

(h) Neither the execution and delivery of this Agreement and the Company Documents, nor the consummation of the transactions contemplated hereby and thereby, shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or any other amount that would not be deductible under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

2.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining or works council agreement and within the past six (6) years there has been no labor, collective bargaining or works council agreement to which the Company or any of its Subsidiaries and the current employees of the Company or any of its Subsidiaries are subject or to which the Company or any of its Subsidiaries has been subject with respect to any former employee of the Company or any of its Subsidiaries, when such former employee was employed by the Company or any of its Subsidiaries.

(b) No employees of the Company or any of its Subsidiaries are, or at any time during the past six (6) years of their employment by the Company or any of its Subsidiaries have been, represented by any labor organization or works council with respect to their employment by the Company or any of its Subsidiaries. No labor organization or group of current or former employees of the Company or its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no organizing activity involving the Company or its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or its Subsidiaries.

(c) There are no: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or on behalf of any current or former employee or group of employees of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 2.14(d) of the Disclosure Letter, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing. As of the date of this Agreement, no Key Employee has given written notice to the Company or its Subsidiaries that such employee intends to terminate his or her employment or service with the Company or any of its Subsidiaries.

2.15 Litigation. As of the date of this Agreement, except as set forth in Section 2.15 of the Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such), or to which the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such) is otherwise a party, before any Governmental Body, or relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) is subject to any Order or in breach or violation of any Order. Between October 1, 2012 and the date hereof, neither the Company nor any of its Subsidiaries, on the one hand, nor any of their respective officers or directors (in their capacity as such), on the other hand, is engaged in any legal action against the other party to recover monies due to such party or for damages sustained by such party. Except as set forth in Section 2.15 of the Disclosure Letter, between October 1, 2012 and the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) has been party to, or has been subject to, any adverse judgment or settlement of any Legal Proceeding. Except as set forth in Section 2.15 of the Disclosure Letter, since the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) has been party or subject to any adverse judgment or settlement of any Legal Proceeding in an amount exceeding $50,000 individually or that resulted in any material non-monetary relief. The Company has delivered or made available to Parent true, correct and complete copies of all material written correspondence relating to matters included in Section 2.15 of the Disclosure Letter and all correspondence with any Securityholders (in their capacities as such) regarding disputes with the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such), any Legal Proceedings to which such Securityholder and the Company (or a Subsidiary thereof) are party, any requests for books and records or other Securityholder disagreements with the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such).

2.16 Compliance with Laws; Permits.

(a) Except as set forth in Section 2.16(a) of the Disclosure Letter, each of the Company and its Subsidiaries is, and has been since October 1, 2010, in compliance, in all material respects, with all Laws applicable to its Business, operations and assets. Except as set forth in Section 2.16(a) of the Disclosure Letter, between October 1, 2010 and the date hereof, neither the Company nor any of its Subsidiaries has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company, except as set forth in Section 2.16(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, and at any time between October 1, 2010 and the date hereof, has been, under investigation by a Governmental Body with respect to the violation of any Laws, including being the subject of a billing audit where the auditor is using extrapolation to determine overpayment liability.

(b) Each of the Company and its Subsidiaries has obtained all Permits required for the operation of the Business as presently conducted, each of which is duly issued to the Company or its Subsidiaries, as applicable, and all of which are in full force and effect, other than those the failure of which to possess is not material to the operation of the Business. Section 2.16(b) of the Disclosure Letter contains a true, correct and complete list of all such Permits. Neither the Company nor any its Subsidiaries is in default or violation, and, to the Knowledge of the Company, no event has occurred between October 1, 2012 and the date hereof which, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any material Permit of the Company or any of its Subsidiaries, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend, terminate or not renew any such Permit and, to the Knowledge of the Company, there are no facts or circumstances existing subsequent to October 1, 2012 that could form the basis for any such default or violation (except as set forth on Section 2.3 of the Disclosure Letter with respect to the consummation of the Merger). Without limiting the foregoing, the Company and each of its Subsidiaries that submits claims to Medicare or Medicaid is certified as an enrolled supplier with each such program, has current and valid supplier agreements with each such program, and is in compliance with the conditions of participation with each such program in all material respects. The Company and each of its Subsidiaries submitting claims to Medicare or Medicaid that is required to obtain accreditation as a condition to receiving Medicare or Medicaid payment has the necessary accreditation and does not have any deficiencies that could jeopardize such accreditation. The Company has delivered or made available to Parent true, correct and complete copies of all Permits listed in Section 2.16(b) of the Disclosure Letter.

(c) The Company has not, since October 1, 2010, violated any Export Control Laws, or made a voluntary disclosure with respect to any violation of such Laws. The Company (i) has been and is in compliance with all applicable Export Control Laws since October 1, 2010, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with the applicable Export Control Laws for the conduct of its Business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions. No product, service or financing provided by the Company has been, directly or indirectly, sold to, provided to, or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria or any other country or Person against whom the United States maintains (or, with respect to Cuba, has maintained) economic sanctions or an arms embargo unless authorized by license or by Law.

2.17 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and in the four (4) year period prior to the date of this Agreement has been, in compliance with all applicable Environmental Laws for its operations and properties, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”), except for non-compliance that would not reasonably be expected to result in the Company or any of its Subsidiaries incurring material Environmental Costs or Liabilities.

(b) To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or any property to which the Company, its Subsidiaries or any of their respective predecessors arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material Environmental Costs or Liabilities.

(c) No Legal Proceeding is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, relating to any Environmental Law or Environmental Permit.

(d) The transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any of its Subsidiaries with respect to environmental matters.

(e) The Company has delivered or made available to Parent true, correct and complete copies of all written environmental audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, operated or leased properties of the Company, its Subsidiaries or any of its predecessors and any material documents related to unresolved, material Legal Proceedings or material Environmental Costs or Liabilities, to the extent such written materials are in the possession, custody or control of the Company.

2.18 Insurance. The Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient, in all material respects, to satisfy all requirements of Law and all Contracts to which the Company or any of its Subsidiaries is a party or by which it is otherwise bound. Set forth in Section 2.18 of the Disclosure Letter is a list of all insurance and surety policies and all fidelity and surety bonds held by or applicable to the Company or any of its Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, and the type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been canceled within the last two (2) years and, to the Knowledge of the Company, no threat has been made by an insurer to cancel any insurance policy of the Company or any of its Subsidiaries during such period. Except as set forth in Section 2.18 of the Disclosure Letter, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby, assuming for all purposes that neither Parent nor MergerSub has taken, or failed to take, and none of their respective directors, officers, employees, agents or Affiliates has taken or failed to take, any action the taking or failure of which, and no facts or circumstances about Parent or Merger Sub, or any of their respective directors, officers, employees, agents or Affiliates, exist which, could reasonably be expected to adversely impact the validity or effectiveness thereof. Neither the Company nor any of its Subsidiaries has provided any notice or information, or has given any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies. As of the date hereof, (i) there is no material claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any violation of, or non-compliance with, any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a Subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies.

2.19 Regulatory Requirements; Warranties.

(a) Except as set forth in Section 2.19 of the Disclosure Letter, since October 1, 2010, neither the Company nor any of its Subsidiaries has assisted a manufacturer with the implementation of, whether voluntarily or otherwise, any recall, removal, market withdrawal, field action or other similar corrective action with respect to any Product, and neither the Company nor any of its Subsidiaries has been restrained in the Exploitation of any Product in accordance with such Product’s labeling.

(b) Without limiting the generality of Section 2.16, each of the Company and its Subsidiaries has conducted and is conducting the Business and has used and is using the Products in compliance in all material respects with all applicable Laws, including, without limitation, the FDCA. Except as set forth in Section 2.19 of the Disclosure Letter or to the extent that the absence of such compliance would not reasonably be expected to adversely affect the Company and its Subsidiaries (taken as a whole) or the Business, each Product that is a Regulated Product has been and is being handled, distributed, marketed, promoted, commercialized and sold by the Company and its Subsidiaries in compliance in all material respects with applicable Law. In addition, since April 19, 2010, each Regulated Product that has been listed by the Company or any of its Subsidiaries with the FDA pursuant to 21 C.F.R. Part 807 has been designed in compliance with applicable Laws, including those relating to (i) design controls in the FDA’s Quality System Regulation at 21 C.F.R. Part 820; (ii) good manufacturing practices, including quality systems requirements; (iii) the Regulatory Applications; (iv) record keeping; and (v) filing of MDRs and other reports to the FDA or other applicable Governmental Body.

(c) Since October 1, 2010, neither the Company nor any of its Subsidiaries has received notice of, nor has the Company or any of its Subsidiaries been subject to, any adverse inspectional finding, Form 483, warning letter, untitled letter, finding of deficiency, finding of non-compliance, compelled or voluntary recall, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement action or communication by the FDA or other Governmental Body relating to any Product, any Product-related marketing or promotional materials, statements or activities or facility of the Company or any of its Subsidiaries in which any Products are designed, developed, manufactured, tested, packaged, labeled, stored, distributed, or handled (including any facility registered with the FDA).

(d) None of the Company or its Subsidiaries has (i) made, with respect to any Product or the Business, an untrue or fraudulent statement to the FDA or any other applicable Governmental Body, or in any records and documentation prepared or maintained to comply with the applicable Laws; or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other similar Governmental Body. Each of the Company and its Subsidiaries complied in all respects with testing requirements or study protocols in connection with the work relied upon by the Company or any of its Subsidiaries in any submission or documentation for the FDA or other Governmental Body.

(e) None of the Company or any of its Subsidiaries or any of their respective officers, directors or employees have (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 21 C.F.R. Parts 312 or 812, 45 C.F.R. Part 76, 2 C.F.R. Parts 180 or 376 or any equivalent provisions in any other applicable jurisdiction; or (ii) except as set forth in Section 2.19(e) of the Disclosure Letter, received notice of or been subject to any other material enforcement action involving the FDA or any other similar Governmental Body, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, Order or target or no-target letter, and none of the foregoing are pending or, to the Knowledge of the Company, threatened in writing against same. None of the Company, its Subsidiaries and their respective officers, directors or employees have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Body.

(f) There are not presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product, or alleging that any Product is otherwise unsafe or ineffective for its intended use, in each case, except as set forth in Section 2.19(f) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has made any modification to any Product because of warranty, product liability, regulatory or other claims or communications concerning alleged hazards or defects in such Product.

(g) To the extent applicable to the Business:

(i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws regarding Company relationships with healthcare providers and manufacturers;

(ii) each of the Company and its Subsidiaries pays physician consultants no more than fair market value for their services, plus reasonable and actual expenses, and only purchases services for which there is a commercially reasonable need;

(iii) all employees of each of the Company and its Subsidiaries receive no more than fair market value for any services they furnish to any manufacturer, plus reasonable and actual expenses, and are only paid for services for which the manufacturer has a commercially reasonable need;

(iv) neither the Company nor any Subsidiary accepts anything of value from any manufacturer to convert patients to such manufacturer’s products;

(v) any gift furnished by the Company or any of its Subsidiaries to physicians has never exceeded $100, or such lesser amount as may be prescribed by applicable Law, and has never been in the form of cash or a cash equivalent;

(vi) all price concessions received by the Company or any of its Subsidiaries from manufacturers or distributors comply with the discount safe harbor (42 C.F.R. § 1001.952(h));

(vii) neither the Company nor any of its Subsidiaries furnishes anything of value to any of its patients, including any waiver of coinsurance amounts, except pursuant to a consistently enforced bad debt policy;

(viii) all claims submitted to Payors by or on behalf of the Company and its Subsidiaries are and have been accurate in all respects, did not contain any misrepresentation or misleading information, were for services or goods that were medically indicated and necessary to the health of the patient serviced, and furnished by the Company or applicable Subsidiary;

(ix) neither Company nor any of its Subsidiaries has any overpayment liability to Medicare, Medicaid or other governmental payer; and

(x) the billing practices of the Company and its Subsidiaries are and have been in compliance in all material respects with all Laws and, where applicable, all Contracts with Payors.

(h) Except as set forth in Section 2.19(h) of the Disclosure Letter, without limiting the generality of the foregoing, each of the Company and its Subsidiaries is conducting the Business and using the Products, and has always conducted the Business and used the Products, in compliance with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), and comparable state statutes, and all of the regulations promulgated under all such statutes.

2.20 Product Warranty. As of the date of this Agreement, the Company does not provide, and since October 1, 2012, the Company has not provided, product warranties to any of its customers. Neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any act or failed to commit any act, which would result in any material product Liability on the part of the Company or any of its Subsidiaries with respect to Products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of its Subsidiaries.

2.21 Related Person Transactions. As of the date of this Agreement, no Person covered by Item 404 of Regulation S-K has entered into any transactions since October 1, 2012 with the Company or any of its Subsidiaries that were required to be disclosed by Item 404 of Regulation S-K but were not so disclosed in the SEC Reports.

2.22 Certain Payments. To the Knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries, or other Person associated with or acting on behalf of any of them (a) has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, unlawful contribution, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries; (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries; (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries; or (iv) in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”)); (b) has directly or indirectly established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company or any of its Subsidiaries, as applicable; (c) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of the FCPA or any other Law that prohibits payments to influence foreign or domestic government officials or health care professionals improperly; (d) has received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the United States Department of Health and Human Services, the UK Serious Fraud Office, or any other Governmental Body regarding alleged or possible violations of the FCPA or any other Law that prohibits payments to influence foreign or domestic government officials or health care professionals improperly; (e) engaged in any other unlawful reciprocal practice or given any other unlawful consideration to any Person; or (f) taken any action or made any omission in violation of any applicable Law or Order governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

2.23 Suppliers.

(a) Section 2.23(a) of the Disclosure Letter sets forth a list of the five (5) largest suppliers of the Company and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended September 30, 2013 and September 30, 2014 and the last nine (9) months ended June 30, 2015 showing the approximate total purchases by the Company and its Subsidiaries from each such supplier during such period. The aggregate purchasing from such suppliers for the fiscal years ended September 30, 2013 and September 30, 2014, and the nine (9) month period ended June 30, 2015 represented 73.7%, 77.4% and 82.4%, respectively, for the total purchases made by the Company and its Subsidiaries during such periods.

(b) Except as set forth in Section 2.23(a) of the Disclosure Letter, since the Balance Sheet Date, no supplier listed in Section 2.23(a) of the Disclosure Letter has terminated its relationship with the Company or any of its Subsidiaries, or materially increased the pricing or other terms of its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no supplier listed in Section 2.23(a) of the Disclosure Letter has notified the Company or any of its Subsidiaries that it intends to terminate or materially increase or change adversely to the Company the pricing or other terms of its business with the Company or any of its Subsidiaries.

2.24 Financial Advisors.

(a) Except for the Financial Advisor (as defined below), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or shall be entitled to any fee or commission or like payment in respect thereof. The Company has provided Parent with a copy of its engagement letter and fee arrangement with the Financial Advisor.

(b) The Company Board has received the written opinion (the “Fairness Opinion”) of JMP Securities LLC (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger is fair to such holders from a financial point of view. A correct and complete copy of the Fairness Opinion has been delivered to Parent for informational purposes only.

2.25 Takeover Laws; Etc. The Company Board and the Company have taken all action necessary (including timely granting all necessary approvals) to exempt the Merger, this Agreement, the Company Documents and the other transactions contemplated hereby and thereby from any and all restrictions under or contemplated by (a) the

“acquisition of controlling interest” statutes set forth in NRS 78.378 through NRS 78.3793, inclusive; (b) the “combinations with interested stockholder” statutes set forth in NRS 78.411 through 78.444, inclusive (presuming that neither Parent nor MergerSub has become an “interested stockholder” under NRS 78.423 at any time prior to the approval of the Merger and the Company Documents by the Company Board); and (c) any other “fair price,” “moratorium,” “interested stockholder,” “control share acquisition” or other form of anti-takeover law, rule or regulation ((a)-(c) above, collectively, “Takeover Laws”). The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement. No Securityholder has the right to seek dissenter’s rights or any other similar statutory rights regarding the fair value of the equity securities of the Company.

2.26 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Merger and the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (collectively with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Shareholders, and at the time such Shareholders vote on approval of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 2.26 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or MergerSub or any of their representatives specifically for use, inclusion or incorporation by reference therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT AND MERGERSUB

Parent and MergerSub hereby represent and warrant to the Company that:

3.1 Organization and Good Standing; Ownership. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. MergerSub is a wholly-owned Subsidiary of Parent and has not conducted any activities or operations other than as were required, necessary or convenient to its formation and its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.2 Authorization of Agreement. Each of Parent and MergerSub has all necessary power and authority to execute and deliver this Agreement and each other Parent Document, as the case may be, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and MergerSub of this Agreement and each other Parent Document has been duly authorized by all necessary corporate action on behalf of Parent and MergerSub. This Agreement and each Parent Document has been duly executed and delivered by Parent and MergerSub, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Parent Document constitutes the legal, valid and binding obligation of Parent and MergerSub, enforceable against Parent and MergerSub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

3.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent and MergerSub of this Agreement or the other Parent Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and MergerSub with any of the provisions hereof or thereof shall conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any obligation of Parent or MergerSub to make any payment under, or result in the creation of any Liens upon any of the properties or assets of Parent or MergerSub under, any provision of: (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent and MergerSub; (ii) any Contract, or Permit to which Parent and MergerSub is a party or by which any of the properties or assets of Parent and MergerSub are bound; (iii) any Order applicable to Parent and MergerSub or by which any of the properties or assets of Parent and MergerSub are bound; or (iv) any applicable Law, that would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

(b) Except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, any applicable state securities or blue sky laws, and the applicable rules of the NYSE and (ii) any filings, consents and approvals required under the HSR Act in connection with the Merger, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Parent and MergerSub in connection with the execution and delivery of this Agreement or Parent Documents or the compliance by Parent and MergerSub with any of the provisions hereof or thereof, without which, would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

3.4 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent and MergerSub, threatened against Parent or MergerSub or to which Parent or MergerSub is otherwise a party relating to this Agreement or the Parent Documents or the transactions contemplated hereby and thereby, or which would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

3.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent and MergerSub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.6 Financial Capacity. Parent and MergerSub have, and will have at the Effective Time, sufficient cash resources available to consummate the Merger on the terms and conditions contained in this Agreement.

3.7 No Interested Stockholder. Prior to entry into the Company Documents on the date hereof following their approval by the Company Board, neither Parent nor MergerSub is or has been an interested stockholder of the Company pursuant to NRS 78.423.

ARTICLE IV

COVENANTS

4.1 Regulatory Approvals.

(a) Each of the Parties shall cooperate with one another to prepare all necessary documentation (including furnishing all information required) under the HSR Act to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the Merger as listed in Section 2.3(b) of the Disclosure Letter. Each Party shall promptly inform the other Parties of any material communications with any Governmental Antitrust Entity regarding any such filings or the Merger. Subject to applicable Law and the terms hereof, the Parties will consult and cooperate with one another in connection with any analyses, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act and/or responding to requests or objections made by any Governmental Antitrust Entity. In connection with and without limiting the foregoing, but subject to the terms hereof, unless prohibited by applicable Law or by the applicable Governmental Antitrust Entity, the Parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Antitrust Entity relating to this Agreement, (ii) permit counsel for both Parties to participate in any in-person meetings with the Governmental Antitrust Entity, if and to the extent permitted by that Authority, (iii) provide each other (or counsel of each Party, as appropriate) with copies of all written and summaries of all oral communications from any Governmental Antitrust Entity relating to this Agreement, (iv) provide each other (or counsel of each Party, as appropriate) with drafts of all proposed written communications with the Governmental Antitrust Entity and consider in good faith the comments of the other Party on such draft, and (v) otherwise keep the other Party reasonably apprised with respect to any communications and developments with any Governmental Antitrust Entity regarding this Agreement. Any such disclosures or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Notwithstanding the foregoing, any materials furnished by Parent or the Company to the other party pursuant to this Section 4.1 may be redacted to remove references concerning the valuation of the Company or as Parent or the Company, as applicable, determines in good faith is necessary to comply with applicable Law or to address reasonable attorney-client or other privilege concerns. In addition to, and not in limitation of, the foregoing, a Party may request entry into a joint defense or similar agreement as a condition to providing disclosure or materials not provided to such Party pursuant to the two preceding sentences and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement or other similar arrangement to create and preserve attorney-client privilege or to address other concerns in order to provide such Party with such information in a form and substance mutually acceptable to the Parties.

(b) Without limiting the generality of the other provisions of this Section 4.1, the Parties shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger, including filing no later than ten (10) Business Days after the date hereof, of any notification and report form and related material required under the HSR Act by Parent and the Company and thereafter to respond promptly to any request for additional information or documentary material that may be made by a Governmental Antitrust Entity. Further, each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Merger under any Competition Law or any other applicable Law. Each of Parent, the Company and its Subsidiaries shall use its reasonable best efforts to take such action as may be required to cause the timely expiration or early termination of the notice periods under the HSR Act with respect to the Merger as promptly as possible after the execution of this Agreement. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Competition Laws, each of Parent and the Company shall cooperate and use reasonable best efforts to contest any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger, including by pursuing available avenues of administrative and judicial appeal unless Parent and the Company mutually conclude that litigation is not in their respective best interests or, in the case of any permanent Order, Parent concludes and has notified the Company in writing that an appeal is more likely than not to be unsuccessful. Parent shall be responsible for one hundred percent (100%) of the fees associated with the filing of the Notification and Report Form pursuant to the HSR Act.

(c) For the purposes of this Section 4.1, “reasonable best efforts” of Parent shall not require (nor shall anything in this Section 4.1 or otherwise in this Agreement require) Parent or any of its Subsidiaries to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent, its Subsidiaries or the Company or its Subsidiaries of any portion of the business or assets of Parent or the Company, or their respective Subsidiaries, or compel Parent or the Company, or their respective Subsidiaries, to dispose of, hold separate or license any portion of the business, assets or Intellectual Property of Parent or the Company, or their respective Subsidiaries, respectively, in each case as a result of the transactions contemplated by this Agreement and the Ancillary Documents.

(d) In addition, with regard to any Governmental Antitrust Entity, none of the Company, any of its Subsidiaries, or any of its Related Persons shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of their respective businesses, product lines or assets or otherwise receive the full benefits of this Agreement.

4.2 Access to Books and Records. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article VI (the “Pre-Closing Period”), and subject to the requirements of any Law, the Company and each of its Subsidiaries shall: (a) provide Parent and MergerSub and their authorized Representatives, upon reasonable notice, with reasonable access during normal business hours to the offices, properties, personnel, books, commitments, contracts and records of the Company or any of its Subsidiaries and shall instruct its Representatives to cooperate with Parent and MergerSub’s Representatives as reasonably necessary in order for Parent and MergerSub to have the opportunity to make such investigation as they shall reasonably desire to make of the Business, affairs and properties of the Company or any of its Subsidiaries; provided, however, that the activities of Parent, MergerSub and Parent and MergerSub’s Representatives shall be conducted in a manner so as not to interfere unreasonably with the operation of the Business; and (b) furnish to Parent, MergerSub and their respective Representatives such additional information as Parent, MergerSub and their respective Representatives may reasonably request from time-to-time. Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or jeopardize protections afforded to the Company or any Subsidiary under the attorney client privilege or attorney work product doctrine; provided, however, the Company shall work together with Parent and MergerSub in good faith to provide, pursuant to alternative arrangements including entry into a joint defense or other similar arrangement agreed upon by the Parties, such access or information. Except as otherwise agreed to by the Company, and notwithstanding the termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of February 15, 2015, between Parent and the Company (the “Confidentiality Agreement”) shall apply to all information furnished to any of Parent and MergerSub’s authorized Representatives by the Company or any of its Subsidiaries. No investigation pursuant to this Section 4.2 or information provided, made available or delivered to Parent, MergerSub or any of Parent or MergerSub’s authorized Representatives pursuant to this Section 4.2 shall affect any representations, warranties, covenants, conditions, remedies or rights of the Parties hereto contained in this Agreement.

4.3 Conduct of the Business Pending the Closing. During the Pre-Closing Period, except as otherwise expressly provided in or contemplated by this Agreement or with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), each of the Company and its Subsidiaries shall (i) operate its Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and Key Employees (subject to

Section 4.3(e)(v)) and preserve its relationships with its material suppliers set forth on Section 2.23 of the Disclosure Letter and other relationships material to the Business. Without limiting the generality of the foregoing, except as set forth in Section 4.3 of the Disclosure Letter, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent:

(a) (i) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (ii) grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than as a result of the exercise of Options in accordance with their terms as in effect on the date hereof; or (iii) accelerate the vesting of any Options except, in the case of Options, as contemplated pursuant to Sections 1.7(a);

(b) (i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of its Subsidiaries, or amend the terms of any outstanding securities or the underlying agreements related thereto of the Company or any of its Subsidiaries; (ii) authorize, declare, set aside, make or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock, except a quarterly cash dividend consistent with past practice not to exceed $0.0325 per share; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company or any of its Subsidiaries;

(c) except as set forth in Sections 1.3 and 1.4, amend the Articles of Incorporation or Bylaws of the Company or similar organizational documents of any of its Subsidiaries, by operation of law or otherwise;

(d) spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year) in excess of $50,000, whether individually or in the aggregate, except for any capital expenditure that (x) management of the Company has determined is reasonably necessary to prevent the temporary or extended discontinuation of any of the Company’s or such Subsidiary’s business or operations or any material loss of revenues to the Company or such Subsidiary, and (y) the Company has given Parent at least five (5) hours prior notice (time being of the essence) to the making or commitment to make any such capital expenditure (email notice shall be sufficient), unless Parent has, within such five (5) hour period, reasonably withheld and/or conditioned its consent to such capital expenditure;

(e) (i) grant or announce any increase in the salary, severance or other direct or indirect compensation or benefits payable or to become payable to any Service Provider (except (1) as required by Law, or (2) as required under any existing Employee Plan as in effect on the date hereof); (ii) grant any bonus, benefit or other direct or indirect compensation to any Service Provider not required by any of the existing Employee Plans as in effect on the date hereof; (iii) loan or advance any money or other property to any Service Provider or any Related Person (except advancement of expenses as required by any of the existing Employee Plans as in effect on the date hereof in the Ordinary Course of Business); (iv) except as required by Law, amend, terminate, modify, extend, or materially increase the benefits provided under, any Employee Plan or enter into, grant, or adopt any arrangement that would be an Employee Plan if in effect on the date hereof; or (v) terminate any Service Provider that is a current executive officer or Key Employee, other than for cause (as determined in good faith by the Company or the applicable Subsidiary in its sole discretion);

(f) subject any of its assets to any Lien, except Permitted Exceptions;

(g) except in the Ordinary Course of Business, sell, assign, license, lease or transfer any of its assets or property;

(h) amend, modify or change any of its accounting policies, practices or procedures, except as required by GAAP;

(i) (i) amend, modify, make, change or rescind any material Tax election; (ii) enter into any Tax sharing, Tax indemnity or closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law); (iii) settle or compromise any Tax Claim, notice, audit report or assessment except in an amount less than $50,000; (iv) file any amended income or other material Tax Returns; (v) amend, modify or make any change to (or make a request to change) its Tax accounting or reporting method; (vi) surrender any right to claim a refund of Taxes; (vii) file any income or other material Tax Return other than one prepared in the Ordinary Course of Business; or (viii) consent to any extension or waiver of the limitation period applicable to any income or other material Tax Return, Tax Claim or assessment;

(j) acquire (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any interest in any Person;

(k) delay or postpone any payment of any accounts payable or other payables or expenses, unless such payable or expense is being contested in good faith by the Company or a Subsidiary, or accelerate at a discount the collection of accounts receivable or cash collections of any type, in any such case, other than in the Ordinary Course of Business; provided, however, that the Company may only accelerate in the event of a material negative impact to cash flow as a result of a material change in the aging of accounts receivable for one or more payors and in the event of such acceleration, the accounts receivable or cash collections of any type received by the Company shall be subject in all respects to the restrictions set forth in this Agreement including this Section 4.3;

(l) (i) amend or modify in any manner materially adverse to the Company or the applicable Subsidiary, or waive any material right under, any Material Contract (other than a Specified Contract), or elect not to renew or terminate any Material Contract (other than a Specified Contract); unless any such action is taken in the Ordinary Course of Business and after (x) a determination is made by an executive officer of the Company that such action is in the best interests of the Company or the applicable Subsidiary and (y) Parent is given at least two (2) days’ prior written notice (email notice in accordance with Section 7.9 shall be sufficient) of such action (or a shorter period if not practicable) or (ii) amend or modify in any manner materially adverse to the Company or the applicable Subsidiary, or waive any material right under, any Specified Contract, or elect not to renew or terminate any Specified Contract;

(m) amend, modify or make any changes in the Company’s or any of its Subsidiaries’ standardized or other sales terms and conditions, except in the Ordinary Course of Business;

(n) (i) incur, create or assume Indebtedness or amend or modify in any manner adverse to the Company or the applicable Subsidiary, or make any changes to the terms of any Indebtedness, whether individually or in the aggregate (it being understood that the Company or any of its Subsidiaries may (x) satisfy any outstanding Indebtedness prior to Closing or (y) draw down on any existing sources of Indebtedness in an amount, in the aggregate, more than $150,000 and only if such Indebtedness shall be satisfied at or prior to the Closing in accordance with Section 4.8); (ii) guarantee any Indebtedness or obligation of another Person (other than guarantees by the Company or any of its Subsidiaries of any Indebtedness of any other wholly-owned Subsidiary of the Company); or (iii) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries;

(o) settle or compromise any pending or threatened Legal Proceeding or any claim, except for settlements or compromises in an amount less than $50,000 individually or $150,000 in the aggregate (and with respect to any purported demand for fair value under the NRS, subject to the limitations set forth in Section 4.13), for which the Company and its Subsidiaries receives a full release;

(p) amend, modify or make any changes to coverage levels of, or terminate, any insurance policy set forth in Section 2.18 of the Disclosure Letter;

(q) sell, modify, amend, license (other than non-exclusive licenses granted to customers in the Ordinary Course of Business pursuant to sales of Products not otherwise restricted by this Section 4.3), otherwise transfer, permit to lapse or otherwise cancel any rights under or to the Owned Intellectual Property, or terminate, default or otherwise fail to maintain any license to any material Licensed Intellectual Property;

(r) enter into any binding commitment or transaction which would cause the conditions in Section 5.1(a) or Section 5.1(b) not to be satisfied, or take any action or fail to take an action or, to the extent within the Company’s control, permit to occur any event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(s) publicly announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any binding commitment to do any of the foregoing.

(t) Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or MergerSub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.4 Publicity. Promptly following the execution of this Agreement, the Parent may and the Company shall issue a press release, in each case, in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the transactions contemplated by this Agreement. Thereafter, each Party hereby agrees to (a) consult promptly with each other Party prior to issuing any press release or otherwise making any public statement with respect to the Merger and the transactions contemplated by this Agreement (other than any filing with the SEC, which shall solely be subject to the requirements set forth in Section 4.9, other than with respect to any press release or other public announcement attached as an exhibit thereto) and (b) provide to each other Party for review a copy of any such press release or statement (other than any filing with the SEC, which shall solely be subject to the requirements set forth in Section 4.9, other than with respect to any press release or other public announcement attached as an exhibit thereto). Neither Party shall issue any such press release or make any such public statement prior to such consultation and review by the other Party, unless required by applicable Law or rules and regulations of any securities exchange, in which case the first Party shall use its commercially reasonable efforts to allow the second Party reasonable time to review and comment on such release or statement in advance of such issuance.

4.5 Employee Covenants.

(a) During the period commencing at the Closing and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall or shall cause the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries and who remains employed immediately after the Closing (each such employee, a “Continuing Employee”), subject to his or her continued employment, with a level of compensation (such term to include salary, bonus opportunities, and commissions, but excluding equity-based compensation) that is no less favorable than that provided by the Company or any of its Subsidiaries immediately prior to the Closing. During the Continuation Period, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees with retirement and welfare benefits that are no less favorable than those provided by the Company (including participant costs).

(b) With respect to any employee benefit plan maintained by Parent or its Subsidiaries including the Surviving Corporation (collectively, “Parent Benefit Plans”) in which any Continuing Employees will participate following the Closing, Parent shall, or shall cause the applicable Subsidiary to, recognize all service of the Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting, eligibility and vacation entitlement purposes (but not benefit accruals) in any Parent

Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan.

(c) In addition, and without limiting the generality of the foregoing, for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee or any other Parent Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall cause, or with respect to any such plan that is fully insured, shall use commercially reasonable efforts to cause each third-party insurer to: (i) waive all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Employee Plan in which such employee participated immediately prior to the Closing; and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(d) This Section 4.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.5, express or implied, shall confer upon any other Person, including Continuing Employees, any rights or remedies of any nature whatsoever under or by reason of this Section 4.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 4.5 shall not create any right in any employee or any other Person to any continued employment with the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

4.6 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give notice to Parent, and Parent shall give notice to the Company, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused, or is reasonably likely to cause, any representation or warranty in this Agreement made by the Company, Parent or MergerSub, as the case may be, to be untrue or inaccurate in any respect, such that the conditions set forth in Section 5.1(a) or Section 5.2(a), as applicable, would not be satisfied on or before the Termination Date; (b) any failure of the Company, Parent or MergerSub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case such that the conditions set forth in Section 5.1(b) or Section 5.2(b), as applicable, would not be satisfied on or before the Termination Date; or (c) the institution of or the written threat of institution of any Legal Proceeding against it related to this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties hereto and thereto.

4.7 Further Assurances. During the Pre-Closing Period, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections and Section 4.1, during the Pre-Closing Period, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to Section 4.1, as promptly as practicable after the date hereof, Parent, MergerSub and the Company: (a) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the Merger and the other transactions contemplated by this Agreement; and (b) shall use commercially reasonable efforts to obtain all third-party consents required in connection with the Merger, but the failure of a third-party to issue any such consent shall not be a breach of this Agreement.

4.8 Payoff of Company Indebtedness. In the event that the Company or any of its Subsidiaries has Indebtedness described in clause (a) of the definition thereof outstanding as of the Closing, the Company will deliver to Parent, not later than two (2) Business Days prior to the Closing Date, payoff letters (the “Payoff Letters”) from each of the Company Creditors specified in Section 4.8 of the Disclosure Letter with respect to the Indebtedness in Section 4.8 of the Disclosure Letter, which letters shall specify: (a) the aggregate amount required to be paid in order to repay in full the Company Indebtedness related to such Payoff Letter (including any and all accrued but unpaid interest and prepayment penalty obligations due upon repayment); (b) payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date; and (c) wire instructions of the Company’s accounts to make such payoff from the Company’s accounts. Each such Payoff Letter shall include customary undertakings to release in full, upon payment of the amounts set forth in such Payoff Letters, all Liens securing the Company Indebtedness related to such Payoff Letter and to promptly prepare and file with the appropriate Governmental Body such instruments as may be required to effect or evidence such release or shall include authorization for the Company or another party designated by the Company to prepare and file any such instruments.

4.9 Shareholder Approval; Preparation of Proxy Statement.

(a) The Company Board has declared this Agreement, the Company Documents and the Merger and other transactions contemplated hereby and thereby, advisable and adopted a resolution recommending approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby by the Shareholders (the “Board Recommendation”).

(b) The Company, acting through the Company Board, shall take all actions in accordance with applicable Law and the Articles of Incorporation and Bylaws, to duly call, give notice of, convene and hold a special meeting of its Shareholders (the “Company Shareholder Meeting”) as promptly as reasonably practicable following the clearance by the SEC of the Proxy Statement (or, if the staff of the SEC has not informed the Company that it intends to review the Proxy Statement, duly call and give notice of the Company Shareholder Meeting no later than the first date following the tenth (10th) calendar day following the filing of the preliminary Proxy Statement) for the purpose of considering and voting upon the approval of this Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby and thereby. The Company shall deliver to the Shareholders: (i) the Proxy Statement; and (ii) any other notice and information statement that may be required to be given to the Shareholders pursuant to the NRS, the Articles of Incorporation and the Bylaws, in connection with the Merger, including, to the extent applicable, adequate notice of the Merger. Parent and its counsel shall be given the reasonable opportunity to review and comment on each of the documents to be mailed or delivered pursuant to clause (ii) of this Section 4.9(b) and which are not attached as Exhibits to this Agreement, and the Company shall consider in good faith all such comments. Subject to Section 4.11(c) and Section 6.1(g), the Company Board shall (A) recommend to the Shareholders the approval of this Agreement and the Merger, (B) include in the Proxy Statement such recommendation of the Company Board that the Shareholders vote in favor of the approval of this Agreement, (C) use all reasonable best efforts to solicit such approval from the Shareholders and (D) not withdraw or modify such Board Recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 4.11(c) hereof) the Board Recommendation. Unless this Agreement is validly terminated in accordance with Section 6.1, the Company shall submit this Agreement and the Merger to its Shareholders at the Company Shareholder Meeting. For purposes of clarity, in no event shall the Company be required to hold the Company Shareholder Meeting or prepare or mail the Proxy Statement if an Adverse Recommendation has occurred.

(c) As promptly as reasonably practicable following the execution of this Agreement, and in connection with the Company Shareholder Meeting, the Company shall (i) prepare and, after prior review and approval by Parent and MergerSub (not to be unreasonably withheld, conditioned or delayed), file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Shareholders as promptly as reasonably practicable, the Proxy Statement and all other proxy materials required under applicable Law and the rules of the NYSE in connection with such meeting, (ii) notify Parent and MergerSub of the receipt of any comments from the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent and MergerSub copies of all correspondence between the Company or any Representative of the Company and the SEC, (iii) give Parent and MergerSub and their counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement, and the Company shall consider in good faith all such comments and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the last sentence of Section 4.9(b) and Section 4.11(c), use commercially reasonable efforts to obtain the necessary approvals by the Shareholders of this Agreement and the Merger and (v) otherwise use its commercially reasonable efforts to comply with all legal requirements applicable to the Company Shareholder Meeting. If at any time prior to the Effective Time any information should be discovered by any Party hereto which should be set forth in a supplement or amendment to the Proxy Statement in order to ensure that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the Shareholders.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholder Meeting (i) if, on the basis of advice of outside counsel, it is necessary to do so in order to ensure that any information discovered by any Party hereto that should be set forth in a supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, is provided to the Shareholders, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholder Meeting or (iii) if otherwise required under applicable Law, including NRS 92A.120; provided, however, that, in any case, other than with respect to adjournments or postponements under clause (iii), any such adjournment or postponement of the Company Shareholder Meeting shall not exceed, without the prior written approval of Parent in its sole discretion, the earlier of (i) the last day before which it would be necessary under applicable Law to establish another record date to vote at the Company Shareholder Meeting, and (ii) the first Business Day following the twentieth (20th) calendar day of the initially scheduled Company Shareholder Meeting.

4.10 Company Action. Prior to the Effective Time, the Company shall take all actions necessary and sufficient in accordance with applicable Law, the Company Incentive Plan and, as applicable, the terms of each Option award agreement (including delivering all required notices and passing necessary resolutions of the Company Board and any applicable committee thereof), in each case, to give effect to the transactions contemplated by this Agreement (including this Section 4.10). Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, restricted stock rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any equity interest in the Surviving Corporation or to receive any payment in respect thereof. The Company shall take all actions necessary and sufficient to terminate the Company Incentive Plan, such termination to be effective at the Effective Time. The Company does not maintain a 401(k) or similar savings plan.

4.11 No Solicitation or Negotiation.

(a) The Company acknowledges that neither it, nor any of its Company Representatives, are engaged in any discussions or negotiations with any Person with respect to an Acquisition Proposal and confirms that it has complied with, and is in current compliance with, its standstill obligations as set forth in the Exclusivity Letter.

Except as otherwise permitted by this Section 4.11, the Company shall not, and shall not authorize or permit its Company Representatives to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Article VI: (i) solicit, initiate, facilitate or encourage the making of an Acquisition Proposal; or (ii) (A) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal; (B) negotiate or engage in discussions with any Person with respect to an Acquisition Proposal; or (C) enter into or amend or grant any waiver or release under any Contract (whether or not binding) or agreement in principle with respect to an Acquisition Proposal.

(b) Except as otherwise permitted by this Section 4.11 or unless the cancellation of, or removal of this Agreement from consideration at, the Company Shareholder Meeting is mandated by NRS 92A.120, the Company Board shall not: (i) withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify in a manner adverse to Parent or MergerSub, its Board Recommendation; (ii) approve, recommend, or fail to recommend against, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) make any public statement inconsistent with its recommendation that the Shareholders approve this Agreement and the Merger; (iv) fail to include its Board Recommendation to the Shareholders in the Proxy Statement; or (v) enter into any Contract (whether or not binding) or agreement in principle with respect to any Acquisition Proposal (any of the foregoing listed in (i), (ii), (iii) or (iv), an “Adverse Recommendation” and (v), an “Adverse Acquisition Agreement”).

(c) Notwithstanding Sections 4.11(a) and 4.11(b), prior to the receipt of the Required Approval, including during a Fiduciary Out Notice Period, the Company Board, directly or indirectly through any Representative, may, but subject to Sections 4.11(d) and 4.11(e): (i) participate in negotiations or discussions with any third-party that has made (and not withdrawn) a bona fide and unsolicited Acquisition Proposal that did not result from violation of this Section 4.11 and that would reasonably be expected to lead to a Superior Proposal (a “Qualified Acquisition Proposal”); (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company, in the aggregate, as reasonably determined by the Company, than those set forth in the Confidentiality Agreement, except that each such confidentiality agreement will permit the sharing of information by the Company to Parent as contemplated by this Agreement (a copy of such confidentiality agreement shall be promptly provided to Parent (in all events within thirty-six (36) hours)); (iii) following receipt of and on account of a Qualified Acquisition Proposal that the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor constitutes a Superior Proposal, make an Adverse Recommendation and/or enter into an Adverse Acquisition Agreement; and/or (iv) take any action that any court of competent jurisdiction orders the Company or any of its Subsidiaries to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, which shall be deemed to include its obligations under NRS 92A.120.

(d) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 4.11(c) unless the Company complies with the provisions of this Section 4.11(d). The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after the receipt by the Company (or any Company Representative) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third-party, in each case, in connection with an Acquisition Proposal. In such notice, the Company shall: (i) identify the third-party making the Acquisition Proposal and (ii) provide a summary of the material terms and conditions of the Acquisition Proposal, or indication or request. The Company shall notify Parent as soon as reasonably practicable (and in any event within thirty-six (36) hours) of any changes to the material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide Parent (and in no event later than thirty-six (36) hours after such information is provided to them) with copies of any non-public information concerning the Business and the Company’s present or future performance, financial condition or results of operations, provided to any third party, to the extent such information has not been previously provided to Parent.

(e) Notwithstanding Section 4.11(b), at any time prior to the receipt of the Required Approval, the Company Board may make an Adverse Recommendation or terminate this Agreement pursuant to Section 6.1(g) in order to enter into an Adverse Acquisition Agreement, if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor that a Qualified Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Fiduciary Out Notice Period”) before taking such action of its intention to take such action with respect to the Qualified Acquisition Proposal, which notice shall state expressly that the Company has received a Qualified Acquisition Proposal that the Board has determined constitutes a Superior Proposal and that the Company Board intends to make an Adverse Recommendation or terminate this Agreement pursuant to Section 6.1(g); (iii) the Company attaches to such notice the most current version of the proposed agreement with respect to (which version shall be updated on a prompt basis), and the identity of the third-party making, such Qualified Acquisition Proposal; (iv) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Fiduciary Out Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Qualified Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Fiduciary Out Notice Period, there is any material revision to the terms of the Qualified Acquisition Proposal, including, any revision in price, the Fiduciary Out Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Fiduciary Out Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (v) the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that in the case of a Qualified Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Fiduciary Out Notice Period in the terms and conditions of this Agreement, including pursuant to clause (e)(iv) of this Section 4.11. During the Fiduciary Out Notice Period, the Company shall be permitted to take the actions set forth in Sections 4.11(c)(i) and (ii) in respect of the Person that submitted such Qualified Acquisition Proposal.

(f) Nothing contained in this Section 4.11 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including talking and disclosing to its Shareholders a position contemplated by Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) complying with its disclosure obligations if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law or (iii) making accurate disclosure to the Shareholders of any factual information regarding the business, financial condition or results of operations of the Company or its Subsidiaries; provided, however, that nothing in this Section 4.11(f) shall permit the Company to make an Adverse Recommendation (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Sections 4.11(d) and 4.11(e) and, for the avoidance of doubt, any such disclosure described in clauses (i) and (ii) that does not reaffirm the Board Recommendation (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall constitute an Adverse Recommendation.

4.12 Directors’ and Officers’ Liability Indemnification and Insurance.

(a) For a period of six (6) years following the Closing Date, pursuant to the provisions of the Articles of Incorporation and Bylaws, in each case, as in effect on the date hereof, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective

Time while such persons are officers and directors to the same extent as is provided under the Articles of Incorporation and Bylaws as in effect on the date of this Agreement. For a period of six (6) years following the Closing Date, neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions of the Articles of Incorporation and Bylaws in any manner that would adversely affect in any material respect the rights thereunder of such persons; provided, however, that such indemnification shall be subject to any limitation imposed from time-to-time under applicable Law. The Company shall, during the Pre-Closing Period, provide for advancement of expenses of the Persons serving as officers and directors of the Company and its Subsidiaries at any time during the Pre-Closing Period, upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Surviving Corporation as authorized which shall be, in any event, at least as favorable to such persons as the advancement of expenses of the officers and directors of MergerSub as set forth in the articles of incorporation and bylaws of MergerSub as in effect on the date hereof. The Surviving Corporation shall assume and comply with, and shall not terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, and the Parent shall cause the Surviving Corporation to assume and comply with, and not to terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, the Director Indemnification Agreements. To the extent that this Section 4.12(a) conflicts with any section of any Director Indemnification Agreement, the Director Indemnification Agreement shall control to the extent of such conflict.

(b) At Parent’s sole expense, at or prior to the Effective Time, the Company shall procure, and for a period of six (6) years following the Closing Date, Parent shall maintain, or cause the Surviving Corporation to maintain, directors’ and officers’ liability insurance coverage, which shall provide for policy limits, terms, conditions, retentions and levels of coverage at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company, and which shall provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the Effective Time, for any current or former officers and directors of the Company or any of its Subsidiaries with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time; provided, however, that if such insurance policies are not available at an annual cost not greater than two hundred fifty percent (250%) of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Company shall obtain, at Parent’s sole expense, as much comparable insurance as can reasonably be obtained in the Company’s good faith judgment at a cost up to but not exceeding the Insurance Cap. Following the Closing, the Surviving Corporation shall, or Parent shall cause the Surviving Corporation (or its successor) to, maintain the insurance purchased by the Company pursuant to this Section 4.12(b) in effect for the entire six (6) year policy period required by this Section 4.12(b).

(c) In the event that the Surviving Corporation or any of its successors or assigns, in one or more transactions, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any one or more Persons, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall be responsible for the obligations of the Surviving Corporation set forth in this Section 4.12. Such assumption shall be a condition precedent to the Surviving Corporation taking any such action.

(d) The obligations set forth in this Section 4.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Person described in this Section 4.12 (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the policy referred to in Section 4.12(b) (and their heirs and representatives)) without the prior written consent of such affected Person.

(e) The provisions of this Section 4.12 shall survive consummation of the Merger and are expressly intended to benefit each of the present and former officers and directors of the Company (or their respective heirs or representatives) up to the Effective Time who are entitled to indemnification by the Company or any of its Subsidiaries as of the date of this Agreement.

4.13 Notice or Demand for Fair Value of Common Stock. The Company shall give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any purported notice of intent to demand, or any purported demand in respect of, payment of the fair value of any shares of Common Stock under the NRS or otherwise in connection with the transactions contemplated by this Agreement and any withdrawal of any such purported notice or demand. The Company shall not, except with the prior written consent of Parent, negotiate, make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time, and prior to the Effective Time, Parent and MergerSub shall have the right to participate in all negotiations and proceedings with respect to any such purported demand.

4.14 Termination of Registration. Each of the Parties hereto agrees to cooperate with the other Party in taking, or causing to be taken, all actions and to do or causing to be done all things, reasonably necessary, proper or advisable to terminate the registration of the Common Stock under the Exchange Act and to cause the delisting of the Common Stock from NYSE; provided that such termination and delisting shall not be effective until or after the Effective Time.

4.15 Shareholder Litigation. Without limiting Section 4.13, the Company shall promptly advise Parent in writing of any Legal Proceeding brought by any Shareholder against the Company and/or its directors or officers and shall promptly provide Parent with copies of all proceedings and third party correspondence relating to such Legal Proceeding. Each of the Parties hereto shall give the others the reasonable opportunity to participate in the defense of any Shareholder Legal Proceeding against the Company, Parent or MergerSub, as applicable, and their respective directors or officers relating to the Merger or the transactions contemplated under this Agreement and the Parties shall use commercially reasonable best efforts to contest any such Shareholder Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger in connection with any Shareholder Legal Proceeding, including by pursuing available avenues of judicial appeal. The Company shall not settle any Legal Proceeding currently pending, or commenced after the date of this Agreement, against the Company or any of its directors or officers by any Securityholder relating to this Agreement or the Merger, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Company requests that Parent provide its consent to a settlement of any Shareholder Legal Proceeding agreed to by the Company and the plaintiffs to any such Shareholder Legal Proceeding, but Parent unreasonably withholds such consent, and thereafter a permanent Order relating to such Shareholder Legal Proceeding is imposed that prevents the consummation of the transactions contemplated hereby and this Agreement is then terminated, Parent shall reimburse the Company for any third party fees and expenses it incurs in connection with defending any such Shareholder Legal Proceeding.

4.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary and permitted to cause the Merger or the transactions contemplated under this Agreement, including any dispositions of Common Stock (including derivative securities with respect to such Common Stock and including the deemed disposition and cancellation of the Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.17 State Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the transactions contemplated under this Agreement, (a) the Parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the Merger or the transactions contemplated under this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall timely take all commercially reasonable actions within its power (and with respect to NRS 78.411 through 78.444, inclusive, all actions within its power) necessary to render such statutes inapplicable to the Merger or the transactions contemplated under this Agreement. Prior to the Effective Time, neither Parent nor MergerSub shall knowingly take any action that would reasonably be expected to render it an interested stockholder of the Company pursuant to any Takeover Law other than any Takeover Law under the NRS.

4.18 SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such SEC Report shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each such SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

4.19 Officer and Director Resignations. The Company shall use its commercially reasonable efforts to obtain written resignations, effective as of the Closing, from each of the persons set forth in Section 4.19 of the Disclosure Letter, in each case, in his or her capacity as an officer or a director of the Company or any of its Subsidiaries.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions Precedent to Obligations of Parent and MergerSub. The obligation of Parent and MergerSub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived in writing by Parent in whole or in part to the extent permitted by applicable Law):

(a)

(i) the representations and warranties of the Company contained in Article II (except for those specified in subclauses (ii), (iii) and (iv) below) shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications) in each case as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect;

(ii) the representations and warranties set forth in the first sentence of Section 2.1 (Organization and Good Standing; Investments), Section 2.4(b) (Capitalization), and Section 2.5 (Subsidiaries), other than the third sentence of Section 2.5(a), shall be true and correct in all material respects;

(iii) the representations and warranties set forth in Section 2.2 (Authorization of Agreement), Section 2.4(d) (Capitalization), Section 2.24 (Financial Advisors) and Section 2.25 (Takeover Laws; Etc.) shall be true and correct in all respects; and

(iv) the representations and warranties set forth in Sections 2.4(a) and 2.4(c) (Capitalization) shall be true and correct in all respects, except for insignificant deviations in numerical amounts;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and the Company Documents to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been a Material Adverse Effect since the date of this Agreement;

(d) each of the Non-Compete Agreements shall be in full force and effect, other than any Non-Compete Agreement which has been terminated due to a Qualified Termination; and

(e) the Company shall have delivered to Parent each of the following items:

(i) a certificate of the Company substantially in the form attached hereto as Exhibit C, dated as of the Closing Date, stating that the conditions specified in Sections 5.1(a) and 5.1(b) have been satisfied (the “Company Closing Certificate”);

(ii) a certificate by the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h), together with a written authorization for Parent to deliver such notice form to the IRS on behalf of the Company after the Closing; and

(iii) a copy of the Articles of Merger duly executed by the Company.

5.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent:

(a) the representations and warranties of Parent and MergerSub contained in Article III shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), in each case as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger;

(b) Parent and MergerSub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and the Parent Documents to be performed or complied with by Parent and MergerSub on or prior to the Closing Date; and

(c) Parent or MergerSub shall have delivered a certificate of an officer of Parent substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, stating that the conditions specified in Sections 5.2(a) and 5.2(b) have been satisfied (the “Parent Closing Certificate”).

5.3 Conditions Precedent to All Parties’ Obligations. The obligations of all Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent:

(a) any and all waiting periods applicable to the Merger under the HSR Act (and any extension thereof) have expired or been terminated, or approval has been granted by the relevant Governmental Antitrust Entity;

(b) no Order issued by any Governmental Body of competent jurisdiction shall be in effect that prevents the consummation of the Merger on the terms contemplated by this Agreement and the other Ancillary Documents, and no applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal;

(c) there shall be no pending or threatened Legal Proceeding or enforcement action under any Law, in each case, by any Governmental Body that: (i) prevents the performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby; or (ii) declares unlawful the transactions contemplated by this Agreement or the Ancillary Documents or causes such transactions to be rescinded; and

(d) the Required Approval shall have been obtained.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing only:

(a) by mutual written consent of the Company and Parent;

(b) by Parent, upon an Adverse Recommendation, or if the Company Shareholder Meeting is cancelled (except for a postponement or adjournment not prohibited by this Agreement), or if this Agreement is removed from consideration at the Company Shareholder Meeting as mandated by NRS 92A.120;

(c) by the Company or Parent, if the Company Shareholder Meeting is held by the Company and the Required Approval is not obtained at such meeting or at any adjournment or postponement thereof;

(d) at the election of the Company or Parent on or after April 30, 2016 (as may be extended as described herein, the “Termination Date”), if the Closing shall not have occurred by 11:59 pm Eastern time on such date, provided, however, that the terminating Party is not in breach in any material respect of any of its obligations hereunder that has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that the Termination Date shall be extended at either Parent’s or the Company’s option, by notice to the other, until June 30, 2016 if all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at Closing) other than a condition set forth in Section 5.3(a) and/or Section 5.3(c);

(e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the conditions set forth in Sections 5.1 and 5.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach from Parent stating its intention to terminate this Agreement pursuant to this Section 6.1(e) and this Agreement shall terminate without further action, notice or deed, on the thirty-first (31st) day after delivery of such notice if such breach or failure has not been so cured; provided that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to Parent if Parent or MergerSub is then in material breach of this Agreement;

(f) by the Company, if Parent or MergerSub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case such that the conditions set forth in Sections 5.2 and 5.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent and MergerSub of written notice of such breach from the Company stating its intention to terminate this Agreement pursuant to this Section 6.1(f) and this Agreement shall terminate without further action, notice or deed, on the thirty-first (31st) day after delivery of such notice if such breach or failure has not been so cured; provided that the right to terminate this Agreement pursuant to this Section 6.1(f) shall not be available to the Company if the Company is then in material breach of this Agreement;

(g) by the Company, at any time prior to obtaining the Required Approval, if the Company Board (or any committee thereof) authorizes the Company to enter into an Adverse Acquisition Agreement concerning a transaction that constitutes a Superior Proposal and the Company enters into such Adverse Acquisition Agreement concurrently with such termination, but only if (x) the Company has complied with Section 4.11 (subject to the applicable cure in Section 6.2) and Section 6.2 and (y) as a condition to the effectiveness of such termination, the Company pays the Termination Fee to Parent by wire transfer of immediately available funds;

(h) by the Company or Parent, if a permanent injunction or other Order which is final and nonappealable shall have been issued against such Party that restrains or otherwise prohibits the consummation of the Merger in accordance with the terms of this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(h) shall have complied with Section 4.1 or Section 4.15, as applicable.

6.2 Effect of Termination. Any Party terminating this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions of Article VI pursuant to which such termination is being effected and the basis therefor and such termination shall be effective upon the transmission of such notice to the other Party (unless a later effective time is specified in such notice) and compliance with such provisions. Notwithstanding the foregoing, in order to terminate this Agreement pursuant to Section 6.1(g), the Company shall send written notice of intention to terminate (the “Section 6.1(g) Notice”) to Parent (which transmission shall not trigger payment of the Termination Fee) which Section 6.1(g) Notice and the termination contemplated thereby shall become automatically effective without any further notice at the expiration of the forty-eight (48) hour period immediately following transmission thereof (the “Section 6.1(g) Notice Period”), subject only to payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into the Adverse Acquisition Agreement described in Section 6.1(g) concurrently with payment to Parent of the Termination Fee, unless:

(a) during the Section 6.1(g) Notice Period, Parent delivers to the Company a written notice indicating that the Company is in compliance with Section 4.11, in which case the Section 6.1(g) Notice and the termination contemplated thereby shall become effective automatically upon the Company’s receipt of such notice from Parent and payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into such Adverse Acquisition Agreement concurrently with payment to Parent of the Termination Fee; or

(b) during the Section 6.1(g) Notice Period, Parent delivers to the Company a written notice describing any non-compliance with or breach by the Company of Section 4.11(d), then the Company shall have the opportunity to cure such non-compliance or breach during the forty-eight (48) hour period immediately following the Company’s receipt of such notice from Parent, and if the Company cures such non-compliance or breach during such period (and Company agrees to provide written notice to Parent of such cure), then the Fiduciary Out Notice Period shall be automatically extended for an additional two (2) Business Days and the Parties shall once again comply with the provisions of Section 4.11(e) with respect to such Fiduciary Out Notice Period and if, upon the expiration of the Fiduciary Out Notice Period, as extended, the applicable Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during such Fiduciary Out Notice Period, then this Agreement shall be deemed to be terminated subject only to payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into such Adverse Acquisition Agreement concurrently with payment to Parent of the Termination Fee. For the avoidance of doubt, in the event that any non-compliance with or breach by the Company of Section 4.11(d) identified by Parent is not cured in accordance with this Section 6.2(b), then the Company shall have no right to terminate this Agreement pursuant to Section 6.1(g) with respect to such Superior Proposal.

In the event that the effectiveness of any termination of this Agreement pursuant to a Section 6.1(g) Notice falls on a day that is not a Business Day, then, notwithstanding anything to the contrary contained in Section 6.1(g), such termination shall nevertheless be effective on such day and the Termination Fee shall be payable by the Company on the first Business Day following the effectiveness thereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall delivery of a Section 6.1(g) Notice constitute an Adverse Recommendation. In the event of termination of this Agreement pursuant to Section 6.1, all obligations under this Agreement (other than those provisions set forth in this Article VI and Article VII and the penultimate sentence of Section 4.2) shall terminate and shall be of no further force or effect; provided, however, that any Party to this Agreement may seek to recover damages in the event of a termination of this Agreement pursuant to Section 6.1 as result of a willful breach of this Agreement by another Party prior to the termination of this Agreement.

6.3 Fees and Expenses Following Termination.

(a) If this Agreement is terminated pursuant to:

(i) Section 6.1(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, unless, prior to the receipt of the Termination Fee, Parent has commenced an action for or otherwise seeks an injunction or order of specific performance requiring the consummation of the Merger, in which case, no Termination Fee shall be payable during the pendency of such proceeding, but shall be paid to Parent within one (1) Business Day of any Order denying Parent’s request for an injunction or order of specific performance;

(ii) Section 6.1(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following receipt by the Company of documentation relating to Parent’s and MergerSub’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, an amount equal to all such fees and expenses up to a maximum of $2,000,000; or

(iii) Section 6.1(c), Section 6.1(d) (provided that such termination pursuant to Section 6.1(d) does not occur at a time when termination could have occurred pursuant to Section 6.1(h)) or Section 6.1(e) and (A) at or prior to the time of termination of this Agreement an Acquisition Proposal (which, for purposes of this Section 6.2(a)(iii) shall have the meaning set forth in the definition of Acquisition Proposal contained in Annex I, except that all references to “fifteen percent (15%) or more” shall be deemed references to “more than fifty percent (50%)”) shall have been made; and (B) on or before the twelve (12) month anniversary of the date of termination of this Agreement, the Company enters into a definitive Adverse Acquisition Agreement with any third-party other than Parent or its Affiliates (whether or not with the same party which made the Acquisition Proposal), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after the date upon which the transaction contemplated by such definitive Adverse Acquisition Agreement is consummated, a fee in an amount equal to the Termination Fee less any amount previously paid to Parent under Section 6.3(a)(ii).

(b) The Company acknowledges and hereby agrees that the provisions of Section 6.1(g) and this Section 6.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and MergerSub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to Section 6.1(g) and this Section 6.3, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 6.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) In the event that Parent (or its designee(s)) shall receive the Termination Fee pursuant to Section 6.1(g) or Section 6.3(a), (i) the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, MergerSub or any of their respective Affiliates or any other Person arising out of this Agreement (and its termination) and the transactions contemplated hereby, including the Merger (and the failure of the Merger to be consummated), or any matters forming the basis for the termination of this Agreement, and (ii) the Company, its Subsidiaries, and their respective Affiliates shall have no liability or obligation arising out of this Agreement (and its termination) and the transactions contemplated hereby, including the Merger (and the failure of the Merger to consummated), or any matters forming the basis for the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Expenses. Except as otherwise specifically provided in this Agreement, the Parties hereto shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

7.2 No Survival. Subject to Section 6.2, the representations, warranties and agreements made in this Agreement and in any certificate delivered pursuant hereto shall not survive beyond the earlier of the Effective Time or the termination of this Agreement in accordance with Article VI hereof. Notwithstanding the foregoing, the agreements set forth in Articles I and VII and Section 4.12 shall survive the Effective Time and those set forth in Sections 6.1, 6.2 and 6.3 shall survive termination.

7.3 Remedies. The Parties agree that irreparable damage may occur in the event that any term or provision of this Agreement is not performed by any Party in accordance with the terms hereof and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such Party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security. Each Party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another Party under this Agreement. Notwithstanding the foregoing, in the event that Parent commences an action for or otherwise seeks an injunction or an order of specific performance pursuant to this Section 7.3, (x) it shall not be entitled to receive the Termination Fee pursuant to Section 6.3(a)(i) if such injunction or order is granted, and (y) to the extent it has received the Termination Fee pursuant to Section 6.1(g), then Parent shall immediately upon such commencement disgorge the Termination Fee to the Company, and shall only thereafter be entitled to the Termination Fee (to the extent provided in this Agreement) if such injunction or order is not granted.

7.4 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and in the absence of such jurisdiction, the exclusive jurisdiction of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts, including any issue or claim under Section 7.8(b). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.9.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4(c).

7.5 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement and any Annexes, Exhibits and Schedules attached hereto, the following rules of interpretation shall apply:

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(b) Any reference in this Agreement to $ shall mean U.S. dollars;

(c) The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(d) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(f) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(g) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

7.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes, Schedules and Exhibits hereto), the Confidentiality Agreement, the Exclusivity Letter, and the Ancillary Documents represent the entire understanding and agreement between the Parties with respect to the subject matter herein and therein and can be amended only by a written instrument signed by each of Parent and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal.

7.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Parent, MergerSub or the Company and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except the former officers and directors of the Company, which shall be express third party beneficiaries solely for purposes of Section 4.12 hereof.

7.8 Governing Law.

(a) Except as set forth in Section 7.8(b), this Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Delaware or otherwise) that would require the application of the Law of any other jurisdiction.

(b) Notwithstanding Section 7.8(a), Nevada law shall govern any and all issues and claims under this Agreement relating to the mechanics of the Merger, fiduciary duties of the Company Board and the officers of the Company and Nevada corporations law, including as specified by the terms of Sections 1.1, 1.2, 1.6, 2.25, 4.11, 4.12 and 4.16.

7.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day); or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Liberator Medical Holdings, Inc.

2979 SE Gran Park Way

Stuart, Florida 34997

Facsimile: (772) 287-3280

Attention: Mark A. Libratore

Email: mark@liberatormedical.com

With a copy (which shall not constitute notice) to (before the Closing):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Facsimile: (973) 597-2507

Attention: Steven E. Siesser, Esq.

Email: ssiesser@lowenstein.com

With a copy (which shall not constitute notice) to (after the Closing):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Facsimile: (212) 310-8007

Attention: Michael E. Lubowitz, Esq.

Email: michael.lubowitz@weil.com

If to Parent or MergerSub, to:

C. R. Bard, Inc.

730 Central Avenue

New Providence, NJ 07974

Facsimile: (908) 277-8025

Attention: Office of General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Facsimile: (212) 310-8007

Attention: Michael E. Lubowitz, Esq.

Email: michael.lubowitz@weil.com

7.10 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties.

7.11 No Third Party Liability. This Agreement may only be enforced against the Parties. All claims or causes of action that may be based upon, arise out of or relate to this Agreement may be made only against the Persons that are expressly identified as Parties; and no past, present or future director, officer, employee, incorporator, member, partner, Securityholder, Affiliate, agent, attorney or representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement.

7.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder by any Party may be made without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however, that Parent may assign, or may cause its permitted affiliates to assign (without any other Party’s consent), this Agreement to any entity in accordance with the procedures set forth in the following sentence. Parent, MergerSub or the Surviving

Corporation may assign (without any other Party’s consent) this Agreement and any or all of their respective rights or obligations hereunder to any Affiliate of Parent, MergerSub, the Surviving Corporation or any Person to which Parent or any its Affiliates proposes to sell all or substantially all of the assets relating to the Business, but no such assignment shall relieve Parent, MergerSub or the Surviving Corporation of any Liability hereunder; provided, however, that in the event of an assignment in connection with a sale of all or substantially all of the assets relating to the Business (including an assignment by operation of Law), such assignment shall relieve Parent, MergerSub and the Surviving Corporation of any respective obligation or Liability hereunder if the assignee agrees to be bound to the terms hereto in writing, including Sections 1.7(b) and 1.8(a) hereof.

7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

C. R. Bard, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Senior Vice President and Chief Financial Officer

MERGERSUB:

Freedom MergerSub, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Vice President

[Signature Page to the Agreement and Plan of Merger]

COMPANY:

Liberator Medical Holdings, Inc.

By:	/s/ Mark A. Libratore
Name: Mark A. Libratore
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

For purposes of this Agreement, certain terms shall have the meanings specified in this Annex I:

“Acquisition Proposal” means a proposal, inquiry or offer from, or indication of interest by, any Person (other than Parent and its Subsidiaries, including MergerSub) relating to any (a) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including any voting equity interests of Subsidiaries) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company or any of its Subsidiaries; (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the voting equity interests of the Company; (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole; or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or any of its material Subsidiaries or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company or any of its Subsidiaries.

“Adverse Acquisition Agreement” has the meaning set forth in Section 4.11(b).

“Adverse Recommendation” has the meaning set forth in Section 4.11(b).

“Affiliate” means, with respect to any trust, shareholder, equity owner, officer, director, or family member of any Person, and with respect to any other Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group (as defined in Section 1504 of the Code), and any combined, consolidated, unitary or similar group for state, local or foreign Tax purposes.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means, other than this Agreement, the Company Documents and Parent Documents.

“Articles of Incorporation” has the meaning set forth in Section 2.2(b).

“Articles of Merger” has the meaning set forth in Section 1.2.

“Balance Sheet” means the balance sheet of the Company as of June 30, 2015.

“Balance Sheet Date” has the meaning set forth in Section 2.7(h).

“Board Recommendation” has the meaning set forth in Section 4.9(a).

“Business” means the business of the Company and its Subsidiaries conducted as of the date hereof, including the marketing and sale of the Products.

“Business Day” means any day of the year other than a Saturday or a Sunday on which national banking institutions in the United States are open to the public for conducting business and are not required or authorized to close.

“Bylaws” has the meaning set forth in Section 2.2(b).

“Certificates” has the meaning set forth in Section 1.8(b).

“Closing” has the meaning set forth in Section 1.12.

“Closing Date” has the meaning set forth in Section 1.12.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means all of the issued and outstanding shares of common stock of the Company, par value $.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Closing Certificate” has the meaning set forth in Section 5.1(e)(i).

“Company Creditor” means a lender or creditor or any agent acting on behalf of such lender or creditor with respect to any Indebtedness of the Company or any of its Subsidiaries.

“Company Disclosure Documents” has the meaning set forth in Section 2.26(a).

“Company Documents” means this Agreement, the Company Closing Certificate and each other agreement, document, instrument or certificate contemplated by this Agreement executed by the Company at or prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and thereby.

“Company Incentive Plan” means the 2007 Employee Stock Incentive Plan of the Company, as amended.

“Company Representatives” means the Company’s Subsidiaries, Representatives and agents, including any investment banker, attorney or accountant retained by it.

“Company Shareholder Meeting” has the meaning set forth in Section 4.9(b).

“Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, each as amended from time-to-time, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 4.2.

“Continuation Period” has the meaning set forth in Section 4.5(a).

“Continuing Employee” has the meaning set forth in Section 4.5(a).

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Directive” means the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended.

“Director Indemnification Agreements” means the Indemnification Agreements, between the Company and the members of the Company Board, as in effect on the date of this Agreement and identified on Schedule 2.12, each of which has been provided to Parent prior to the date hereof.

“Disclosure Letter” has the meaning set forth in Article II.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Plans” means (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA); and (b) all other retirement, pension, supplemental retirement, individual account based savings plans, bonus, employment, individual consulting, incentive compensation, collective bargaining, equity or equity-based compensation, stock purchase, employee stock ownership, employee loan, deferred compensation, change in control, tax gross-up, retention, severance, retiree medical or life insurance, Section 125 flexible benefit, sick leave, vacation pay, salary continuation, hospitalization, welfare benefit, educational or employee assistance and all other employee benefit plans, programs, agreements, policies, arrangements, or practices, whether or not subject to ERISA, oral or written, in each case of (a) and (b), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could have any Liability, contingent or otherwise.

“Environmental Costs or Liabilities” means, with respect to any Person, all losses (including special, consequential, punitive, treble or exemplary damages, diminution in value and/or lost profits or revenues) and all reasonable fees and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials from the operations of the Company or at or under any Real Property owned or operated by the Company.

“Environmental Law” means any Law pertaining to pollution, protection of the environment or natural resources or human health and safety as related to environmental matters.

“Environmental Permits” has the meaning set forth in Section 2.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is, or has within the past six (6) years been, deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Letter” means that certain exclusivity letter agreement, dated as of September 17, 2015, by and between the Company and Parent.

“Exploit” or “Exploitation” means, with respect to any product, invention, Intellectual Property, asset or property, to disclose, manufacture, have manufactured, produce, import, use, operate, research, design, develop, perform animal, clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, maintain, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, Intellectual Property, asset or property, or to have another Person do any of the same.

“Export Control Laws” means all applicable Laws concerning the export or reexport of products, software, services and technology to, and other export and foreign trade control activities involving, foreign countries or foreign persons, and includes the Export Administration Act of 1979, as amended; the Export Administration Regulations; the International Emergency Economic Powers Act; the Arms Export Control Act; International Traffic in Arms Regulations; export and import laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives; the Foreign Trade Regulations; Executive Orders of the President regarding restrictions on trade with designated countries and Persons; regulations and restrictions administered by the United States Office of Foreign Assets Control; the antiboycott regulations administered by the United States Department of Commerce; the antiboycott provisions administered by the United States Department of the Treasury; and any other export controls and economic sanctions laws and regulations administered by an agency of the U.S. government or, as applicable, non-U.S. governments.

“Fairness Opinion” has the meaning set forth in Section 2.24(b).

“FCPA” has the meaning set forth in Section 2.22.

“FDA” means the United States Food and Drug Administration or any successor regulatory agency in the United States.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.) and all regulations promulgated thereunder.

“Federal Health Care Programs” has the meaning set forth in 42 U.S.C. § 1320a-7b(f), as amended.

“Fiduciary Out Notice Period” has the meaning set forth in Section 4.11(e).

“Financial Advisor” has the meaning set forth in Section 2.24(b).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time-to-time.

“Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, commission or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic” or “radioactive” or as a “pollutant” or “contaminant”, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, and including the current portion thereof: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of: (i) indebtedness of such Person for money borrowed; and (ii) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Person is responsible or liable (for purposes of clarity, excluding any performance or surety bonds or letters of credit which have not been drawn or presented and which are issued in the Ordinary Course of Business); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the Ordinary Course of Business (other than the current Liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person under interest rate or currency obligations swap, hedges or similar arrangements (valued at the termination value thereof); (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such first Person).

“Insurance Cap” has the meaning set forth in Section 4.12(b).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof in the U.S. and Canada (collectively, “Patents”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) all internet domain names; (d) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and know-how; and (vi) all other intellectual property rights.

“Intellectual Property License” has the meaning set forth in Section 2.11(a).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose aggregate annual compensation is at least $100,000 and/or any individual who has entered into a Non-Compete Agreement.

“Knowledge” means with respect to the Company, the actual knowledge, after due inquiry, of Mark Libratore, John Leger, George Narr, Robert Davis and Douglas Mee.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Leased Real Property” means all Real Property and interests in Real Property currently used, occupied or held for use by the Company or any of its Subsidiaries in connection with the operation of the Business.

“Legal Proceeding” means any judicial, administrative, arbitral or other actions, suits, mediation, investigation, inquiry, audits, proceedings or claims (including counterclaims), whether public or private, by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees and expenses of legal counsel, experts, engineers and consultants, and costs of investigation.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance, encroachment or any other restriction or limitation with respect to any property or asset of the Company or any of its Subsidiaries.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any event, circumstance, change in or effect that, either alone or together with other events, circumstances, changes in or effects, has had or would reasonably be expected to have a materially adverse effect on: (a) the Business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole), other than any such event, circumstance, change in or effect resulting from or arising in connection with: (i) any change in general economic or financial conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates; (ii) any change affecting the industries in which the Company and its Subsidiaries operate; (iii) any hurricane, earthquake or other natural disaster or acts of war (whether or not declared) or the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement (but only in the case of the foregoing clauses (i), (ii) or (iii), to the extent such change or effect does not disproportionately affect the Company and its Subsidiaries relative to other industry participants); (iv) any action taken by the Company or any of its Subsidiaries at the request or with the consent of Parent or MergerSub, that, if taken without the request or the consent of Parent, would have been prohibited by the terms of this Agreement; (v) any change, in and of itself, in the share price or trading volume of the Common Stock or any change in the Company’s credit rating (if applicable) or in any analyst’s recommendation with respect to the Company, provided that this clause (v) shall not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such changes from being taken into account in determining whether a Material Adverse Effect has occurred; (vi) any change in GAAP or Laws (or the interpretation thereof) after the date of this Agreement; (vii) any failure, in and of itself, to meet any internal or published projections or forecasts of the Company’s revenue or earnings predictions for any period, provided that this clause (vii) shall not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such failures from being taken into account in determining whether a Material Adverse Effect has occurred; or (viii) any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of this Agreement; or (b) the ability of the Company to perform its obligations under this Agreement or the Company Documents. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 2.12(a).

“Material Service Provider” means a Service Provider whose salary or other compensation is more than $100,000 per year and/or any individual who has entered into a Non-Compete Agreement.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“MergerSub” has the meaning set forth in the Preamble.

“MDRs” means reports of adverse events and malfunctions related to medical devices required to be filed by medical device manufacturers or user facilities pursuant to any applicable Law, including medical device reports under 21 C.F.R. Part 803, the Directive and medical device vigilance reports.

“Non-Compete Agreements” has the meaning set forth in the Recitals.

“Notified Body” means the certification organization designated by the relevant member state of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Directive.

“NRS” has the meaning set forth in the Recitals.

“NYSE” has the meaning set forth in Section 2.3(a)(iv).

“Option” means any option to acquire shares of Common Stock, including any option granted pursuant to the Company Incentive Plan.

“Option Consideration” has the meaning set forth in Section 1.7(a).

“Option Fund” has the meaning set forth in Section 1.7(b)(i).

“Order” means any order, injunction, judgment, doctrine, decision, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of the Business of the Company and its Subsidiaries through the date of this Agreement consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 4.5(b).

“Parent Closing Certificate” has the meaning set forth in Section 5.2(c).

“Parent Documents” means this Agreement, the Parent Closing Certificate and each other agreement, document, instrument or certificate contemplated by this Agreement executed by Parent or MergerSub in connection with the consummation of the transactions contemplated hereby and thereby.

“Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent” has the meaning set forth in Section 1.8(a).

“Payment Fund” has the meaning set forth in Section 1.8(a).

“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, Federal Health Care Programs, or other consumer or customer of health care services that has authorized the Company or any Subsidiary as a provider of health care items, services and goods to the members, beneficiaries or participants thereof or to whom Company or any of its Subsidiaries has submitted, or has had submitted on their behalf, a claim for items, services or goods.

“Payoff Letters” has the meaning set forth in Section 4.8.

“Permit” means any clearance, exemption, approval, authorization, consent, license, permit, registration, listing or certificate of a Governmental Body, including the Regulatory Applications and, where applicable, any accreditation necessary for the Company or any of its Subsidiaries to participate in and receive payments from any Payor.

“Permitted Exceptions” means: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances which are disclosed in policies of title insurance and recent surveys that have been delivered to Parent and MergerSub prior to the date hereof and do not materially interfere with the present use of such asset forth purpose for which such asset is currently used or proposed to be used in connection with the Business; (b) Liens for Taxes, assessments or other governmental charges not yet due or delinquent or the amount or validity of which is being diligently contested in good faith by appropriate proceedings, provided, that with respect to contested amounts, an appropriate reserve, as applicable, has been established therefor in the Company’s financial statements in accordance with GAAP and included in the SEC Reports; (c) mechanics’, carriers’, workers’, warehousemen’s and repairers’ or other similar statutory Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the real property so encumbered and are not resulting from a breach, default or violation by the Company of any Contract or Law or for amounts not yet past due or being diligently contested in good faith by appropriate proceedings, provided, that with respect to contested amounts, an appropriate reserve, as applicable, has been established therefor in the Company’s financial statements in accordance with GAAP; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) Liens affecting the interest of the landlord of any Leased Real Property which do have an adverse effect on the operation of the Business thereon; (f) Liens that secure Indebtedness which shall be released at Closing upon the payoff thereof; (g) zoning, building and other similar codes and regulations which are not violated by the current use and occupancy of the assets subject thereto; (h) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; or (i) security interests or other Liens that secure indebtedness reflected in the SEC Reports. For the avoidance of doubt, Permitted Exceptions do not include Liens imposed pursuant to Laws that could impede the transfer of real property or materially affect the use of such land.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Period” has the meaning set forth in Section 4.2.

“Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries, as of the Effective Date (each individually, a “Product”).

“Proxy Statement” has the meaning set forth in Section 2.26(a).

“Qualified Acquisition Proposal” has the meaning set forth in Section 4.11(c).

“Qualified Termination” means a termination of a Non-Compete Agreement pursuant to Section 3.6(y) thereof due to (x) the death or disability of, (y) a for cause (as determined in good faith by the Company or the applicable Subsidiary in its sole discretion) termination by the Company or the applicable Subsidiary of, or

(z) the voluntary termination of employment by, such employee of the Company or the applicable Subsidiary, which, in the case of any such employment termination not due to the death or disability of such employee, did not result from a violation of Section 4.3 of this Agreement by the Company.

“Real Property” means any land, buildings, structures, easements or other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights.

“Regulated Product” means any Product or Product component, the development, testing, manufacturing, packaging, labeling, marketing, distribution, commercialization, sale or human use (including human research, investigation or clinical use) of which is regulated by FDA or any other Governmental Body, including any medical device, as such term is defined in 21 U.S.C. § 321(h) (Section 201(h) of the FDCA).

“Regulatory Applications” means all investigational device applications, 510(k) pre-market notifications, pre-market approval applications, supplemental pre-market approval applications, Notified Body dossiers, master files, and any other permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders, certifications, conformity assessments, declarations or consents relevant to any Regulated Product or required under the FDCA and any other applicable Law (including all CE marks and any applications or assessments to obtain marking authorization outside of the United States), whether pending or approved or cleared by a relevant Governmental Body, including all supplements or amendments thereto and all information submitted with or incorporated by reference therein.

“Related Person” means any (a) officer, director or employee of the Company or any of its Subsidiaries; or (b) Securityholder of the Company beneficially owning greater than five percent (5%) of the outstanding shares of Common Stock.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Representatives” means officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

“Required Approval” has the meaning set forth in Section 2.2(b).

“Restricted Stock” means any share of Common Stock that is deemed to be subject to a substantial risk of forfeiture as defined in Treasury Regulations Section 1.83-3(c)(1).

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules, exhibits and other documents filed by the Company with the SEC, including forms, reports, statements, schedules, exhibits and other documents required to be filed with the SEC after the date of this Agreement.

“Section 409A” has the meaning set forth in Section 2.13(b).

“Section 6.1(g) Notice” has the meaning set forth in Section 6.2.

“Section 6.1(g) Notice Period” has the meaning set forth in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Shareholders and any holder of Options (each individually, a “Securityholder”).

“Service Provider” means any current and former employee, officer and non-employee director of the Company or any of its Subsidiaries, or any independent contractor or consultant who provides services related to the operation of the Business.

“Shareholders” means the holders of Common Stock.

“Specified Contract” means the Contracts identified on Section 2.23(a) of the Disclosure Letter.

“Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “80%”) that the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Shareholders than the transactions contemplated by this Agreement, taking into account: (a) all financial, legal and regulatory considerations; (b) the identity of the third-party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company; (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Fiduciary Out Notice Period set forth in Section 4.11(e); and (f) to the extent determined to be important to the Company Board, other constituents permitted to be considered under the NRS.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 2.25.

“Tax Claim” means any Legal Proceeding with respect to Taxes of the Company.

“Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) all Liabilities in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), the merger of any Person with or liquidation or conversion of any Person into the Company or any of its Subsidiaries or otherwise.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, unitary or similar returns for any group of entities that includes the Company, its Subsidiaries or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Termination Fee” means, an amount equal to $7,200,000.

“Title IV Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA).

“Uncertificated Shares” has the meaning set forth in Section 1.8(b).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plant closing” laws.

“Warrants” means warrants to purchase Common Stock issued pursuant to that certain Investment Banking Agreement dated as of February 5, 2010 between the Company and Littlebanc Advisors, LLC.

Exhibit A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 19, 2015, is entered into by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the shareholders of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), identified on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, each Shareholder owns the number of shares of Common Stock set forth opposite his name on Schedule A hereto (such Common Stock held by each Shareholder together with any other shares of Common Stock of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, each Shareholder owns the number of Options and Restricted Stock, and other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, or exercisable for or convertible into Common Stock or other equity securities set forth opposite his name on Schedule B hereto (such Options, Restricted Stock and other such securities held by each Shareholder together with any other Options, Restricted Stock or other such securities of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Other Shares”, and together with the Subject Shares, the “Company Shares”); and

WHEREAS, concurrently with the execution of this Agreement, Parent, Freedom MergerSub, Inc., a Nevada corporation (“MergerSub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company;

WHEREAS, the Company Board has heretofore adopted, authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes under the NRS, including NRS 78.411 through 78.444, inclusive; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders execute and deliver this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. Representations and Warranties of each Shareholder. As of the date hereof, each Shareholder, severally and not jointly, hereby represents and warrants, as to such Shareholder only, to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) Such Shareholder has all requisite power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform the obligations to be performed by such Shareholder and consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this

Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii) The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any contract or agreement to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or any provision of any Order or Law applicable to such Shareholder or the properties or assets of such Shareholder.

(iii) No consent or approval of, or registration, declaration or filing with, any Governmental Body or other Person is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement. No consent of such Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Shareholder to execute, deliver and perform under this Agreement or to consummate the transactions contemplated hereby.

(b) Company Shares.

(i) Such Shareholder is the beneficial owner of the Company Shares in the amounts and in the brokerage accounts set forth on Schedule A hereto. Such Shareholder is the record owner of the Company Shares in the amounts set forth on Schedule A hereto. Such Shareholder has good and marketable title to the Company Shares, free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise transfer of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and “blue sky” laws. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case, other than the Company Shares. Such Shareholder has the sole right to dispose of the Company Shares, and none of such Shareholder’s Company Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement or the Company Incentive Plan.

(ii) Such Shareholder has the sole right to vote the Subject Shares, and none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares (other than this Agreement).

(c) Acquisition Proposals. Such Shareholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or Law applicable to Parent or the properties or assets of Parent. Except as set forth in the Merger Agreement and as required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4. Covenants of the Shareholders. Each Shareholder covenants and agrees, severally and not jointly, as to such Shareholder only, as follows:

(a) Prior to the Expiration Date, at any Company Shareholder Meeting, and at any adjournment or postponement thereof, called to seek the Required Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Company Documents, the Merger or any other transaction contemplated thereby is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Required Approval and (ii) any proposal to adjourn any Company Shareholder Meeting so long as such adjournment is permitted under the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval (including by written consent) is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Adverse Acquisition Agreement, (ii) any Acquisition Proposal or Superior Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) any amendment of the Company’s Articles of Incorporation or the Bylaws or other action, proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company. Prior to the Expiration Date, such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Such Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner required by this Section 4. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement and the applicable Ancillary Documents in reliance upon such Shareholders’ execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except upon the termination of this Agreement in accordance with its terms. Such Shareholder hereby ratifies and confirms all actions that such irrevocable proxy may lawfully take or cause to be taken by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of all applicable Law, including NRS 78.355. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by such Shareholder, Parent agrees not to exercise this proxy if such Shareholder complies with his obligations in this Agreement. Such Shareholder shall take all further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.

(d) Prior to the Expiration Date, such Shareholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of such Shareholder’s Company Shares, or any interest therein, to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Shareholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(e) Such Shareholder (in his capacity as such) shall not engage, nor shall such Shareholder (in his capacity as such) authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Shareholder Representatives”) of such Shareholder (in his capacity as such) to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 4.11 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 4.11 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then such Shareholder and his Shareholder Representatives may provide information to and engage in discussions or negotiations with such Person only to the extent the Company and its Subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 4.11 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 4(e) shall limit or affect any actions or omissions taken by any Shareholder in such Shareholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including under Section 4.11 thereof), and no such actions or omissions shall be deemed a breach of this Section 4(e).

(f) Such Shareholder (in his capacity as such) shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the other Ancillary Documents, the Merger or any other transaction contemplated thereby without the prior consent of Parent.

(g) Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from acting in such Shareholder’s fiduciary capacity as a director or officer of the Company, in order for such Shareholder to comply with such Shareholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from voting in such Shareholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and that no Shareholder makes any agreement or understanding herein in his capacity as a director or officer of the Company.

(h) Such Shareholder hereby acknowledges and agrees that such Shareholder is not and shall not be entitled to any dissenter’s rights under NRS Chapter 92A or any other rights of appraisal in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, and notwithstanding the foregoing, hereby waives, and agrees not to assert or perfect, any and all rights of dissent or appraisal such Shareholder may have by virtue of ownership of any of the Company Shares.

(i) Such Shareholder hereby acknowledges that such Shareholder is familiar with and has reviewed the Merger Agreement, understands that the only consideration the such Shareholder is entitled to receive as a holder of Company Shares in connection with the Merger is the consideration to be paid pursuant to the Merger Agreement and such Shareholder hereby consents to such consideration, including the amount and form thereof.

SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto set forth in a written instrument signed by each of the parties, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms and (iv) the effectiveness of any modification, amendment or waiver to the Merger Agreement that materially reduces, adversely affects, delays the payment of, or changes the form of, the consideration payable to the stockholders of the Company after the date hereof (such earliest time, the “Expiration Date”).

SECTION 6. Additional Matters.

(a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) All rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to each Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Company Shares, except as otherwise provided herein.

SECTION 7. General Provisions.

(a) Entire Agreement; Amendments. This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties with respect to the subject matter herein and can be amended only by a written instrument signed by each of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal, except as set forth in Section 7(j).

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to Parent in accordance with Section 7.9 of the Merger Agreement and to each Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. Unless otherwise expressly provided, for purposes of this Agreement and any Schedules attached hereto, the following rules of interpretation shall apply:

(i) The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(ii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iii) The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iv) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(v) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(vi) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail transmission in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(g) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Nevada or otherwise) that would require the application of the Law of any other jurisdiction.

(h) Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) The parties hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada, and in the absence of such jurisdiction, the exclusive jurisdiction of any other federal or state court located within the State of Nevada, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7(b).

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(h)(iii).

(i) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder by any party may be made without the prior written consent of the other party and any attempted assignment without the required consent shall be void, provided, however, that Parent may assign, or may cause its permitted affiliates to assign, (without the other party’s consent) this Agreement to any entity in accordance with the procedures set forth in the following sentence. Parent may assign (without the other party’s consent) this Agreement and any or all of their respective rights or obligations hereunder (including Parent’s rights to seek indemnification hereunder) to any Affiliate of Parent, but no such assignment shall relieve Parent of any Liability hereunder.

(j) Remedies. The parties agree that irreparable damage would occur in the event that any term or provision of this Agreement was not performed by any party in accordance with the terms hereof and that each party shall be entitled to (after obtaining the appropriate court order pursuant to this Section 7(j)) an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security; provided, however, that injunctive relief shall be the sole and exclusive remedy available to Parent for any breach by a Shareholder of Section 4(e) of this Agreement, unless such Shareholder willfully breached Section 4(e), in which case Parent shall also be entitled to any other remedies to which it is entitled at law or in equity. Each party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another party under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. Bard, Inc.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

Mark A. Libratore

Robert Davis

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE A

Name and Address of Shareholder	Number of Common Shares
Mark Libratore c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 19,620,867 (in account with Northern Trust Securities) Record: 90,000

Robert Davis c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 147,018 (127,000 in account with TD Ameritrade and 20,018 in account with Scottrade) Record: 622,982

[SCHEDULE A TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE B

Name of Shareholder	Number of Options
Mark Libratore	75,000
Robert Davis	45,000

[SCHEDULE B TO VOTING AND SUPPORT AGREEMENT]

Exhibit B

Articles of Merger (PURSUANT TO NRS 92A.200) Page 1

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Articles of Merger

(Pursuant to NRS Chapter 92A)

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from article one.

Freedom MergerSub, Inc.
Name of merging entity

Nevada	Corporation
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *

and,

Liberator Medical Holdings, Inc.
Name of surviving entity

Nevada	Corporation
Jurisdiction	Entity type *

*	Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 1 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 2

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2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn:

c/o:

 3) Choose one:

☑	The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

☐	The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

 4) Owner’s approval (NRS 92A.200) (options a, b or c must be used, as applicable, for each entity):

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from the appropriate section of article four.

(a)	Owner’s approval was not required from

Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 2
Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 3

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(b)	The plan was approved by the required consent of the owners of *:

Freedom MergerSub, Inc.
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
and, or;

Liberator Medical Holdings, Inc.
Name of surviving entity, if applicable

*	Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 3 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 4

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(c)	Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
and, or;
Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 4 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 5

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5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

At the effective time of this merger, the articles of incorporation of Liberator Medical Holdings, Inc., the surviving entity in the merger, are hereby amended and restated in their entirety as set forth in the Certificate of Amended and Restated Articles of Incorporation of Liberator Medical Holdings, Inc., which is attached to these Articles of Merger and filed herewith.

6) Location of Plan of Merger (check a or b):

☐	(a) The entire plan of merger is attached;

or,

☑	(b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date:	Time:

*	Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them “Restated” or “Amended and Restated,” accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 5
Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from article eight.

Freedom MergerSub, Inc.
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date

and,

Liberator Medical Holdings, Inc.
Name of surviving entity

X
Signature	Title	Date

*	The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 6
Revised: 1-5-15

Exhibit C

OFFICER’S CERTIFICATE

OF

LIBERATOR MEDICAL HOLDINGS, INC.

                         , 2015

Reference is made to that certain Agreement and Plan of Merger, dated as of November 19, 2015 (the “Agreement”), by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), Freedom MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“MergerSub”), and Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The undersigned,                     , hereby certifies, solely in his capacity as the                      of the Company and not in his individual capacity, on behalf of the Company, as of the date hereof, as follows:

1.	The representations and warranties of the Company contained in Article II of the Agreement (except for those specified in clauses (2), (3) and (4) below) are true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications) in each case as of the date of the Agreement and as of the date hereof (except for such representations and warranties made only as of a specified date, which are true and correct as of the specified date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect;

2.	The representations and warranties set forth in the first sentence of Section 2.1 (Organization and Good Standing; Investments), Section 2.4(b) (Capitalization), and Section 2.5 (Subsidiaries), other than the third sentence of Section 2.5(a), of the Agreement are true and correct in all material respects;

3.	The representations and warranties set forth in Section 2.2 (Authorization of Agreement), Section 2.4(d) (Capitalization), Section 2.24 (Financial Advisors) and Section 2.25 (Takeover Laws; Etc.) of the Agreement are true and correct in all respects;

4.	The representations and warranties set forth in Sections 2.4(a) and 2.4(c) (Capitalization) of the Agreement are true and correct in all respects, except for insignificant deviations in numerical amounts; and

5.	The Company has performed and complied in all material respects with all obligations and agreements required in the Agreement and the Company Documents to be performed or complied with by it on or prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of the Company, and not individually, as of the date first written above.

By:
Name:
Title:

[Signature Page to Company Closing Certificate]

Exhibit D

OFFICER’S CERTIFICATE

OF

PARENT

                         , 2015

Reference is made to that certain Agreement and Plan of Merger, dated as of November 19, 2015 (the “Agreement”), by and among (i) Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), (ii) C. R. Bard, Inc., a New Jersey corporation (“Parent”), and (iii) Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“MergerSub”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The undersigned,                     , hereby certifies, solely in his capacity as the                      of Parent and not in his individual capacity, on behalf of Parent, as of the date hereof, as follows:

(a) the representations and warranties of Parent and MergerSub contained in Article III of the Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), in each case as of the date of the Agreement and as of the date hereof (except for such representations and warranties made only as of a specified date, which are true and correct as of the specified date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; and

(b) Parent and MergerSub have performed and complied in all material respects with all obligations and agreements required by the Agreement and the Parent Documents to be performed or complied with by Parent and MergerSub on or prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of the Parent, and not individually, as of the date first written above.

C. R. Bard, Inc.

By:
Name:
Title:

[Signature Page to Parent Closing Certificate]

Annex B

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 19, 2015, is entered into by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the shareholders of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), identified on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, each Shareholder owns the number of shares of Common Stock set forth opposite his name on Schedule A hereto (such Common Stock held by each Shareholder together with any other shares of Common Stock of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, each Shareholder owns the number of Options and Restricted Stock, and other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, or exercisable for or convertible into Common Stock or other equity securities set forth opposite his name on Schedule B hereto (such Options, Restricted Stock and other such securities held by each Shareholder together with any other Options, Restricted Stock or other such securities of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Other Shares”, and together with the Subject Shares, the “Company Shares”); and

WHEREAS, concurrently with the execution of this Agreement, Parent, Freedom MergerSub, Inc., a Nevada corporation (“MergerSub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company;

WHEREAS, the Company Board has heretofore adopted, authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes under the NRS, including NRS 78.411 through 78.444, inclusive; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders execute and deliver this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. Representations and Warranties of each Shareholder. As of the date hereof, each Shareholder, severally and not jointly, hereby represents and warrants, as to such Shareholder only, to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) Such Shareholder has all requisite power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform the obligations to be performed by such Shareholder and consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii) The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any contract or agreement to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or any provision of any Order or Law applicable to such Shareholder or the properties or assets of such Shareholder.

(iii) No consent or approval of, or registration, declaration or filing with, any Governmental Body or other Person is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement. No consent of such Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Shareholder to execute, deliver and perform under this Agreement or to consummate the transactions contemplated hereby.

(b) Company Shares.

(i) Such Shareholder is the beneficial owner of the Company Shares in the amounts and in the brokerage accounts set forth on Schedule A hereto. Such Shareholder is the record owner of the Company Shares in the amounts set forth on Schedule A hereto. Such Shareholder has good and marketable title to the Company Shares, free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise transfer of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and “blue sky” laws. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case, other than the Company Shares. Such Shareholder has the sole right to dispose of the Company Shares, and none of such Shareholder’s Company Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement or the Company Incentive Plan.

(ii) Such Shareholder has the sole right to vote the Subject Shares, and none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares (other than this Agreement).

(c) Acquisition Proposals. Such Shareholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or Law applicable to Parent or the properties or assets of Parent. Except as set forth in the Merger Agreement and as required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4. Covenants of the Shareholders. Each Shareholder covenants and agrees, severally and not jointly, as to such Shareholder only, as follows:

(a) Prior to the Expiration Date, at any Company Shareholder Meeting, and at any adjournment or postponement thereof, called to seek the Required Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Company Documents, the Merger or any other transaction contemplated thereby is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Required Approval and (ii) any proposal to adjourn any Company Shareholder Meeting so long as such adjournment is permitted under the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval (including by written consent) is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Adverse Acquisition Agreement, (ii) any Acquisition Proposal or Superior Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) any amendment of the Company’s Articles of Incorporation or the Bylaws or other action, proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company. Prior to the Expiration Date, such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Such Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner required by this Section 4. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement and the applicable Ancillary Documents in reliance upon such Shareholders’ execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except upon the termination of this Agreement in accordance with its terms. Such Shareholder hereby ratifies and confirms all actions that such irrevocable proxy may lawfully take or cause to be taken by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of all applicable Law, including NRS 78.355. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by such Shareholder, Parent agrees not to exercise this proxy if such Shareholder complies with his obligations in this Agreement. Such Shareholder shall take all further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.

(d) Prior to the Expiration Date, such Shareholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively,

“Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of such Shareholder’s Company Shares, or any interest therein, to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Shareholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(e) Such Shareholder (in his capacity as such) shall not engage, nor shall such Shareholder (in his capacity as such) authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Shareholder Representatives”) of such Shareholder (in his capacity as such) to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 4.11 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 4.11 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then such Shareholder and his Shareholder Representatives may provide information to and engage in discussions or negotiations with such Person only to the extent the Company and its Subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 4.11 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 4(e) shall limit or affect any actions or omissions taken by any Shareholder in such Shareholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including under Section 4.11 thereof), and no such actions or omissions shall be deemed a breach of this Section 4(e).

(f) Such Shareholder (in his capacity as such) shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the other Ancillary Documents, the Merger or any other transaction contemplated thereby without the prior consent of Parent.

(g) Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from acting in such Shareholder’s fiduciary capacity as a director or officer of the Company, in order for such Shareholder to comply with such Shareholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from voting in such Shareholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and that no Shareholder makes any agreement or understanding herein in his capacity as a director or officer of the Company.

(h) Such Shareholder hereby acknowledges and agrees that such Shareholder is not and shall not be entitled to any dissenter’s rights under NRS Chapter 92A or any other rights of appraisal in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, and notwithstanding the foregoing, hereby waives, and agrees not to assert or perfect, any and all rights of dissent or appraisal such Shareholder may have by virtue of ownership of any of the Company Shares.

(i) Such Shareholder hereby acknowledges that such Shareholder is familiar with and has reviewed the Merger Agreement, understands that the only consideration the such Shareholder is entitled to receive as a holder of Company Shares in connection with the Merger is the consideration to be paid pursuant to the Merger Agreement and such Shareholder hereby consents to such consideration, including the amount and form thereof.

SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto set forth in a written instrument signed by each of the parties, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms and (iv) the effectiveness of any modification, amendment or waiver to the Merger Agreement that materially reduces, adversely affects, delays the payment of, or changes the form of, the consideration payable to the stockholders of the Company after the date hereof (such earliest time, the “Expiration Date”).

SECTION 6. Additional Matters.

(a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) All rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to each Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Company Shares, except as otherwise provided herein.

SECTION 7. General Provisions.

(a) Entire Agreement; Amendments. This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties with respect to the subject matter herein and can be amended only by a written instrument signed by each of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal, except as set forth in Section 7(j).

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to Parent in accordance with Section 7.9 of the Merger Agreement and to each Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. Unless otherwise expressly provided, for purposes of this Agreement and any Schedules attached hereto, the following rules of interpretation shall apply:

(i) The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(ii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iii) The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iv) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(v) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(vi) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail transmission in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(g) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Nevada or otherwise) that would require the application of the Law of any other jurisdiction.

(h) Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) The parties hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada, and in the absence of such jurisdiction, the exclusive jurisdiction of any other federal or state court located within the State of Nevada, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7(b).

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(h)(iii).

(i) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder by any party may be made without the prior written consent of the other party and any attempted assignment without the required consent shall be void, provided, however, that Parent may assign, or may cause its permitted affiliates to assign, (without the other party’s consent) this Agreement to any entity in accordance with the procedures set forth in the following sentence. Parent may assign (without the other party’s consent) this Agreement and any or all of their respective rights or obligations hereunder (including Parent’s rights to seek indemnification hereunder) to any Affiliate of Parent, but no such assignment shall relieve Parent of any Liability hereunder.

(j) Remedies. The parties agree that irreparable damage would occur in the event that any term or provision of this Agreement was not performed by any party in accordance with the terms hereof and that each party shall be entitled to (after obtaining the appropriate court order pursuant to this Section 7(j)) an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security; provided, however, that injunctive relief shall be the sole and exclusive remedy available to Parent for any breach by a Shareholder of Section 4(e) of this Agreement, unless such Shareholder willfully breached Section 4(e), in which case Parent shall also be entitled to any other remedies to which it is entitled at law or in equity. Each party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another party under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

Parent:

C. R. Bard, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Senior Vice President and
Chief Financial Officer

[Signature Page to Voting and Support Agreement]

/s/ Mark A. Libratore
Mark A. Libratore

[Signature Page to Voting and Support Agreement]

/s/ Robert Davis
Robert Davis

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name and Address of Shareholder	Number of Common Shares
Mark Libratore c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 19,620,867 (in account with Northern Trust Securities) Record: 90,000

Robert Davis c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 147,018 (127,000 in account with TD Ameritrade and 20,018 in account with Scottrade) Record: 622,982

[SCHEDULE A TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE B

Name of Shareholder	Number of Options
Mark Libratore	75,000
Robert Davis	45,000

[SCHEDULE B TO VOTING AND SUPPORT AGREEMENT]

Annex C

November 19, 2015

The Board of Directors of

Liberator Medical Holdings, Inc.

2979 SE Gran Park Way

Stuart, FL 34997

Dear Members of the Board of Directors:

We understand that, pursuant to a proposed Agreement and Plan of Merger (the “Agreement”), among C.R. Bard, Inc. (“Parent”), Freedom MergerSub, Inc., a wholly-owned subsidiary of Parent (“MergerSub”), and Liberator Medical Holdings, Inc. (the “Company”), MergerSub will merge with and into the Company, and each outstanding share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), will be converted into the right to receive $3.35 per share in cash (the “Merger Consideration”). We further understand that the Board of Directors of the Company (the “Board”) (i) will be considering certain financial aspects of the proposed merger (the “Transaction”), among other matters, prior to deciding whether or not to approve the execution and delivery of the Agreement, and (ii) has requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than the Company, Parent, MergerSub, and their respective affiliated entities) of the Merger Consideration to be paid to such holders in the Transaction.

In connection with preparing our opinion, we have (i) reviewed the financial terms of a draft Agreement, dated November 18, 2015 (the “Draft Agreement”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant; (v) reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies as we have deemed relevant; (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; (vii) considered the results of our efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from certain third parties with respect to a possible acquisition of the Company; and (viii) performed such other financial studies and analyses, and considered such other factors and information, as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, (i) relied upon and assumed the accuracy and completeness of all information or data (financial or otherwise) that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us; (ii) relied upon the assurances of the Company’s management that they are not aware of any facts or circumstances that would make such information

JMP Securities LLC

600 Montgomery Street, Suite 1100, San Francisco, CA 94111

www.jmpsecurities.com

or data inaccurate or misleading in any material respect; (iii) not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or data, or its accuracy or completeness; (iv) not conducted or been provided with any valuation or appraisal of any assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor have we made any physical inspection of the properties or assets of the Company; (v) not evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters; (vi) assumed that all financial analyses and forecasts provided to us have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate; (vii) assumed that the financial results reflected in such forecasts can be realized in the amounts and at the times indicated thereby, and we have therefore not assessed the reasonableness or achievability of such forecasts; (viii) assumed that the Transaction will be consummated as described in the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein; (ix) assumed that the representations and warranties made by the Company, Parent and MergerSub in the Agreement are and will be true and correct in all respects material to our analysis; (x) assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction; (xi) assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us; (xii) not performed any analysis in order to assess, or render any opinion, as to whether any holder of Company Common Stock should receive a greater or lesser amount of Merger Consideration due to any control premium or discounted share value, and (xiii) assumed that the Transaction will not violate any applicable federal or state statutes, rules or regulations. We are not legal, regulatory or tax experts, and have relied on the assessments made by the other advisors to the Company with respect to such issues.

Our opinion is necessarily based on business, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion (regardless of the closing date of the Transaction). We express no view or opinion as to any terms or other aspects of the Transaction (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any non-compete or employment agreements referenced in the Agreement, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with the Transaction. Further, we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction or the merits of the Transaction in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We have taken the foregoing facts and assumptions into account when determining the meaning of “fairness” for purposes of this opinion.

We have acted as a financial advisor to the Company with respect to the proposed Transaction and will receive certain fees from the Company for cur services, a substantial portion of which fees will become payable only if the proposed Transaction is consummated. In addition, (i) the Company has agreed to indemnify us for certain liabilities, and reimburse us for certain expenses, arising out of our engagement and this opinion; and (ii) we may seek to provide financial advisory services to Parent and its affiliates in the future, for which we would expect to receive compensation. In the ordinary course of our trading, brokerage, investment management and financing activities, we or our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company, Parent or other companies that may be involved in the Transaction. As of the date of this opinion, we are not engaged to provide any financial advisory services to Parent in connection with the Transaction or any other matter. Further, we have not otherwise had a material relationship with, nor otherwise received fees from, the Company or Parent or any other party to the Merger, during the two years preceding the date hereof. The issuance of this opinion has been approved by a fairness opinion committee of JMP Securities LLC. This letter is provided to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to the Board or any shareholder of the Company as to how such Board member or shareholder should act or vote with respect to the Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on our part to the Company, its Board, its stockholders or any other party. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except in accordance with the terms of the engagement letter between the Company and us governing our services in connection with the Transaction

On the basis of, subject to and in reliance on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Company Common Stock (other than the Company, Parent, MergerSub and their respective affiliated entities), in the proposed Transaction is fair, from a financial point of view, to such holders.

This opinion supersedes our opinion letter of even date herewith which referenced a Draft Agreement dated November 9, 2015; the only difference between that opinion and this opinion is the date of the Draft Agreement.

Very truly yours,

ê  TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.  ê

LIBERATOR MEDICAL HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS

Wednesday, January 20, 2016

9:00 a.m. local time

2979 SE Gran Park Way

Stuart, Florida 34997

This proxy is solicited on behalf of the Board of Directors

The stockholder(s), having duly received the Notice of Special Meeting of Stockholders and Proxy Statement dated December 29, 2015, appoint(s) Mark A. Libratore and Robert J. Davis proxies (each with the power to act alone and with the power of substitution and revocation) to represent the stockholder(s) and to vote, as designated on the matters shown on the reverse side, all shares of common stock of Liberator Medical Holdings, Inc. which the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders of Liberator Medical Holdings, Inc., to be held on Wednesday, January 20, 2016, at 9:00 a.m., local time at the corporate headquarters of Liberator Medical Holdings, Inc. located at 2979 SE Gran Park Way, Stuart, Florida 34997 and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

PROXIES SUBMITTED BY INTERNET OR TELEPHONE MUST BE RECEIVED

BY 11:59 P.M., EASTERN TIME ON JANUARY 19, 2016, TO BE COUNTED

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return your proxy card to: Liberator Medical Holdings, Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230 to ensure your proxy is received prior to the Special Meeting.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 20, 2016

The Notice of Special Meeting of Stockholders and Proxy Statement are available on the Internet at:

www.ViewOurMaterial.com/LBMH

CONTROL NUMBER è

ê If submitting a proxy by mail, please sign and date the proxy card below and fold and detach card at perforation before mailing. ê

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2015, by and among C. R. Bard, Inc., Freedom MergerSub, Inc. and Liberator Medical Holdings, Inc.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Liberator Medical Holdings, Inc. in connection with the merger contemplated by the merger agreement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

	Stockholder Signature		Date

Title

	Stockholder (Joint Owner) Signature		Date

Title

Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.